Exhibit 8

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The Directors, whose names appear on page 6 of this document, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange for such shares to be admitted to trading on the London Stock Exchange’s market for listed securities. It is expected that admission of the New Ordinary Shares issued under the Scheme will become effective and that dealings in them on the London Stock Exchange will commence at 8.00 a.m. on 14 March 2005. Dealings in the mmO2 ADSs on the New York Stock Exchange are expected to cease at the close of business (New York time) on 10 March 2005. No application will be made for the New Ordinary Shares or any depositary receipts in respect of them to be admitted to listing or dealing on the New York Stock Exchange. A copy of this document, which comprises listing particulars relating to O2 plc which have been prepared in accordance with the Listing Rules made under section 74 of the Financial Services and Markets Act 2000, has been delivered to the Registrar of Companies in England and Wales for registration as required by section 83 of that Act.

The New Ordinary Shares have not been marketed to and are not available for purchase, in whole or in part, by the public in the United Kingdom or elsewhere in connection with their admission to the Official List. This document does not constitute an offer or invitation to any person to subscribe for or purchase any securities in O2 plc.

O2 plc
(Incorporated and registered in England and Wales under the Companies Act, registered number 5310128)

Introduction to the Official List

Sponsored by

Cazenove & Co. Ltd and Merrill Lynch International

Cazenove & Co. Ltd and Merrill Lynch International, each of which is regulated in the United Kingdom by the Financial Services Authority, are acting exclusively for mmO2 plc and O2 plc and no one else in connection with the Proposals and will not be responsible to anyone other than mmO2 plc or O2 plc for providing the protections afforded to their customers or for providing advice to any other person in connection with the listing of the New Ordinary Shares or any other matter referred to in this document.

The distribution of this document in jurisdictions other than the UK may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to United States residents

The New Ordinary Shares will not be, and are not required to be, registered with the US Securities and Exchange Commission (the “SEC”) under the US Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption from the registration requirements of the Securities Act provided by rule 802 promulgated under that act for certain business combinations.

This business combination is made with respect to the securities of companies incorporated in England and Wales. The business combination is subject to disclosure requirements of the United Kingdom, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with accounting principles generally accepted in the United Kingdom, which may not be comparable to the financial statements of United States companies.

It may be difficult for US Shareholders to enforce their rights and any claim they may have arising under the US federal securities laws, since mmO2 is, and O2 will be, located in the United Kingdom, and some or all of mmO2’s officers and directors may be residents of the United Kingdom. US Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company or its affiliates to subject themselves to a US court’s judgement.

Notice to Canadian residents

Resale restrictions

The distribution of the New Ordinary Shares in Canada is exempt from the requirement that O2 prepare and file a prospectus under the securities legislation of most jurisdictions in Canada. An application will be made for a discretionary exemption from the prospectus filing requirement in the remaining jurisdictions. Accordingly, any resale of the New Ordinary Shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the New Ordinary Shares.

Enforcement of legal rights

O2 is organised under the laws of England and Wales. All, or substantially all, of its directors and officers, as well as the experts named herein, are located outside Canada and, as a result, it may not be possible for Canadian shareholders to effect service of process within Canada upon it or such persons. All or a substantial portion of its assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against it or such persons outside of Canada.

The date of this document is 12 January 2005.

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Cautionary statement regarding forward looking statements

This document contains certain statements that are or may be forward-looking with respect to the business, trends, strategy, financial condition and results of operations of O2. Statements that are not historical facts, including statements about O2 or management’s belief and expectations, are forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may occur in the future. Verbs such as “believe”, “anticipate”, “expect”, “intend”, “will” and adjectives or nouns such as “potential”, and variations of these words and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. There are a number of factors that could cause actual events and developments to differ materially from those expressed or implied by such forward-looking statements.

Examples of forward-looking statements include, but are not limited to:

(i)	projections or expectations of income, profit, dividends, capital structure or any other financial items or ratios;

(ii)
statements of plans, objectives or strategic goals, or statements about dispositions or restructuring, of the Group or its management, in particular statements made in paragraph 3 of Part 1 of this document;

(iii)	statements concerning any future economic environment, competitive position or performance; and

(iv)	statements of assumptions underlying such statements.

O2 may also make or disclose written and/or oral forward-looking statements in the Group’s annual report and accounts to shareholders, proxy statements, offering circulars, registration statements or prospectuses, press releases and other written materials and in oral statements made by the directors, officers or employees of O2 to third parties, including financial analysts. These forward-looking statements speak only as at the date of this document and except as required by the UK Listing Authority, the London Stock Exchange or by law, O2 does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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EXPECTED TIMETABLES OF PRINCIPAL EVENTS

New Ordinary Shares in O2 will be issued to mmO2 Shareholders and subscribers for New Ordinary Shares pursuant to the Placing in connection with the Proposals. Completion of the Proposals is subject to a number of conditions, including approval of the Proposals by mmO2 Shareholders at the Court Meeting and at the EGM, both of which are scheduled to take place on 14 February 2005, and Court approval of the Scheme and O2 Reduction of Capital.

1.	The following is the expected timetable of the principal events connected with the Proposals:

2005

Latest time for receipt of PINK Form of Proxy for the Court Meeting(i)	9.30 a.m. on 12 February
Latest time for receipt of BLUE Form of Proxy for the EGM	9.45 a.m. on 12 February
Voting Record Time for Court Meeting and EGM(ii)	6.00 p.m. on 12 February
Court Meeting	9.30 a.m. on 14 February
EGM(iii)	9.45 a.m. on 14 February
Latest time for receipt of Forms of Election(iv)	5.00 p.m. on 9 March
Scheme Record Time(iv)	5.00 p.m. on 9 March
Court Hearing of the petition to sanction the Scheme	10 March
Last day of dealings in the Ordinary Shares(iv)	11 March
Scheme Effective Date(iv)	14 March
Dealings in New Ordinary Shares commence on the London Stock Exchange(v)(vi)	8.00 a.m. on 14 March
Crediting of New Ordinary Shares issued under the Scheme to CREST accounts(v)(vi)	14 March
Court Hearing of the petition to confirm the O2 Reduction of Capital(v)	15 March
O2 Reduction of Capital becomes effective(v)	16 March
Despatch of cheques in respect of accepted cash elections under the Cash Alternative(vii)	By 1 April
Despatch of share certificates for New Ordinary Shares(vii)	By 1 April

Notes
(i)	If the Form of Proxy for the Court Meeting is not returned by this time, it may be handed to the Chairman of the Court Meeting at the meeting.
(ii)	If either the Court Meeting or the EGM is adjourned, the Voting Record Time for the adjourned meeting will be 48 hours before the start of the adjourned meeting.
(iii)	To begin at the time fixed or, if later, immediately following the end, or adjournment, of the Court Meeting.
(iv)	These dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.
(v)	These dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.
(vi)
The New Ordinary Shares which are placed pursuant to the Placing Agreement or issued to holders of Ordinary Shares in circumstances where the Placing does not proceed will be issued, and dealings in them will commence, upon completion or termination of the Placing.

(vii)	This date will depend, amongst other things, on the date on which the Scheme becomes effective and the date on which the Court confirms the O2 Reduction of Capital.

All references to time in this document are to London time unless otherwise stated.

The dates given are based on mmO2’s current expectations and may be subject to change. In particular, certain Court dates are subject to confirmation by the Court. If the scheduled date of the Court Hearing of the petition to sanction the Scheme is changed, mmO2 will give adequate notice of the change by issuing an announcement through a Regulatory Information Service.

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EXPECTED TIMETABLES OF PRINCIPAL EVENTS

2.	The following is the expected timetable of the principal events connected with the Proposals for holders of mmO2 ADSs:

2005

Voting materials, ADS Letter of Transmittal and notice of termination of mmO2 ADR programme for Ordinary Shares mailed to registered holders of mmO2 ADSs	Commencing on 12 January
Record date for voting materials, ADS Letter of Transmittal and notice of termination of mmO2 ADR programme for Ordinary Shares to be mailed to registered holders of mmO2 ADSs	24 January
Latest time for holders of mmO2 ADSs to provide voting instructions to the ADS Depositary for the Court Meeting and the EGM	3.00 p.m. New York time on 9 February
Court Meeting and EGM	9.30 a.m. London time and 9.45 a.m. London time on 14 February
Record date for ADS Letter of Transmittal relating to the Scheme to be mailed to new registered holders of mmO2 ADSs	16 February
Latest time to submit ADS Letter of Transmittal to ADS Depositary(v)	2.00 p.m. New York time on 4 March
Scheme Record Time(i)	5.00 p.m. on 9 March
Court Hearing of the petition to sanction the Scheme	10 March
Last day of dealings in Ordinary Shares on the London Stock Exchange(v)	11 March
Last time for dealings in Ordinary Shares on the NYSE(i)	Close of business New York time on 10 March
Termination of mmO2 ADR programme for Ordinary Shares(ii)	11 March
Scheme Effective Date(i)	14 March
Dealings in New Ordinary Shares commence on the London Stock Exchange(ii)(iv)	8.00 a.m. London time on 14 March
Court Hearing of the petition to confirm the O2 Reduction of Capital(ii)	15 March
O2 Reduction of Capital becomes effective(iii)	16 March
Share certificates for New Ordinary Shares mailed to holders of mmO2 ADSs(iii)	By 31 March
Cheques in payment of accepted cash elections under the Cash Alternative mailed	Within 10 Business Days of receipt of funds by the ADS Depositary

Notes
(i)	These dates are indicative only and will depend, amongst other things, on the date on which the Court sanctions the Scheme.
(ii)	These dates are indicative only and will depend, amongst other things, on the date on which the Scheme becomes effective.
(iii)	This date will depend, amongst other things, on the date on which the Scheme becomes effective and the date on which the Court confirms the O2 Reduction of Capital.
(iv)
The New Ordinary Shares which are placed pursuant to the Placing Agreement or issued to holders of Ordinary Shares in circumstances where the Placing does not proceed will be issued, and dealings in them will commence, upon completion or termination of the Placing.

(v)	Brokers and beneficial holders will receive notice of the corporate action via RIPs and elect via ATOPS (DTC systems).

The dates given above are based on mmO2’s current expectations and may be subject to change. In particular, certain Court dates are subject to confirmation by the Court. If the scheduled date of the Court Hearing of the petition to sanction the Scheme is changed, mmO2 will give adequate notice of the change by issuing an announcement through a Regulatory Information Service.

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DIRECTORS, COMPANY SECRETARY AND ADVISERS

Directors	Thomas David Guy Arculus	Chairman
	David Christopher Chance	Non-executive Director
	Peter Anthony Erskine	Chief Executive Officer
	David James Finch	Chief Financial Officer
	Rudolf Gröger	CEO, O2 Germany
	Stephen Murley Garfield Hodge	Non-executive Deputy Chairman
	Patrick Lawrence Lupo	Non-executive Director
	David Paul McGlade	CEO, O2 UK
	Ian Keith Meakins	Non-executive Director
	Andrew Sukawaty	Non-executive Director

all of Wellington Street, Slough, Berkshire, SL1 1YP

Company Secretary	Philip Nicholas Bramwell

Registered and Head Office	Wellington Street Slough Berkshire SL1 1YP

Joint Sponsors	Cazenove & Co. Ltd 20 Moorgate London EC2R 6DA	Merrill Lynch International 2 King Edward Street London EC1A 1HQ

Financial Advisers and Brokers	Cazenove & Co. Ltd 20 Moorgate London EC2R 6DA	Merrill Lynch International 2 King Edward Street London EC1A 1HQ

Auditors and Reporting Accountants	PricewaterhouseCoopers LLP 1 Embankment Place London WC2N 6RH

Legal Advisers	To the Company:	To the Joint Sponsors:
	Shearman & Sterling (London) LLP Broadgate West 9 Appold Street London EC2A 2AP	Ashurst Broadwalk House 5 Appold Street London EC2A 2HA

Registrars	Lloyds TSB Registrars The Causeway Worthing West Sussex BN99 6DA

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PART 1: INFORMATION ON O2 PLC

Shareholders should read the whole of this document and not just rely on this summary which should not be regarded as a substitute for reading the whole document.

1.	Introduction

On 17 November 2004 mmO2 announced that in order to reflect the Group’s strong growth in earnings and cash-flow, it would start paying dividends for the first time in 2005. The distribution policy and medium term target pay-out ratio announced in November reflects the Board’s strongly held belief that shareholders should benefit directly from this performance and the Board’s confidence in the future prospects of the Group’s business. It was also announced that in order to support this distribution policy the Group would undertake a corporate reorganisation.

On 12 January 2005 the details of the capital reorganisation to create distributable reserves were announced. If the Proposals are implemented a new listed holding company, O2 plc, will be put in place through a Court-approved scheme of arrangement under section 425 of the Companies Act. The implementation of the Scheme and the O2 Reduction of Capital (both of which are expected to take place before the end of the current financial year) will enable the O2 Group to make distributions to Shareholders.

Under the Scheme, O2 will acquire mmO2 in exchange for the issue by O2 of New Ordinary Shares and the payment of cash consideration under the Cash Alternative. mmO2 Shareholders at the Scheme Record Time will have the option of electing to receive:

For every one Ordinary Share	One New Ordinary Share

mmO2 Shareholders who elect to receive the Cash Alternative, and whose elections to receive the Cash Alternative are accepted, will receive the following:

For every one Ordinary Share	Placing Amount plus 5 pence

All mmO2 Shareholders will be deemed to have elected to receive the Cash Alternative unless they elect, by completing and returning a Form of Election, to receive New Ordinary Shares in respect of all Ordinary Shares held as at the Scheme Record Time.

The Cash Alternative will be funded principally through the Placing of the New Ordinary Shares to which mmO2 Shareholders electing for the Cash Alternative would otherwise be entitled with investors in the market and as to the balance by loans advanced to O2 by mmO2. Following the Scheme becoming effective the proceeds of the Placing, together with a payment of 5 pence per Ordinary Share (which will be financed by loans from mmO2 to O2), will be paid to mmO2 Shareholders who have elected for the Cash Alternative and whose elections have been accepted. If, in the event of adverse market conditions, the price at which the relevant New Ordinary Shares can be placed is less than 100 pence per share, O2 will either make up the shortfall such that the amount received per New Ordinary Share is not less than 105 pence or, at its election, may terminate the Placing and reject all elections for the Cash Alternative in which case O2 will issue New Ordinary Shares to those who elected for the Cash Alternative on the basis set out above.

The Cash Alternative will be limited by reference to the number of New Ordinary Shares which are eventually placed (which will be decided by the Board but is not expected to be more than 300 million New Ordinary Shares). If elections for the Cash Alternative are received which exceed this limit, they will be scaled down at the discretion of the Directors. It is expected that any such scaling down will be effected on a basis which ensures that elections by holders of small numbers of Ordinary Shares are met in full. Elections for the Cash Alternative may also be declined if, in the Directors’ opinion, manipulation of shareholdings has taken place solely to increase a shareholder’s participation in the cash available under the Cash Alternative. Should there be a need to scale down elections for the Cash Alternative, elections to receive cash in respect of larger holdings are unlikely to be successful. It is intended that, should scaling down of elections for the Cash Alternative be required, elections will only be satisfied in full or not at all. O2 will issue New Ordinary Shares to those whose elections for the Cash Alternative are unsuccessful on the basis set out above.

2.	History and Background

On 10 May 2001, BT announced its intention to demerge the Group’s businesses. This was effected by a reorganisation, a scheme of arrangement and, on 19 November 2001, the demerger transaction. Since then, operations have been conducted as an independent entity, mmO2, with key subsidiaries in the United Kingdom, Germany, the Netherlands (which was sold on 3 June 2003 to Greenfield Capital Partners), Ireland and the Isle of Man. In May 2002 a single customer brand, O2, was introduced and in support of that introduction each of the principal country company operating names, except for Manx Telecom Limited in the Isle of Man, were changed to include the brand in their names. On 20 February 2004, it was announced that the board of mmO2 had received and considered a proposal by Royal K.P.N. N.V., the Dutch telecommunications group. The board carefully considered the proposal but rejected it as not being in the best interests of mmO2 Shareholders.

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PART 1: INFORMATION ON O2 PLC

3.	Strategy

The Group’s primary goal is to create shareholder value by becoming the fastest growing major European mobile operator in terms of revenue and profitability. The Group has a number of specific growth opportunities including market share growth in Germany, improving customer mix in the UK and Ireland, O2 Airwave moving into full operations, and maximising the potential of key partnerships such as Tesco Mobile.

The Group will build on the momentum created by the successful brand, ensuring that whenever customers come into contact with the Group, the expectations created by the brand are met. This requires the Group to understand clearly different types of customer, to deliver a range of targeted service packages, to develop efficient CRM systems and to transform retail presence. In this way, the Group aims to become an integral part of customers’ lives and to improve its ability to attract and retain higher-value customers.

The Group has already established a strong position in mobile data. To maintain this strength, mmO2 will continue to make these services more accessible and user-friendly for customers and to deliver compelling content, services and devices. The Group will continue to work with third parties to achieve this and has recently signed an agreement with NTT DoCoMo, Inc. to launch their i-mode mobile internet service across the Group’s footprint.

As a group, mmO2 is smaller than some of its international competitors and it intends to leverage this relatively small scale to its advantage. The Group has recently reorganised its operations to improve the speed and quality of execution while also developing and communicating a “local touch” in each market. The Group continues to focus on its European footprint of wholly owned businesses.

4.	Activities

4.1	The Group

The Group is a leading provider of mobile communications services in Europe, with wholly owned businesses in the United Kingdom, Germany, Ireland and the Isle of Man.

Together these target a total population of 148 million people. The Group’s total subscriber base exceeds 22 million, and the Group now provides international mobile roaming to 150 countries worldwide.

The businesses in the UK and Ireland are both established and profitable, with a track record of revenue and customer growth and a strong presence in high-value markets, such as business and mobile data services.

O2 Germany is now the fastest growing operator in Germany. Its approximately 7 million customers account for the highest ARPU ratio of any German operator.

O2 Airwave, which is supplying a network of secure communications to the police forces and other Public Safety Users in England, Scotland and Wales, has continued to develop rapidly.

Manx Telecom is unique within the Group, providing mobile, fixed line and internet services in the Isle of Man. It was also the pioneer of UMTS networks, the platform on which the Group, in measured stages, will supply services Europe-wide.

4.2	Technology

At the heart of the Group’s improved performance is GPRS. This achieved market maturity and rapid growth during the financial year to 31 March 2004.

GPRS provides “always on” connectivity for office services, media/picture messaging, e-mail, e-commerce, banking, online billing, entertainment, mobile internet and other data services. Fuelled by the launch of affordable colour screen handsets and new multimedia applications, the number of customers using GPRS more than tripled in the financial year to 31 March 2004 and applications and services were taken up enthusiastically across all territories.

The trend enabled the Group to launch Europe’s first mobile music service, allowing customers to download a choice of over 40,000 tracks to their mobile phones. Video streaming was also launched, bringing Rugby World Cup highlights and other sports to mobile handsets operating on the Group’s network.

Only a few years ago, all the Group’s revenues came from traditional voice telephony. In the financial year to 31 March 2004 the Group’s customers spent more than £1 billion on other services, including text messaging, e-mail, games and internet surfing.

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PART 1: INFORMATION ON O2 PLC

Such innovations are essential for achieving the Group’s strategic goal of growing revenues from more sophisticated data services. Nevertheless, the Group continues to benefit from simple text messaging, with its networks carrying over 11 billion texts during the financial year to 31 March 2004. The Group also saw the rapid growth in participation TV programmes. The final of Pop Idol 2, a TV programme, for example, attracted 1.4 million text votes in the first hour.

GPRS technology, however, is a transitional stage in the gradual roll-out of UMTS networks. Over time, these are expected to bring significant benefits to customers, such as high-resolution video, higher speed multimedia services and other enhancements.

The Group has secured licences to operate UMTS services in the UK, Germany, Ireland and the Isle of Man. The Directors believe it is imperative that these roll out progressively, and only when the Group can offer customers a genuinely dynamic service and a range of affordable handsets with adequate battery life to support such services. As a result the Group does not expect to see a mass market take-up of UMTS until late 2005.

4.3	The Group’s products and services

In line with the Group’s strategy, the Group’s internet portal is designed to attract high-value customers, reduce churn and generate revenues by providing high-quality content and closer relationships with customers. The Group is pleased with the success of this service, which recorded a 27 per cent. increase in online subscribers in the financial year to 31 March 2004, of which around half were post-pay customers.

The Group is committed to increasing the value of its offering to business. The Group’s corporate handheld e-mail device, BlackBerry™, is central to this. Since launch, more than 55,000 devices have been sold to over 2,000 organisations.

Following the success of the Group’s Xda device, the Group launched its own-brand picture phones and Xda II second-generation pocket PC, highlighting its ability to offer innovative products to its customers.

Designed to make the mobile phone more intuitive and easier to use, O2 Active has been successful. An award-winning, data services menu, it quickly became the UK’s most widely used mobile portal.

The Group has actively taken steps to protect its brand, including the acquisition of core trademark registrations for the O2 brand and related brand materials. In addition, it has other pending national and European Community trademark applications in ancillary classes.

The Group is aware that various third parties use O2 or similar brands in connection with other goods and services. The Group has entered into agreements with some such third parties, which permit the brands to co-exist. These agreements contain some restrictions on use of the Group’s brand, but it is not believed that these restrictions conflict with the Group’s business model or day-to-day activities. It is not the Group’s intention to trade under the O2 brand in the United States.

4.4	Mobile alliance

In October 2003, the Group’s German, UK and Irish operations became founder members of the Starmap Mobile Alliance, a group of independent mobile phone operators who are joining forces in readiness for the international roll-out of UMTS services. Starmap aims to provide a “home-away-from-home” experience by introducing seamless roaming and multimedia connectivity to more than 46 million customers in 10 European countries. The “home-away-from-home” concept aims to provide customers with a service while travelling that is as close as possible to that they receive at home. It will enable members to be quick to market across borders with new products and services, and will increase their inbound roaming revenues.

The source of the financial information shown in this paragraph 4 is the Annual Report and Audited Financial Statements of mmO2 for the year ended 31 March 2004, updated, where appropriate, for matters disclosed in mmO2’s unaudited interim results for the six months ended 30 September 2004, which were published on 17 November 2004, and are set out in Section B of Part 3 of this document.

5.	Current Trading and Prospects

mmO2’s unaudited interim results for the six months ended 30 September 2004, which were published on 17 November 2004, are set out in Section B of Part 3 of this document and provide the source for the financial information shown in this paragraph.

The outlook for the financial year ending 31 March 2005 for the Group is:

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PART 1: INFORMATION ON O2 PLC

O2 UK

The UK market remains intensely competitive, and the migration of the BT own-use customers off the network will put further pressure on subscriber growth in the second half. However O2 UK's performance through the end of the first half and into the second half has been stronger than expected, in spite of the approximately 30 per cent. cut in termination rates implemented at the beginning of September. Voice and data usage have continued to grow, without being subject to significant yield erosion. The Group therefore now expects O2 UK to report net service revenue growth for the full year in the range 12-15 per cent., as mmO2 announced on 17 November 2004, compared to the previously guided range of 9-12 per cent.

The Group continues to expect the full-year EBITDA margin in 2004/05 to remain stable, on a like-for-like basis. O2 UK commenced amortisation of its UMTS licence at the start of October, and the charge for the full year is expected to be £57 million.

O2 Germany

For the full-year the Group continues to expect O2 Germany to deliver further strong revenue growth, and to achieve an EBITDA margin in the high teens.

O2 Ireland

For the full-year the Group continues to expect O2 Ireland to report further steady growth of service revenue and EBITDA, and a broadly stable EBITDA margin for the full year.

Capital expenditure

The Group continues to expect capital expenditure for the full year to be in the range £1.3-£1.4 billion. The increase over the previous year mainly reflects higher UMTS investment in the UK. The Group expects to finance capital expenditure for the year from internally generated funds.

Capital expenditure in the full year by O2 Germany is now expected to be slightly higher than last year, reflecting the start of the acceleration of the roll-out of the UMTS network. Airwave's capital expenditure in the full year is expected to be in line with last year, rather than higher, as previously guided. This reflects the delays in concluding the Fire and Ambulance contracts, for which Airwave had expected to incur capital expenditure in the current financial year.

During the five-year period from April 2004 the Group expects O2 Germany to incur total capital expenditure in the range €3.0 to €3.5 billion, which is €1.0 to €1.5 billion higher than under the previous strategy, and aims to achieve UMTS network quality and population coverage that is competitive with the market leaders. The cash flow impact of the increase in capital expenditure over the five-year period will to a significant extent be offset by a reduction in operating costs, and further revenue growth.

Capital structure

The Group intends to maintain financial ratios consistent with an investment grade credit rating of strong BBB/Baa. At the end of the first half the Group had net debt of £236 million and operating lease commitments of approximately £1.8 billion. Following the recently completed renewal and re-pricing of its banking facilities, the Group now has a £1.0 billion revolving credit facility, maturing in October 2009, which represents a reduction of £825 million in its overall bank facilities.

The Board will continue to review the company's balance sheet, in the light of the medium-term capital requirements of the business and its commitment to investment grade credit status.

Recent developments

From 30 September 2004, to the date of this document, trading has been in line with the full year outlook noted above. Trends in revenues and costs since 30 September have been consistent with the half year to 30 September delivering anticipated customer numbers and margins. The Board believes, based on the Group's performance in the year to date, that the O2 Group will report financial performance for the current financial year in line with that stated above under the headings “O2 UK”, “O2 Germany”, “O2 Ireland” and “Capital expenditure” and is well placed to continue to develop its business in line with its strategy.

The current trading and prospects statement above, which has not changed from that given in the outlook section of the interim results announcement made on 17 November 2004, can be interpreted under the Listing Rules as a forecast that full year EBITDA before

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PART 1: INFORMATION ON O2 PLC

exceptional items for the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004. The Directors confirm this forecast, which is reported on in Part 4 of this document.

6.	Dividend Policy

To reflect the Group's continuing growth in earnings and cash-flow, at the time of the Preliminary Results announcement in May 2005 the Board expects to declare an inaugural final dividend for the current financial year, to be paid in August 2005, following approval by Shareholders at the Annual General Meeting.

Going forward, the Board is committed to implementing a policy of regular, sustainable dividends, by reference to the Group's underlying earnings per share (i.e. before goodwill and licence amortisation), with a medium-term target payout ratio of 50 per cent. From the start of the 2005/06 financial year the Board intends to pay an interim dividend in January, and final dividend in August, split approximately one-third/two-thirds.

7.	The Board and Corporate Governance

All of the Directors were previously directors of mmO2. Details of the Directors and the Company Secretary of O2 are set out in paragraph 4.2 of Part 7 of this document.

7.1	Corporate Governance

O2 is committed to achieving high standards of corporate governance throughout the O2 Group and to integrity and high ethical standards in all its business dealings.

The Group has complied with the 1998 Combined Code's provisions relating to directors' remuneration for the year ended 31 March 2004, except for the service contract in respect of Rudolf Gröger. His contract is for a fixed term ending on 31 October 2005 in recognition of local market practice, but will convert to a one-year rolling contract after the end of this initial period. In the event of termination of Rudolf Gröger's employment within 12 months of a change of control of mmO2 or its German business, the employer is obliged to make a cash payment equal to two times his base salary and on-target bonus.

The revised Combined Code, which was published in July 2003, has applied to the Company since 1 April 2004 and will be reported on in the next Annual Report and Financial Statements.

7.2	The Board and Directors

The Board comprises ten directors including the Chairman, the Chief Executive Officer, three further Executive Directors and five Non-executive Directors. All of the Non-executive Directors are considered to be independent. The roles of Chairman and Chief Executive Officer are separately held and there is a clear division of responsibilities between them. The Chairman is responsible for the effective conduct of Board and shareholder meetings and for ensuring that each Director contributes to effective decision-making. The Chief Executive Officer has day-to-day executive responsibility for the running of the O2 Group's businesses. His role is to develop and deliver the strategy to enable the O2 Group to meet its objectives.

The Board has delegated certain matters to individual executives and to specific Committees of the Board. The responsibilities of the key Board Committees are described below.

7.3	Board Committees

(a)	Executive Committee

O2's Executive Committee comprises Peter Erskine, David Finch, Rudolf Gröger and David McGlade and the following senior executives: Danuta Gray, Andrew Harley, Richard Poston, Sohail Qadri and David Williams.

(b)	Chairman's Committee

The Chairman's Committee advises and assists the Chairman in preparation for Board meetings. The Committee also acts on behalf of the Board between scheduled Board meetings, in exceptional circumstances, where it is not possible or practicable to convene a meeting of the Board. In addition to the Chairman, Peter Erskine and David Finch are members of the Committee.

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PART 1: INFORMATION ON O2 PLC

(c)	Remuneration Committee

The Remuneration Committee consists entirely of independent non-executive Directors. No member of the Committee has any personal financial interest, other than as a shareholder, in the matters to be decided by the Committee. Patrick Lupo chairs the Committee, and its other members are Stephen Hodge, Ian Meakins and Andrew Sukawaty.

The overriding objective of the remuneration policy is to motivate and retain the high calibre of executives required to build the success of the Group.

In so doing it determines and agrees the framework and broad policy for the Chairman of the Company, all Executive Directors, the General Counsel and Company Secretary and members of the Executive Committee and any other senior managers referred to the committee.

(d)	Audit Committee

The Audit Committee comprises Stephen Hodge (Chairman), David Chance and Ian Meakins. The Committee's activities include monitoring the integrity of the Company's financial statements, reviewing the Company's internal financial control system and risk management systems, monitoring the effectiveness of the Company's internal audit function and making recommendations to the Board in relation to the appointment of external auditors.

(e)	Nomination and Governance Committee

The Nomination and Governance Committee comprises David Arculus, David Chance, Stephen Hodge and Andrew Sukawaty. The Committee is responsible for reviewing the structure, size and composition of the Board and for recommending candidates for Board membership for the approval of the Board.

In the appointment of new Directors, the Committee reviews the current balance of skills on the Board. It draws up a specification to include any specific knowledge or expertise it considers of future benefit to the Board having regard to the business throughout the Group and the overall strategy. External search agents are used during the recruitment process. The agents put forward a shortlist of candidates for the Committee to review before submitting its recommendation to the Board. Whilst the Chairman of the Board chairs this Committee, he is not permitted to chair meetings when the appointment of his successor is being reviewed.

The Committee ensures that the performance of the Chairman, senior independent Director and other Directors is regularly reviewed.

8.	Employees

	2004	2003	2002
	No.	No.	No.

Average number of full time employee equivalents (including Executive Directors) by class of business:
Mobile telecommunications	11,133	11,643	13,999
Mobile internet services	301	269	307
Other businesses	913	866	810

Total employees	12,347	12,778	15,116

Average number of full time employee equivalents (including Executive Directors) by geographic area:
UK	7,328	7,081	8,750
Germany	3,494	3,527	4,084
Other	1,525	2,170	2,282

Total employees	12,347	12,778	15,116

At 31 March 2004, the Group employed 12,905 (2003: 12,476, 2002: 14,300) full time employee equivalents.

Source: Annual Report and Audited Financial Statements of mmO2 plc for the year ended 31 March 2004.

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PART 2: FINANCIAL INFORMATION – O2 plc

The Directors
O2 plc
Wellington Street
Slough
Berkshire SL1 1YP

Cazenove & Co. Ltd
20 Moorgate
London EC2R 6DA

Merrill Lynch International
2 King Edward Street
London EC1A 1HQ

12 January 2005

Dear Sirs

O2 plc

Introduction

We report on the financial information of O2 plc set out below, which has been prepared for inclusion in the Listing Particulars of O2 plc (“O2”) dated 12 January 2005 (“the Listing Particulars”).

O2 was incorporated on 10 December 2004.

Basis of preparation

The financial information set out below is based on the financial records of O2 to which no adjustments were considered necessary.

Responsibility

The financial records referred to above are the responsibility of the Directors (as defined in the Listing Particulars) of O2.

The Directors of O2 are responsible for the contents of the Listing Particulars in which this report is included.

It is our responsibility to compile the financial information set out in our report from the financial records of O2 plc, to form an opinion on the financial information and to report our opinion to you.

Basis of opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the Auditing Practices Board in the United Kingdom. Our work included an assessment of evidence relevant to the amounts and disclosures in the financial information. Our work also included an assessment of significant estimates and judgements made by those responsible for the preparation of the financial records underlying the financial information and whether the accounting policies are appropriate to the circumstances of O2 and adequately disclosed.

We planned and performed our work so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial information is free from material misstatement, whether caused by fraud or other irregularity or error.

Opinion

In our opinion, the financial information set out below gives, for the purpose of the Listing Particulars, a true and fair view of the state of affairs of O2 as at 15 December 2004.

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PART 2: FINANCIAL INFORMATION – O2 plc

Financial information

The balance sheet of O2 at 15 December 2004 is as follows:

	Notes	£

Current Assets
Cash		—

Net current assets		—

Net assets		—

Represented by
Capital and reserves
Called up share capital
Equity	3	—

Shareholders’ funds		—

Notes to the financial information

1.	Accounting policies

Accounting convention

The financial information has been prepared under the historical cost convention and in accordance with accounting standards applicable in the United Kingdom.

2.	Trading activity

O2 was incorporated on 10 December 2004 and did not trade or receive any income, incur any expenses or pay any dividends between that date and 15 December 2004. Consequently, no profit and loss account has been prepared.

3.	Share capital

£

Authorised
10,000 ordinary shares of 10p each	1,000
50,000 redeemable preference shares of £1 each	50,000

51,000

Called up, allotted and fully paid
2 ordinary shares of 10p each	—

The Company was incorporated as a public limited company on 10 December 2004 with an authorised share capital of £51,000, comprising 10,000 ordinary shares of 10 pence each and 50,000 redeemable preference shares of £1 each. On incorporation, two ordinary shares of 10 pence each were called up, allotted and fully paid.

4.	Post balance sheet events

On 21 December 2004 all of the 50,000 redeemable preference shares were allotted and issued and fully paid. The redeemable preference shares are non-voting (except in respect of resolutions to wind up O2 or vary the rights of the redeemable preference shares), carry no rights to dividends and are entitled to priority repayment in full from the assets of O2 on a winding-up.

On 5 January 2005, 14 ordinary shares of 10 pence each were called up, allotted and fully paid. Additionally, all issued and unissued ordinary shares of 10 pence each were consolidated into ordinary shares of 80 pence each and the authorised ordinary share capital was increased by 19,999,998,750 shares.

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PART 2: FINANCIAL INFORMATION – O2 plc

As at 12 January 2005 the authorised and issued share capital was as follows:

	Authorised	Allotted, called up and fully paid

Ordinary shares of 80 pence each fully paid – number	20,000,000,000	2
Ordinary shares of 80 pence each fully paid – amount	£16,000,000,000	£1.60
Redeemable preference shares of £1 each fully paid – number	50,000	50,000
Redeemable preference shares of £1 each fully paid – amount	£50,000	£50,000

Yours faithfully

PricewaterhouseCoopers LLP
Chartered Accountants

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Section A

Financial information on mmO2 plc and its subsidiaries for each of the three financial years ended 31 March 2004, 2003 and 2002

Introduction

The financial information in Part 3 does not constitute statutory accounts within the meaning of section 240 of the Companies Act, but has been extracted without material adjustment from the published annual reports and audited financial statements of mmO2 for each of the three financial years ended 31 March 2004, 2003 and 2002 except as noted below. mmO2’s auditors for the financial year ended 31 March 2002 were PricewaterhouseCoopers, and for the two financial years ended 31 March 2004 were PricewaterhouseCoopers LLP, both Chartered Accountants and Registered Auditors, of 1 Embankment Place, London, WC2N 6RH. The auditors gave an unqualified audit report within the meaning of section 235 of the Companies Act in respect of the financial statements for each of these three years and such reports did not contain a statement under sub-section 237(2) or (3) of the Companies Act.

Statutory consolidated accounts relating to each of the three financial years ended 31 March 2004, 2003 and 2002 have been delivered to the Registrar of Companies in England and Wales.

The sale of O2 Netherlands was completed on 3 June 2003. In accordance with Financial Reporting Standard No. 3 “Reporting financial performance”, the results of O2 Netherlands for each of the three financial years ended 31 March 2004, 2003 and 2002 have been classified as discontinued. Full details are disclosed in notes 2, 3, 4, and 21. In addition, certain amounts relating to the 2003 and 2002 financial years have been reclassified to conform with the presentation adopted for the financial year ended 31 March 2004.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Group profit and loss accounts Year ended 31 March

		2004	2003	2002
	Note	£m	£m	£m

Turnover: Group and share of joint ventures and associates	2	5,859	5,020	4,407
Group’s share of associates and joint ventures turnover		(165)	(146)	(131)

Group turnover	2	5,694	4,874	4,276

Group turnover comprises:
Continuing operations		5,646	4,611	4,076
Discontinued operation		48	263	200

Net operating expenses (including exceptional items)	3	(5,536)	(13,652)	(5,132)

EBITDA[1]		1,367	859	433
Depreciation before exceptional items		(926)	(932)	(747)
Goodwill amortisation before exceptional items		(201)	(374)	(369)
Other amortisation		(7)	(31)	(23)

Operating profit/(loss) before exceptional items		233	(478)	(706)
Exceptional items	4	(75)	(8,300)	(150)
Group operating profit/(loss)	3,4	158	(8,778)	(856)

Group operating profit/(loss) comprises:
Continuing operations		159	(8,658)	(692)
Discontinued operation		(1)	(120)	(164)

Group’s share of operating result of joint ventures and associates		—	5	8

Total operating profit/(loss)		158	(8,773)	(848)

Provision for loss on sale of business	21	—	(1,364)	—
Loss on sale of business – discontinued operation	21	(5)	—	—

Loss on sale of business comprises:
Total loss on sale of business		(1,369)	—	—
Less provision recognised in the year ended 31 March 2003		1,364	—	—

Net interest payable and similar charges	5	(58)	(66)	(25)

Profit/(loss) on ordinary activities before taxation		95	(10,203)	(873)
Tax on profit/(loss) on ordinary activities	6	71	55	23

Retained profit/(loss) for the financial year	18	166	(10,148)	(850)

Basic and diluted earnings/(loss) per share (pence)	7	1.9	(117.0)	(9.8)

1
EBITDA is defined as the Group’s earnings before interest, tax, depreciation, amortisation and exceptional items, excluding the share of operating profits and losses of joint ventures and associates. EBITDA is not a measure of financial performance under UK or US GAAP and may not be comparable to similarly titled measures of other companies, because EBITA is not uniformly defined. EBITDA should not be considered by investors as an alternative to Group operating profit/(loss) or profit/(loss) on ordinary activities before taxation as an indication of operating performance, or as an alternative to cash flow from operating activities as an indication of cash flows. EBITDA is one of the key financial measures used by the Group for evaluating financial performance.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Group balance sheets As at 31 March

		2004	2003	2002
	Note	£m	£m	£m

Fixed assets
Intangible assets	8	7,354	7,582	15,992
Tangible assets	9	3,996	3,875	4,094
Investments	10	5	3	37

		11,355	11,460	20,123

Current assets
Stocks		84	73	68
Debtors	11	943	924	1,090
Investments	12	993	848	859
Cash at bank and in hand		23	68	20

		2,043	1,913	2,037
Creditors: amounts falling due within one year	13	(1,681)	(1,572)	(1,521)

Net current assets		362	341	516

Total assets less current liabilities		11,717	11,801	20,639

Creditors: amounts falling due after more than one year	14	(1,375)	(1,451)	(1,403)
Provisions for liabilities and charges	16	(251)	(284)	(402)

Net assets		10,091	10,066	18,834

Capital and reserves
Called up share capital	17	9	9	9
Share premium	18	3	—	—
Other reserves	18	11,074	12,087	22,656
Profit and loss account	18	(995)	(2,030)	(3,831)

		10,091	10,066	18,834

Group statements of total recognised gains and losses
Year ended 31 March
		2004	2003	2002
	Note	£m	£m	£m

Profit/(loss) for the financial year		166	(10,148)	(850)
Currency translation differences arising on foreign currency net investment in subsidiaries	18	(144)	1,333	161

Total recognised gains and losses relating to the year		22	(8,815)	(689)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Group net debt As at 31 March

		2004	2003	2002
	Note	£m	£m	£m

Cash at bank and in hand		23	68	20
Current asset investments	12	993	848	859

		1,016	916	879
Euro medium-term notes (net of issue costs)	14	(1,012)	(1,015)	(982)
Loan notes	13	(8)	(19)	(58)
Obligations under finance leases and hire purchase contracts	15	(325)	(390)	(406)
Other loans and borrowings		(37)	(41)	(50)

Net debt		(366)	(549)	(617)

Reconciliations of group operating profit/(loss) to operating cash flows Year ended 31 March
	2004	2003	2002
	£m	£m	£m

Group operating profit/(loss)	158	(8,778)	(856)
Depreciation and amortisation charges	1,136	9,637	1,139
Loss on disposal of fixed assets	5	8	9
(Increase)/decrease in stocks	(17)	(5)	89
(Increase)/decrease in debtors	(88)	166	(38)
Increase in creditors	142	58	24
Increase/(decrease) in provisions	55	(53)	90

Net cash inflow from operating activities	1,391	1,033	457

Group cash flow statements Year ended 31 March

		2004	2003	2002
	Note	£m	£m	£m

Net cash inflow from operating activities		1,391	1,033	457
Returns on investments and servicing of finance	19	(62)	(63)	(9)
Taxation	19	(13)	(4)	(4)
Capital expenditure and financial investment	19	(1,114)	(868)	(1,231)
Acquisitions and disposals	19	(6)	—	(864)

Cash inflow/(outflow) before management of liquid resources and financing		196	98	(1,651)
Management of liquid resources	19	(191)	(3)	(459)
Financing	19	(50)	(47)	1,790

(Decrease)/increase in cash in the year	20	(45)	48	(320)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Notes to the financial information

1.	Accounting policies

Accounting conventions

The financial information is prepared under the historical cost convention and in accordance with applicable accounting standards and generally accepted accounting principles in the United Kingdom (UK GAAP).

All principal subsidiary undertakings’ financial years are coterminous with those of mmO2 plc.

Basis of preparation

Merger accounting

On 19 November 2001, the ordinary shares of mmO2 plc were listed on the London Stock Exchange and the New York Stock Exchange. This was the culmination of a group reorganisation undertaken by British Telecommunications plc (BT) to demerge its wireless business.

The financial information has been prepared as if the mmO2 Group had been demerged from BT prior to 1 April 2001. This presents information which more accurately reflects the ongoing operations of the Group. Accordingly the demerger and related transactions have been accounted for using merger accounting principles as applicable to group reorganisations.

The financial information has been prepared using accounting policies which differ in certain respects to those used in the preparation of the financial information contained within the Listing Particulars of mmO2 plc dated 18 September 2001 (the Listing Particulars). In those Listing Particulars, a portion of BT’s short- and long-term loans and other borrowings were allocated to the mmO2 Group. The basis of preparation adopted for this financial information shows the results and financial position of the Group with no allocations of loans and other borrowings from BT. Loans and other borrowings previously allocated to the Group for the purpose of the 18 September 2001 Listing Particulars of £16,140 million and the related interest payable, net of taxation, of £476 million, have not been allocated to the Group for the purpose of this financial information. This is consistent with the debt structure of the Group following the completion of its demerger from BT and reflects the fact that these notional loans and other borrowings were not passed down to the Group on demerger. The actual interest charge for the Group contained in the financial information reflects the interest on the Group’s actual borrowings in the year.

The financial information includes the results for mmO2 plc and its subsidiaries. All intercompany accounts and transactions have been eliminated. Certain amounts relating to the 2003 and 2002 financial years have been reclassified to conform with presentation adopted for the year ended 31 March 2004.

Use of estimates

The preparation of financial information in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial information and accompanying notes. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as provision for bad and doubtful debtors, depreciation and amortisation, valuation of inventory, pensions and other benefits, and asset impairment.

Turnover

Group turnover, which excludes value added tax and other sales taxes, comprises the value of services provided, equipment sales and other revenue.

Mobile telecommunications service turnover includes turnover earned for usage of the Group’s wireless network for voice and data transmission by O2 customers, subscription fees and interconnect revenue. Post-pay customers are billed in arrears based on usage and turnover is recognised when the service is rendered. Turnover for pre-pay customers is recorded as deferred revenue prior to commencement of services and is recognised as the pre-pay services are rendered. Inbound roaming revenue, earned from other mobile operators whose customers roam onto the O2 network, and outbound roaming revenue, earned from certain customers roaming outside their domestic coverage area, are recognised based upon usage and are included in mobile service turnover. Subscription fees are recognised evenly throughout the periods to which they relate.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

1.	Accounting policies (continued)

Hardware turnover principally consists of revenue from the sale of wireless mobile devices. The revenue and related expenses associated with the sale of wireless handsets and accessories are recognised when the products are delivered and accepted by the customer. Other sales include connection charges which are deferred and recognised over the estimated customer relationship period.

Revenue is recognised on a gross basis where the Group’s role is that of principal in a transaction. The gross basis represents the gross value of the billing to the customer after trade discounts, with any related costs being charged to operating expenses. Where the Group acts as agent in a transaction, the net revenue earned is recognised as turnover.

Subscriber acquisition costs

Subscriber acquisition costs, which include the commission costs associated with acquiring new subscribers and other incremental costs of customer acquisition, are charged to the profit and loss account as incurred.

Research and development

Expenditure on research and development is written off in the year in which it is incurred.

Advertising

Advertising costs are included in administrative expenses and are expensed as incurred.

Foreign currencies

Transactions denominated in foreign currencies are translated at the exchange rates ruling at the dates of the transactions adjusted for the effects of any hedging arrangements, except for material exceptional items which are translated at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the rates ruling at that date.

The balance sheets of foreign subsidiaries are translated into sterling at the closing rates of exchange and the differences arising from the translation of the opening net investment in subsidiaries at the closing rate are taken direct to reserves and are reported in the statement of total recognised gains and losses. The profit and loss and cash flows for the year of foreign subsidiaries are translated at the average rates of exchange for the year.

All other exchange gains or losses are dealt with in the profit and loss account.

Goodwill

Goodwill, arising from the purchase of subsidiary undertakings and interests in associates and joint ventures, represents the excess of the fair value of the purchase consideration over the fair value of the net assets acquired.

For all acquisitions arising on or after 1 April 1998, the goodwill arising is capitalised as an intangible asset. The goodwill is amortised on a straight-line basis from the time of acquisition over a period estimated by the Directors to be its useful economic life. The economic life is normally between 10 and 20 years, subject to review if and when an event or change occurs which may affect the asset life. Where applicable, goodwill relating to overseas businesses is held as a foreign currency denominated asset.

For acquisitions made before the adoption of Financial Reporting Standard (FRS) 10 “Goodwill and Intangible Assets”, on 1 April 1998, the goodwill was written off directly to reserves. The goodwill written off directly to reserves will be charged to the profit and loss account on the subsequent disposal of the business to which it relates.

Other intangible fixed assets

Licence fees paid to governments, which permit telecommunication activities to be operated for defined periods, are capitalised at cost and are amortised from the later of the start of the licence period or market launch of service, to the end of the licence period on a straight-line basis. Other licences are amortised over the period of the licence on a straight-line basis.

Tangible fixed assets

Tangible fixed assets are stated at historical cost less depreciation. The cost of tangible fixed assets includes directly attributable incremental costs incurred in their acquisition and installation.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

1.	Accounting policies (continued)

Depreciation is provided on tangible fixed assets from the date they are brought into use, in equal instalments over their estimated useful lives, taking into account any residual values. The lives assigned to tangible fixed assets are:

Freehold buildings	40 years
Leasehold land and buildings	Unexpired portion of lease or 40 years,
whichever is the shorter
Network assets	5 to 15 years
Plant and machinery	2 to 5 years
Computers, software and office equipment	2 to 6 years
Motor vehicles	5 years

No depreciation is provided on freehold land or assets in course of construction.

Fixed asset investments

Investments in associates and joint ventures are included in the consolidated financial information using the equity method of accounting. The profit and loss account includes the Group’s share of profits or losses of associates and joint ventures.

Other investments held as fixed assets comprise equity shareholdings and other interests and are stated at cost less provisions for impairment.

Share scheme accounting

Options and share awards granted over the Company’s ordinary shares are accounted for using the intrinsic value method, with the difference between the fair value of the shares at the grant date and the exercise price charged to the profit and loss account over the vesting period.

The Company partially hedges its future obligations under certain share awards by holding its own shares in the mmO2 Employee Share Trust.

Own shares are held at cost less amortisation charged to date.

Fixed asset impairment

Goodwill and other intangible assets are reviewed for impairment: (i) at the end of the first full financial year following acquisition; and, together with tangible fixed assets, (ii) in other periods if events or changes in circumstances indicate that the carrying values may not be recoverable. Such events may include continuing operating losses, technological obsolescence or significant adverse changes in the business or the market in which the fixed asset is used.

The impairment review is performed by comparing the carrying value of the asset, or group of assets, with their recoverable amount. For assets used in the continuing operations of the Group the recoverable amount is the assets’ value in use which is estimated by calculating the present value of its future cash flows. For assets to be disposed, the recoverable amount is the assets’ net realisable value. Impairment charges are recognised in the profit and loss account to the extent that the carrying value exceeds the recoverable amount in the period in which the impairment is identified.

Stocks

Stocks comprise mainly handsets and are stated at the lower of cost and net realisable value (which reflects the value to the business of the handset in the hands of the subscriber) on a first-in, first-out basis, after provisions for obsolescence.

Debtors

Debtors are stated at estimated net realisable value. Net realisable value is the invoiced amount less provisions for bad and doubtful debtors. Provisions are made specifically against debtors where there is evidence of a dispute or an inability to pay. An additional provision is made based on an analysis of balances by age, previous losses experienced and general economic conditions.

Provisions

Provisions are recognised by the Group when three criteria are met: (i) the Group has a constructive or legal obligation as a result of a past event; (ii) if it is probable that a transfer of economic benefits will be required to settle the obligation and (iii) a reliable estimate of the obligation can be made.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

1.	Accounting policies (continued)

A provision is made for the present value of the cost of restoration of mast sites at the date of acquisition of the site in accordance with FRS 12 “Provisions, contingent liabilities and contingent assets”.

Post retirement benefits

The Group operates a number of pension schemes as disclosed in note 29 to the financial information. All pension schemes are accounted for in accordance with the provisions of Statement of Standard Accounting Practice (SSAP) 24 “Accounting for pension costs”. The Group continues to apply the transitional disclosure requirements set out in FRS 17 “Retirement benefits”.

For funded and unfunded defined benefit schemes, the expected costs of providing pensions and other post retirement benefits, as calculated periodically by professionally qualified actuaries, are charged to the profit and loss account so as to spread the cost over the service lives of employees in the schemes in such a way that the pension cost is a substantially level percentage of current and expected future pensionable payroll. For the funded schemes, the assets of the schemes are held separately from those of the principal employer. For the unfunded schemes, no contributions are made by either employees or the employer to a separate pension fund but a provision is recorded on the balance sheet to recognise the cumulative accrued liability of the Group.

The Group also supports a number of defined contribution pension schemes where the benefits are based on the level of contributions paid. Costs arising from these schemes are charged to the profit and loss account in the period to which they relate.

Deferred taxation

Deferred tax is provided in full on all timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.

Debt issue costs

Debt instruments are stated at the amount of net proceeds received. Financing costs are amortised over the term of the debt to ensure a constant rate of charge.

Derivative financial instruments

The Group considers its derivative financial instruments to be hedges when certain criteria are met. For foreign currency derivatives, the instrument must be related to actual foreign currency assets or liabilities or a probable commitment and whose characteristics have been identified. It must involve the same currency or similar currencies as the hedged item and must also reduce the risk of foreign currency exchange movements on the Group’s operations. For interest rate derivatives, the instrument must be related to assets or liabilities or a probable commitment, such as a future bond issue, and must also change the interest rate or the nature of the interest rate by converting a fixed rate to a variable rate or vice versa.

Interest differentials, under interest rate swap agreements used to vary the amounts and periods for which interest rates on borrowings are fixed, are recognised by adjustment of interest payable.

The forward exchange contracts used to change the currency mix of net debt are revalued at the closing rates of exchange with net unrealised gains and losses being matched to the underlying transactions being hedged. The forward exchange contracts hedging transaction exposures are revalued at the year end at the prevailing forward rate with net unrealised gains and losses being matched to the underlying transactions being hedged.

Leases and hire purchase contracts

Rentals under operating leases are charged to the profit and loss account in equal annual amounts over the periods of the leases.

Assets held under finance leases and hire purchase contracts are capitalised at their fair value on the inception of the leases and depreciated over the shorter of the period of the lease and the estimated useful economic lives of the assets. The finance charges are allocated over the period of the lease in proportion to the capital amount outstanding and are charged to the profit and loss account.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

2.	Segmental analysis

The Group’s operations have been divided internally into three classes of business, in line with the day-to-day managerial and budgetary control during the year:

1)	the supply of mobile telecommunications services and products;

2)	the provision of mobile internet services; and

3)	other businesses, comprising O2 Airwave, a terrestrial trunked radio business, and Manx Telecom, the fixed and mobile telecommunications business in the Isle of Man.

Mobile telecommunications services mainly derives its turnover from the calls made and received by its customers using mobile telephones, from subscription fees charged to its contract customers and from handset equipment sales. Mobile internet services generate revenue through advertising, provision of content and application and from e-commerce and m-commerce activities.

The segmental disclosures in respect of profit and loss account items are presented below.

	Group turnover	Depreciation, amortisation and impairment[1]	Total operating profit/(loss)
	£m	£m	£m

Year ended 31 March 2004
Continuing operations
Mobile telecommunications
UK	3,451	638	346
Germany	1,508	295	(72)
Ireland	529	120	87

Total mobile telecommunications	5,488	1,053	361
Mobile internet services
UK	140	42	(93)
Other businesses
UK	139	37	(13)
Central overheads and adjustments	—	3	(96)
Inter-segment eliminations	(121)	—	—

	5,646	1,135	159
Discontinued operation
Mobile telecommunications
The Netherlands	48	1	(1)

Group total	5,694	1,136	158

Year ended 31 March 2003
Continuing operations
Mobile telecommunications
UK	3,025	2,953	(2,111)
Germany	1,060	5,006	(4,979)
Ireland	442	1,488	(1,331)

Total mobile telecommunications	4,527	9,447	(8,421)
Mobile internet services
UK	93	49	(122)
Other businesses
UK	64	19	(23)
Central overheads and adjustments	—	1	(87)
Inter-segment eliminations	(73)	—	—

	4,611	9,516	(8,653)
Discontinued operation
Mobile telecommunications
The Netherlands[2]	263	121	(120)

Group total	4,874	9,637	(8,773)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

2.	Segmental analysis (continued)

	Group turnover	Depreciation, amortisation and impairment[1]	Total operating profit/(loss)
	£m	£m	£m

Year ended 31 March 2002
Continuing operations
Mobile telecommunications
UK	2,756	548	44
Germany	875	277	(472)
Ireland	395	179	(57)

Total mobile telecommunications	4,026	1,004	(485)
Mobile internet services
UK	100	25	(103)
Other businesses
UK	54	9	(22)
Central overheads and adjustments	—	—	(74)
Inter-segment eliminations	(104)	—	—

	4,076	1,038	(684)
Discontinued operation
Mobile telecommunications
The Netherlands	200	101	(164)

Group total	4,276	1,139	(848)

1
In the year ended 31 March 2004, depreciation includes a charge of £2 million included within the exceptional operating cost disclosed in note 4. In the year ended 31 March 2003, the exceptional depreciation, amortisation and impairment charged to total operating profit of £8,300 million comprised a charge of £2,401 million in respect of impairment of goodwill and £5,899 million in respect of impairment of telecommunication licences and investments held in the Group’s businesses. Further details are disclosed in note 4.

2	Excludes non-operating exceptional impairment charge of £1,364 million relating to the sale of O2 Netherlands as disclosed in note 4.

Turnover is based on the country of invoice origination, which is not materially different to turnover by destination. Central overheads and adjustments includes central costs, eliminations and other consolidation adjustments.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

2.	Segmental analysis (continued)

The segmental disclosures in respect of balance sheet items are presented below.

	Capital expenditure[1]	Tangible fixed assets	Net operating assets/ (liabilities)[2]
	£m	£m	£m

Year ended and as at 31 March 2004
Continuing operations
Mobile telecommunications
UK	502	2,118	5,945
Germany	308	1,051	3,160
Ireland	52	233	1,086

Total mobile telecommunications	862	3,402	10,191
Mobile internet services
UK	12	22	13
Other businesses
UK	252	568	450
Central assets and adjustments	2	4	(65)

	1,128	3,996	10,589
Discontinued operation
Mobile telecommunications
The Netherlands	5	—	—

Group total	1,133	3,996	10,589

Year ended and as at 31 March 2003
Continuing operations
Mobile telecommunications
UK	362	2,111	6,226
Germany	141	1,072	3,203
Ireland	57	257	1,186

Total mobile telecommunications	560	3,440	10,615
Mobile internet services
UK	17	48	20
Other businesses
UK	170	353	295
Central assets and adjustments	1	3	(109)

	748	3,844	10,821
Discontinued operation
Mobile telecommunications
The Netherlands	59	31	12

Group total	807	3,875	10,833

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PART 3: FINANCIAL INFORMATION – mmO2 plc

2.	Segmental analysis (continued)

	Capital expenditure[1]	Tangible fixed assets	Net operating assets/ (liabilities)[2]
	£m	£m	£m

Year ended and as at 31 March 2002
Continuing operations
Mobile telecommunications
UK	611	2,219	8,857
Germany	248	1,065	7,183
Ireland	83	239	2,333

Total mobile telecommunications	942	3,523	18,373
Mobile internet services
UK	42	65	46
Other businesses
UK	95	202	161
Central assets and adjustments	—	3	(36)

	1,079	3,793	18,544
Discontinued operation
Mobile telecommunications
The Netherlands	97	301	1,234

Group total	1,176	4,094	19,778

1	Capital expenditure comprises tangible fixed asset additions.
2
Net operating assets/(liabilities) comprise tangible and intangible fixed assets (including goodwill), stocks, debtors, creditors (excluding debt) falling due within and after one year and provisions (excluding deferred tax).

Associates and joint ventures

Total turnover for the year ended 31 March 2004 was £5,859 million (2003: £5,020 million, 2002: £4,407 million) and included £165 million (2003: £146 million, 2002: £131 million) representing the Group’s share of the turnover of its associates and joint ventures in the UK mobile telecommunications business. The Group’s share of associates and joint ventures operating profit was nil (2003: £5 million, 2002: £8 million). The related investment carried in the balance sheet is £5 million (2003: nil, 2002: £34 million).

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PART 3: FINANCIAL INFORMATION – mmO2 plc

2.	Segmental analysis (continued)

Group turnover

	2004	2003	2002
	£m	£m	£m

Continuing operations
Mobile telecommunications
Service turnover
UK	3,183	2,738	2,426
Germany	1,347	944	696
Ireland	500	415	366

Total service turnover	5,030	4,097	3,488

Equipment turnover
UK	194	190	136
Germany	147	94	127
Ireland	23	20	21

Total equipment turnover	364	304	284

Other turnover
UK	74	97	194
Germany	14	22	52
Ireland	6	7	8

Total other turnover	94	126	254

Total mobile telecommunications turnover	5,488	4,527	4,026
Mobile internet services
UK	140	93	100
Other businesses
UK	139	64	54
Less segmental eliminations	(121)	(73)	(104)

Total continuing operations	5,646	4,611	4,076
Discontinued operation
Mobile telecommunications
The Netherlands	48	263	200

Group turnover	5,694	4,874	4,276

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PART 3: FINANCIAL INFORMATION – mmO2 plc

3.	Net operating expenses

	Continuing	Discontinued
	operations	operation	Total
	£m	£m	£m

Year ended 31 March 2004
Group turnover	5,646	48	5,694
Cost of sales	(3,291)	(23)	(3,314)

Gross profit	2,355	25	2,380
Administrative expenses	(2,196)	(26)	(2,222)

Administrative expenses before exceptional items	(2,121)	(26)	(2,147)
Exceptional items	(75)	—	(75)

Group operating profit/(loss)	159	(1)	158

Year ended 31 March 2003
Group turnover	4,611	263	4,874
Cost of sales	(2,854)	(206)	(3,060)

Gross profit	1,757	57	1,814
Administrative expenses	(10,415)	(177)	(10,592)

Administrative expenses before exceptional items	(2,115)	(177)	(2,292)
Exceptional items	(8,300)	—	(8,300)

Group operating loss	(8,658)	(120)	(8,778)

Year ended 31 March 2002
Group turnover	4,076	200	4,276
Cost of sales	(2,519)	(195)	(2,714)

Gross profit	1,557	5	1,562
Administrative expenses	(2,249)	(169)	(2,418)

Administrative expenses before exceptional items	(2,111)	(157)	(2,268)
Exceptional items	(138)	(12)	(150)

Group operating loss	(692)	(164)	(856)

Net operating expenses comprise cost of sales and administrative expenses (including operating exceptional items) and total £5,536 million in 2004 (2003: £13,652 million, 2002: £5,132 million).

The sale of O2 Netherlands was completed on 3 June 2003. In accordance with FRS 3 “Reporting financial performance”, the results of O2 Netherlands for the three years ended 31 March 2004 have been classified as discontinued. See note 21 for further details.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

4.	Group operating profit/(loss)

Group operating profit/(loss) is stated after charging/(crediting):

	2004	2003	2002
	£m	£m	£m

Depreciation of tangible fixed assets:
Owned	900	907	677
Held under hire purchase contracts	28	25	70
Amortisation of intangible fixed assets (before impairment):
Goodwill	201	374	369
Other	7	31	23
Rentals under operating leases:
Hire of plant and machinery	10	12	32
Other operating leases	158	171	140
Advertising costs	224	195	198
Staff costs (note 28)	548	521	570
Own work capitalised	(106)	(62)	(121)
Loss on disposal of fixed assets	5	8	9
Research and development	10	9	8
Exceptional items:
Restructuring of central functions and property portfolio rationalisation[1]	75	—	—
Business closure and reorganisation	—	—	123
Impairment of intangible assets	—	8,300	—
Costs relating to demerger from BT	—	—	27

1	In 2004 includes a loss on disposal of fixed assets of £5 million and depreciation of £2 million.

In the year ended 31 March 2004, the Group incurred an exceptional charge of £75 million in respect of the restructuring of central functions and the resultant rationalisation of the Group’s property portfolio. This arose on the transfer of O2 Online, Products O2 and certain other central functions to the Group’s operating businesses in the UK, Germany and Ireland and includes provisions relating to redundancies and the termination of property leases. This charge gave rise to a cash outflow of £17 million in the year.

In accordance with FRS 11 “Impairment of fixed assets and goodwill” the Group regularly monitors the carrying values of its fixed assets. During the second half of the year ended 31 March 2003 certain events, including the Group’s strategic review of the Dutch market which led to the announcement of the disposal of O2 Netherlands, indicated the Group should perform impairment reviews of its four principal operations; its mobile telecommunications operations in the UK, Germany, Ireland and the Netherlands.

In April 2003, the Group announced the sale of O2 Netherlands which resulted in an accounting loss of approximately £1.4 billion, providing an indication that the valuation of mobile businesses may be lower than previously estimated. Additionally, following the Competition Commission’s report on mobile termination charges, the Group announced that it was reviewing the launch dates of its 3G services and would adopt a more prudent timetable where local regulatory requirements permitted. The revision in this timetable, together with the current absence of evidence as to the present mass market appeal of 3G services and the limited availability of 2G/3G compatible handsets, led management to review and revise the business plans of its mobile operations across its European footprint.

As a result of the above events, the carrying value of the fixed assets of each of the Group’s principal income generating units (IGUs), being O2 UK, O2 Germany, O2 Ireland and O2 Netherlands, were compared to their respective recoverable amounts.

The announced disposal of O2 Netherlands led to the carrying value of the net assets of the Dutch IGU being written down to their recoverable amount, which in this case was the sale proceeds less direct costs of disposal. This resulted in an exceptional impairment charge of £1,364 million being recognised in the profit and loss account below Group operating loss.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

4.	Group operating profit/(loss) (continued)

With respect to the IGUs that were held for continuing use within the Group (being O2 UK, O2 Germany and O2 Ireland), the carrying values of their fixed assets were compared to their value in use to the Group. The value in use of each IGU was calculated with reference to the net present value of its future cash flows derived from the assets, using cash flow projections for the period up to 31 March 2013. These projections covered a ten-year period, as management believed that throughout this ten-year period, the annual growth rate of the IGUs being assessed would differ from the average growth rates for the countries concerned. For the periods beyond 1 April 2013, the projections used a long-term growth rate assumed to be at or below the nominal GDP growth rate of the country concerned. The discount rates applied to the projections were based on the post-tax weighted average cost of capital for the Group. The effective pre-tax discount rate for each of the Group’s territories ranged between 10.4 per cent. and 12.5 per cent.

The impairment review performed during the year ended 31 March 2003 revealed that the fixed assets of each of the IGUs held for continuing use within the Group were impaired, resulting in an exceptional impairment charge of £8,300 million included within operating expenses.

The total exceptional impairment charges are analysed below:

	Goodwill	Licences, other intangible assets and investments	Tangible assets	Total
	£m	£m	£m	£m

Operating exceptional items:
O2 UK	198	2,102	—	2,300
O2 Germany	903	3,797	—	4,700
O2 Ireland	1,300	—	—	1,300

	2,401	5,899	—	8,300
Non-operating exceptional items:
O2 Netherlands	649	423	292	1,364

	3,050	6,322	292	9,664

The carrying value of the Group’s goodwill and licences after the impairment charges at 31 March 2003 were £3,418 million and £4,164 million respectively.

The impairment charge relating to goodwill includes £47 million in respect of goodwill arising on acquisitions prior to 1 April 1998 which has been written off directly to reserves. This goodwill has been reinstated and written off through the profit and loss account.

In calculating the value in use there is considerable uncertainty as to the present value of the future cash flows. In assessing the future cash flows, assumptions have been made using the best estimates available at the time of performing the impairment review. These estimates include those used to reflect the growth rates up to 2013, the long-term growth rates beyond 2013, the discount rate, the competitive landscape, the take up and charge rate of data services and the availability of functioning technological infrastructure to support the 3G roll-out. The actual outcome is uncertain and these estimates may change over time as subsequent changes in the mobile telecommunications industry, including advances in technology, changes in the performance of the Group’s businesses as a result of competitive pressure or otherwise, or potential difficulty in the implementation of the UMTS network, may in the future shorten the estimated useful lives or result in a further write down of these assets.

Similar impairment reviews were performed during the years ended 31 March 2004 and 2002. No impairment charge was recognised as a result of either review.

In the year ended 31 March 2002, the exceptional reorganisation costs related to the restructuring of the UK and German operations post demerger and included £87 million in respect of redundancy costs. They gave rise to a cash outflow of £27 million in that year.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

5.	Net interest payable and similar charges

	2004	2003	2002
	£m	£m	£m

Group
Interest receivable and similar income	20	19	11
Interest payable and similar charges:
Bank loans, overdrafts and other borrowings	(13)	(19)	(21)
Amortisation of debt issue costs	(4)	(3)	(4)
Debentures	(62)	(63)	(12)

Group net interest payable	(59)	(66)	(26)

Share of associates and joint ventures
Interest receivable and similar income	1	—	1

Net interest payable	(58)	(66)	(25)

6.	Tax on profit/(loss) on ordinary activities

	2004	2003	2002
	£m	£m	£m

Current tax
United Kingdom corporation tax at 30 per cent.	—	—	(13)
Tax on Group’s share of results of associates and joint ventures	1	2	2
Adjustments in respect of prior periods	(1)	—	(2)
Non-United Kingdom tax	13	8	2

Total current tax charge/(credit)	13	10	(11)

Deferred tax (credit)/charge
Origination and reversal of timing differences	(86)	(72)	(6)
Adjustments in respect of prior periods	2	7	(6)

Total deferred tax credit	(84)	(65)	(12)

Tax credit on profit/(loss) on ordinary activities	(71)	(55)	(23)

In the year ended 31 March 2004, the profit on ordinary activities before taxation was £95 million (2003: loss of £10,203 million, 2002: loss of £873 million).

The tax assessed for each of the three financial years varied from the amount computed by applying the corporation tax rate to profit or loss on ordinary activities before taxation. The differences were attributable to the following factors:

	2004	2003	2002
	£m	£m	£m

United Kingdom corporation tax on profit/(loss) at standard rate	29	(3,061)	(262)
Non-deductible depreciation, amortisation and impairment	78	2,387	124
Non-deductible non-United Kingdom losses	—	23	44
Non-United Kingdom tax rate differences	(16)	(7)	(3)
Depreciation for the year in excess/(deficit) of capital allowances	1	14	(21)
Losses carried forward	30	657	33
Losses brought forward and utilised	(138)	—	—
Non-deductible losses on sale of discontinued operations	2	—	—
Pre-demerger losses	—	—	74
Other timing differences and adjustments	28	(3)	—
Prior year adjustments	(1)	—	—

Current tax charge/(credit) for year	13	10	(11)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

6.	Tax on profit/(loss) on ordinary activities (continued)

Factors that may affect future tax charges

In each financial year presented, the Group expected to be able to claim capital allowances in excess of depreciation in future years. The tax charges in future years in each financial year presented continued to be affected by goodwill amortisation for which no tax relief is available.

The deferred taxation credit arises as follows:

	2004	2003	2002
	£m	£m	£m

Excess capital allowances	15	4	44
Other timing differences	(101)	(76)	(50)
Adjustments in respect of prior periods	2	7	(6)

Total deferred tax credit	(84)	(65)	(12)

Other timing differences include the recognition of a deferred tax asset of £70 million in the year ended 31 March 2004 in respect of UK tax losses carried forward owing to greater certainty regarding the availability of future taxable profits.

Deferred tax assets in the year ended 31 March 2004 arising in respect of certain other UK and German losses carried forward and other timing differences totalling £3,190 million have not been recognised due to insufficient certainty regarding the availability of appropriate future taxable profits.

In each financial year presented no deferred tax has been recognised on unremitted earnings of overseas subsidiaries.

7.	Earnings/(loss) per share

2004

Profit for the financial year (£m)	166

Weighted average number of shares in issue during the year and used to calculate basic earnings per share (millions)	8,671
Dilutive potential Ordinary Shares (millions)	44

Weighted average number of shares outstanding and used to calculate diluted earnings per share (millions)	8,715

Basic and diluted earnings per share (pence)	1.9

In the year ended 31 March 2003, the basic and diluted loss per share of 117.0 pence (2002: 9.8 pence) has been calculated by dividing the loss for the year of £10,148 million (2002: £850 million) by 8,670 million shares (2002: 8,670 million), being the weighted average number of shares in issue for the year (2002: the period from demerger to 31 March 2002).

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PART 3: FINANCIAL INFORMATION – mmO2 plc

8.	Intangible assets

	Goodwill	Licences and other intangible assets	Total
	£m	£m	£m

Cost
At 1 April 2001	9,052	9,766	18,818
Additions	884	21	905
Currency movements	(101)	(92)	(193)

At 31 March 2002	9,835	9,695	19,530

Additions	—	137	137
Disposals	—	(4)	(4)
Currency movements	838	727	1,565

At 31 March 2003	10,673	10,555	21,228

Additions	—	85	85
Disposals	—	(8)	(8)
Sale of subsidiary undertaking	(757)	(484)	(1,241)
Currency movements	(212)	(200)	(412)

At 31 March 2004	9,704	9,948	19,652

Amortisation
At 1 April 2001	3,154	40	3,194
Change for the year	369	23	392
Currency movements	(49)	1	(48)

At 31 March 2002	3,474	64	3,538

Charge for the year	374	31	405
Impairment charge (note 4)	3,003	6,288	9,291
Currency movements	404	8	412

At 31 March 2003	7,255	6,391	13,646

Charge for the year	201	7	208
Disposals	—	(7)	(7)
Sale of subsidiary undertaking	(757)	(484)	(1,241)
Currency movements	(184)	(124)	(308)

At 31 March 2004	6,515	5,783	12,298

Net book value
At 31 March 2004	3,189	4,165	7,354

At 31 March 2003	3,418	4,164	7,582

At 31 March 2002	6,361	9,631	15,992

The goodwill additions in the year ended 31 March 2002 of £884 million relate to the acquisition of the remaining 49.5 per cent. interest in O2 Ireland. Further details are disclosed in note 21.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

9.	Tangible assets

	Land and buildings	Plant and equipment	Assets in course of construction	Total
	£m	£m	£m	£m

Cost
At 1 April 2001	201	4,495	455	5,151
Additions	54	520	602	1,176
Transfers	—	487	(487)	—
Disposals	(32)	(38)	—	(70)
Currency movements	(1)	(35)	(1)	(37)

At 31 March 2002	222	5,429	569	6,220

Additions	2	233	572	807
Transfers	92	401	(493)	—
Disposals	(18)	(171)	—	(189)
Currency movements	27	353	10	390

At 31 March 2003	325	6,245	658	7,228

Additions	4	285	844	1,133
Transfers	39	736	(775)	—
Disposals	(16)	(191)	—	(207)
Sale of subsidiary undertaking	—	(514)	(18)	(532)
Currency movements	(3)	(79)	(1)	(83)

At 31 March 2004	349	6,482	708	7,539

Depreciation
At 1 April 2001	55	1,369	—	1,424
Charge for the year	25	722	—	747
Disposals	(1)	(32)	—	(33)
Currency movements	—	(12)	—	(12)

At 31 March 2002	79	2,047	—	2,126

Charge for the year	42	890	—	932
Impairment charge (note 4)	—	274	18	292
Disposals	(12)	(169)	—	(181)
Currency movements	15	169	—	184

At 31 March 2003	124	3,211	18	3,353

Charge for the year[1]	29	899	—	928
Disposals	(7)	(190)	—	(197)
Sale of subsidiary undertaking	—	(479)	(18)	(497)
Currency movements	—	(44)	—	(44)

At 31 March 2004	146	3,397	—	3,543

Net book value
At 31 March 2004	203	3,085	708	3,996

At 31 March 2003	201	3,034	640	3,875

At 31 March 2002	143	3,382	569	4,094

1	The charge for the year ended 31 March 2004 includes an exceptional charge of £2 million relating to the restructuring described in note 4.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

9.	Tangible assets (continued)

The net book value of land and buildings comprises:

	2004	2003	2002
	£m	£m	£m

Freehold	76	80	29
Long leases	23	22	16
Short leases	104	99	98

Net book value	203	201	143

The net book value of assets held under hire purchase contracts comprises:
Cost	733	731	698
Accumulated depreciation	(368)	(347)	(314)

Net book value	365	384	384

10.	Fixed asset investments

	Interests in associates, joint ventures and other investments	Own shares	Total
	£m	£m	£m

Group
Cost
At 1 April 2001	84	—	84
Additions	—	4	4
Profit retained for the year	6	—	6

At 31 March 2002	90	4	94

Additions	—	2	2
Profit retained for the year	3	—	3

At 31 March 2003	93	6	99

Additions	5	—	5

At 31 March 2004	98	6	104

Provisions
At 1 April 2001	51	—	51
Charge for the year	5	1	6

At 31 March 2002	56	1	57

Charge for the year	3	2	5
Impairment charge	34	—	34

At 31 March 2003	93	3	96

Charge for the year	—	3	3

At 31 March 2004	93	6	99

Net book value
At 31 March 2004	5	—	5

At 31 March 2003	—	3	3

At 31 March 2002	34	3	37

The Directors consider that disclosing full particulars of all subsidiary undertakings would lead to a statement of excessive length. A list of principal subsidiary undertakings is given in note 24.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

11.	Debtors

	2004	2003	2002
	£m	£m	£m

Trade debtors	508	525	584
Other debtors	25	39	166
Prepayments	166	204	237
Accrued income	244	156	103

	943	924	1,090

Trade debtors are stated after deducting £132 million as at 31 March 2004 (2003: £128 million, 2002: £105 million) for doubtful debts. The amount charged to the Group’s profit and loss account for doubtful debts for the year ended 31 March 2004 was £59 million (2003: £72 million, 2002: £61 million).

T-Mobile Deutschland GmbH (T-Mobile) provides national roaming capacity to O2 Germany in areas where O2 Germany has not developed its own network. The cost of the contract is determined based on a fixed number of minutes available to O2 Germany. In February 2003 an extension to this agreement gave O2 Germany increased access to T-Mobile’s 3G network over a longer period. Amounts already paid for minutes which have not yet been used of £106 million (2002: £172 million) were included in prepayments at 31 March 2003. Outstanding contractual payments due to T-Mobile at 31 March 2003 were £151 million (2002: £nil million).

12.	Current asset investments

	2004	2003	2002
	£m	£m	£m

Money market deposits	631	414	131
Money market funds	69	79	328
Other deposits	293	354	384
Certificates of tax deposit	—	1	16

	993	848	859

Other deposits are funds held in trust to meet the O2 UK hire purchase obligations disclosed in note 15. At 31 March 2003, all current asset investments matured within one year, except for an amount of £323 million (2002: £384 million) which was receivable in more than one year. As at 31 March 2004, a further US$102 million in money market deposits is cash collateral for the bank guarantees issued to cover specific risks under the same hire purchase obligations.

13.	Creditors: amounts falling due within one year

	2004	2003	2002
	£m	£m	£m

Other loans	6	8	—
Loan notes (note 15)	8	19	58
Obligations under finance leases and hire purchase contracts (note 15)	40	39	36
Trade creditors	497	423	384
Corporation tax	9	10	2
Other taxation and social security	61	64	52
Other creditors	39	28	170
Accrued expenses	819	781	649
Deferred income	202	200	170

	1,681	1,572	1,521

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PART 3: FINANCIAL INFORMATION – mmO2 plc

14.	Creditors: amounts falling due after more than one year

	2004	2003	2002
	£m	£m	£m

Debentures (note 15)	1,012	1,015	982
Other loans	31	33	—
Obligations under finance leases and hire purchase contracts (note 15)	285	351	370
Other creditors	47	52	51

	1,375	1,451	1,403

15.	Debentures and other borrowings

	2004	2003	2002
	£m	£m	£m

Analysis of loan repayments
Within one year or on demand	14	27	65
Between one and two years	7	7	7
Between two and five years	663	663	632
After five years	373	378	386

	1,057	1,075	1,090

Obligations under finance leases and hire purchase contracts

	2004	2003	2002
	£m	£m	£m

Within one year	41	39	51
Between one and five years	138	147	203
After five years	254	348	335

	433	534	589
Less: finance charges allocated to future periods	(108)	(144)	(183)

	325	390	406

In January 2002 mmO2 plc issued two debentures in the form of a €1,000 million 6.375 per cent. fixed rate bond and a £375 million 7.625 per cent. fixed rate bond which have a five and ten-year term respectively. The debentures are recognised at the amount of net proceeds received and after the effects of any related hedging instruments. At 31 March 2004 this includes unamortised issue costs of £5 million (2003: £7 million).

Loan notes of £132 million were issued by O2 UK between March 1999 and April 2000 for the purchase of various businesses. At 31 March 2004 loan notes totalling £8 million (2003: £19 million, 2002: £58 million) were outstanding and repayable on demand.

Obligations under finance leases and hire purchase contracts are mainly in respect of hire purchase agreements for plant and equipment. On 30 March 2001 and 9 April 2001 hire purchase financing contracts were signed between O2 UK and a number of US leasing trusts. Under the contracts O2 UK sold and repurchased material portions of its GSM radio and switching equipment. O2 UK has deposited sufficient funds with a trust company to meet the future hire purchase obligations. The deposit account is included in current asset investments. The hire purchase agreement is for 16 years with an early buy out option after 12 years. In accordance with the Separation Agreement signed on demerger, BT continues to guarantee all future hire purchase obligations of O2 UK which has provided a counter indemnity to BT for this guarantee. mmO2 has put in place bank guarantees totalling US$102 million to cover specific risks under this hire purchase transaction.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

16.	Provisions for liabilities and charges

	Deferred		Other
	taxation	Restructuring	provisions	Total
	£m	£m	£m	£m

At 1 April 2001	180	—	26	206
(Credited)/charged against loss for the year	(12)	81	9	78
Transfers to corporation tax creditors	22	—	—	22
Arising on demerger	96	—	—	96

At 31 March 2002	286	81	35	402

(Credited)/charged against loss for the year	(65)	—	24	(41)
Utilised in the year	—	(82)	—	(82)
Currency movements	—	1	4	5

At 31 March 2003	221	—	63	284

(Credit)/charge for the year	(84)	75	9	—
Utilised in the year	—	(21)	(8)	(29)
Other movements	—	—	(4)	(4)

At 31 March 2004	137	54	60	251

Deferred taxation

The elements of deferred taxation provided for in the financial information are as follows:

	2004	2003	2002
	£m	£m	£m

Accelerated capital allowances	281	362	358
Other	(22)	(11)	(20)
Unrelieved tax losses carried forward	(122)	(130)	(52)

Total provision for deferred taxation	137	221	286

Other provisions

The restructuring provision arises in respect of the exceptional operating charge recognised in the year ended 31 March 2004 and described in note 4. Other provisions includes £26 million (2003: £25 million, 2002: £20 million) in respect of mast site restoration costs and £16 million (2003: £12 million, 2002: £9 million) in respect of unfunded pensions liabilities. It also includes amounts provided for legal claims.

17.	Called up share capital

	2004	2004	2003	2003	2002	2002
	Number of shares	£m	Number of shares	£m	Number of shares	£m

Authorised
Ordinary shares of 0.1 pence each	20,050,000,000	20	20,050,000,000	20	20,050,000,000	20
Deferred shares of £1 each	40	—	40	—	40	—

	20,050,000,040	20	20,050,000,040	20	20,050,000,040	20

Called up, allotted and fully paid
Ordinary shares of 0.1 pence each	8,674,689,768	9	8,670,181,627	9	8,670,049,416	9
Deferred shares of £1 each	40	—	40	—	40	—

	8,674,689,808	9	8,670,181,667	9	8,670,049,456	9

The Company was incorporated with an authorised share capital of 100 ordinary shares of £1 each and an issued share capital of 2 ordinary shares of £1 each. On 11 September 2001, each ordinary share of the Company was subdivided into 1,000 ordinary shares of 0.1 pence each. The authorised share capital of the Company was also increased to £20,050,040 by the creation of 19,999,900,000 further ordinary shares of 0.1 pence, 40 deferred shares of £1 and 1 redeemable preference share of £50,000.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

17.	Called up share capital (continued)

On demerger, 8,670,031,916 ordinary shares of 0.1 pence each were issued to the shareholders of BT on the basis of one-for-one allotment. Immediately following demerger, a further 15,500 ordinary shares of 0.1 pence each were allotted and issued to eligible employees.

The redeemable preference share of £50,000 was issued on 11 September 2001 and redeemed at par on 20 December 2001. It carried no right to vote and the right to receive dividends at the cumulative fixed rate of 0.04 per cent. of its nominal value per annum but not otherwise to participate in the profits of mmO2 plc and its subsidiary undertakings. On redemption the authorised redeemable preference share capital was subdivided and redesignated as 50,000,000 ordinary shares of 0.1 pence each.

On 11 September 2001, the Company also issued 40 deferred shares of £1 each. The holders of the deferred shares have no right to attend or vote at any general meeting of the Company. The deferred shares do confer the right to receive a cumulative dividend of 1 per cent. of the nominal value of the deferred shares each year. On a return of capital on the winding-up of the Company, the holders are entitled to receive any accumulated unpaid dividends and, subject to all other classes of shares being repaid, the amount paid up on the deferred shares. The deferred shares are classified as non-equity.

During the year ended 31 March 2003, the Company issued 132,211 ordinary shares of 0.1 pence each for a total cash consideration of £65,081. During the year ended 31 March 2004, the Company issued 4,508,141 ordinary shares of 0.1 pence each for a total cash consideration of £3,129,203.

18.	Reconciliations of movements in shareholders’ funds

						Total
	Called up	Share	Other	Profit and	Owners’ net	shareholders’
	share capital	premium	reserves	loss account	investment	funds
	£m	£m	£m	£m	£m	£m

At 1 April 2001	—	—	—	—	19,068	19,068
Funding flows with BT	—	—	—	(474)	446	(28)
Transfer on demerger	9	—	23,189	(3,675)	(19,514)	9
Retained loss for the period after demerger	—	—	—	(376)	—	(376)
Transfer from profit and loss account	—	—	(533)	533	—	—
Currency translation differences	—	—	—	161	—	161

At 31 March 2002	9	—	22,656	(3,831)	—	18,834

Retained loss for the year	—	—	—	(10,148)	—	(10,148)
Reinstatement of goodwill previously written off to reserves	—	—	—	47	—	47
Transfer from profit and loss account	—	—	(10,569)	10,569	—	—
Currency translation differences	—	—	—	1,333	—	1,333

At 31 March 2003	9	—	12,087	(2,030)	—	10,066

Retained profit for the year	—	—	—	166	—	166
Issue of shares	—	3	—	—	—	3
Transfer from profit and loss account	—	—	(1,013)	1,013	—	—
Currency translation differences	—	—	—	(144)	—	(144)

At 31 March 2004	9	3	11,074	(995)	—	10,091

Other reserves arose on demerger. They relate to the difference between the carrying value of the Group held by BT prior to demerger (representing BT’s investments and funding in the Group) and amounts settled with BT on demerger to acquire the assets and liabilities of the Group.

Aggregate goodwill as at 31 March 2004 in respect of acquisitions completed prior to 1 April 1998 of £15 million (2003: £15 million, 2002: £62 million) has been written off against reserves in accordance with the accounting policy existing prior to the adoption of FRS 10 “Goodwill and intangible assets”.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

19.	Analysis of cash flows for headings netted in the cash flow statements

	2004	2003	2002
	£m	£m	£m

Returns on investments and servicing of finance
Interest received	16	18	31
Finance costs	—	—	(22)
Interest paid	(78)	(81)	(18)

	(62)	(63)	(9)

Taxation
Non-United Kingdom corporation tax paid	(13)	(4)	(4)

	(13)	(4)	(4)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(1,035)	(779)	(1,240)
Purchase of intangible fixed assets	(85)	(89)	(21)
Sale of tangible fixed assets	6	—	30

	(1,114)	(868)	(1,231)

Acquisitions and disposals
Deferred consideration arising on purchase of subsidiary undertakings	(8)	—	(864)
Sale of subsidiary undertakings (2004: disposed net of £10 million cash)	7	—	—
Investments in joint ventures and associated undertakings	(5)	—	—

	(6)	—	(864)

Management of liquid resources
Increase in money market deposits and money market funds	(191)	(3)	(459)

	(191)	(3)	(459)

Financing
Net cash contributions from BT	—	—	847
Debentures issued	—	—	989
Other loans issued	—	—	28
Shares issued	3	—	—
Loan repayments	(53)	(47)	(74)

	(50)	(47)	1,790

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PART 3: FINANCIAL INFORMATION – mmO2 plc

20.	Analysis of net debt

	Cash at bank and in hand	Overdraft	Current asset investments	Debt due after one year	Debt due within one year	Obligations under finance leases and hire purchase contracts	Net debt
	£m	£m	£m	£m	£m	£m	£m

At 1 April 2001	389	(49)	280	—	(132)	(282)	206
Cash flow prior to demerger	(268)	49	—	—	(842)	(4)	(1,065)
Other non-cash movements prior to demerger	—	—	110	—	356	(113)	353

Balances on demerger	121	—	390	—	(618)	(399)	(506)
Cashflows after demerger	(101)	—	459	(1,010)	561	—	(91)
Other non-cash movements after demerger	—	—	10	(15)	(8)	(7)	(20)

At 31 March 2002	20	—	859	(1,025)	(65)	(406)	(617)

Cash flow	48	—	3	—	47	—	98
Other non-cash changes and exchange movements	—	—	(14)	(23)	(9)	16	(30)

At 31 March 2003	68	—	848	(1,048)	(27)	(390)	(549)

Cash flow	(45)	—	191	—	14	39	199
Other non-cash changes and exchange movements	—	—	(46)	5	(1)	26	(16)

At 31 March 2004	23	—	993	(1,043)	(14)	(325)	(366)

Reconciliations of net cash flow to movements in net debt

	2004	2003	2002
	£m	£m	£m

(Decrease)/increase in cash in the year	(45)	48	(320)
Management of liquid resources	191	3	459
Cash outflow/(inflow) from decrease/(increase) in debt	53	47	(1,295)

Change in net debt resulting from cash flows	199	98	(1,156)
Other non-cash movements	(16)	(30)	333

Decrease/(increase) in net debt in the year	183	68	(823)
Net (debt)/funds at beginning of year	(549)	(617)	206

Net debt at end of year	(366)	(549)	(617)

Other non-cash movements relate principally to the inception of new finance leases, interest accrued thereon and foreign exchange gains and losses arising in relation to items of net debt held in foreign currencies.

21.	Acquisitions and disposals

On 14 April 2003, the Group announced that it had agreed the sale of its wholly owned Dutch subsidiary, O2 Netherlands, to Greenfield Capital Partners, an independent private equity and corporate finance group with existing interests in the fixed telecoms sector, for €25 million cash. The sale was completed on 3 June 2003 and took the form of the sale of all the issued shares of O2 Netherlands. In the year ended 31 March 2003, the Group recognised a non-operating exceptional provision for loss on disposal of O2 Netherlands of £1,364 million. This represented the impairment of the assets of O2 Netherlands, and goodwill relating to the original purchase of the stake in O2 Netherlands, down to their net recoverable amount which in this case was the sale proceeds less the estimated direct costs of disposal. The total loss on sale arising on completion was £1,369 million which, after utilisation of the provision recognised in 2003, resulted in a non-operating exceptional loss of £5 million in the year.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

21.	Acquisitions and disposals (continued)

In February 2001, Telenor exercised a put option to sell its remaining 49.5 per cent. interest in O2 Ireland to the Group and this transaction was completed in April 2001, following approval by the regulator. The total consideration for this stake was £877 million including expenses resulting in additional goodwill of £884 million. The consideration included US$49 million payable to the former Managing Director for his 2 per cent. stake in the non-voting shares of O2 Ireland. At 31 March 2004, none remained payable after the year end (2003: £8 million, 2002: £13 million). Consideration totalling £8 million was paid in the year ended 31 March 2003 (2002: £5 million).

22.	Financial commitments and contingent liabilities

Obligations under finance leases and hire purchase contracts

Future gross finance lease and hire purchase payments payable by the Group as at 31 March 2004 are as follows:

£m

Payable in the year ending 31 March:
2005	41
2006	36
2007	29
2008	29
2009	44
Thereafter	254

Total future gross finance lease and hire purchase payments	433

Future gross hire purchase payments payable by the Group as at 31 March 2003 are as follows:

£m

Payable in the year ending 31 March:
2004	39
2005	43
2006	37
2007	34
2008	33
Thereafter	348

Total future gross hire purchase payments	534

Future gross hire purchase payments payable by the Group as at 31 March 2002 are as follows:

£m

Payable in the year ending 31 March:
2003	51
2004	54
2005	52
2006	50
2007	47
Thereafter	335

Total future gross hire purchase payments	589

Finance lease and hire purchase commitments are mainly in respect of hire purchase agreements for plant and equipment. Full details of these leases are provided in note 15.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

22.	Financial commitments and contingent liabilities (continued)

Commitments

	2004	2003	2002
	£m	£m	£m

Contracts placed for capital expenditure not provided in the accounts	353	909	704
Contracts placed for non-capital expenditure not provided in the accounts	113	151	—

Total	466	1,060	704

Operating lease commitments

At 31 March the Group was committed to making the following payments during the next year in respect of operating leases:

	2004		2003		2002
	Land and buildings	Other	Land and buildings	Other	Land and buildings	Other
	£m	£m	£m	£m	£m	£m

Leases which expire
Within one year	2	1	7	4	10	23
Between one and five years	31	12	32	25	20	7
After five years	148	—	127	7	73	34

	181	13	166	36	103	64

Future minimum operating lease payments due by the Group as at 31 March 2004 are as follows:

£m

Payable in the year ending 31 March:
2005	194
2006	185
2007	179
2008	160
2009	148
Thereafter	981

Total future minimum operating lease payments	1,847

Future minimum operating lease payments due by the Group as at 31 March 2003 are as follows:

£m

Payable in the year ending 31 March:
2004	202
2005	193
2006	198
2007	162
2008	154
Thereafter	959

Total future minimum operating lease payments	1,868

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PART 3: FINANCIAL INFORMATION – mmO2 plc

22.	Financial commitments and contingent liabilities (continued)

Future minimum operating lease payments due by the Group as at 31 March 2002 are as follows:

£m

Payable in the year ending 31 March:
2003	167
2004	145
2005	138
2006	124
2007	108
Thereafter	757

Total future minimum operating lease payments	1,439

mmO2 plc has provided a guarantee of all liabilities of Airwave mmO2 Limited under its contracts with PITO (the Police Information Technology Organisation) and the police force customers.

In each financial year presented, there were no other contingent liabilities or guarantees other than those detailed in note 15 to the financial information and those arising in the ordinary course of the Group’s business on which no material losses are anticipated. The Group has insurance cover to certain limits for major risks on property and major claims in connection with legal liabilities arising in the course of its operations.

In each financial year presented, the Group did not believe there were any pending legal proceedings which would have a material adverse effect on the financial position or results of operations of the Group.

23.	Related party disclosures

In each financial year presented, the Group entered into transactions with related parties as follows:

	2004	2003	2002
	£m	£m	£m

Turnover
BT	—	—	607
The Link Stores Limited	39	54	47
Tesco Mobile Limited	3	—	—
Purchases
BT	—	—	(560)
The Link Stores Limited	(47)	(79)	(95)

Total net transactions	(5)	(25)	(1)

During the year ended 31 March 2004, the Group provided a combination of loan notes and partly-paid equity totalling £6 million to its joint venture, Tesco Mobile Limited. The loan balance outstanding at 31 March 2004 was £3 million. The Group also provided other services to Tesco Mobile Limited with a value of £3 million. All transactions were at arm’s length rates.

The Group had the following balances outstanding with BT as at 31 March 2002:

2002
£m

Trade debtors	92
Trade creditors	(115)

Directors’ emoluments are disclosed in note 27.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

24.	Principal subsidiary undertakings and associates

The principal operating subsidiary undertakings are detailed below, all of which are included in the Group financial information.

Name	Country of incorporation and operation	Activity	Portion of ordinary shares held %

O2 Limited	England and Wales	Intermediate holding company	100
O2 (UK) Limited	England and Wales	Mobile cellular telephone system provider and operator	100
O2 (Germany) GmbH & Co. OHG	Germany	Mobile cellular telephone system provider and operator	100
O2 Communications (Ireland) Limited	Ireland	Mobile cellular telephone system provider and operator	100
Airwave mmO2 Limited	England and Wales	Digital radio service for public safety organisations	100
O2 (Online) Limited	England and Wales	Mobile internet business	100
Manx Telecom Limited	Isle of Man	Telecommunication services supplier	100

The shares in O2 Limited are held directly by mmO2 plc. The shares of the other operating companies are held by O2 Limited or its wholly owned subsidiaries. The accounting reference date of all subsidiary undertakings is 31 March.

The Group also owns a 50 per cent. stake in a joint venture, Tesco Mobile Limited, and a 40 per cent. stake in an associate, The Link Stores Limited. Tesco Mobile Limited supplies mobile electronic communications and related services to consumers and is incorporated in England and Wales and operates throughout the United Kingdom. The accounting reference date of Tesco Mobile Limited is 28 February. The Link Stores Limited is a telecommunications equipment retailer which is incorporated and operates in England and Wales.

During the year ended 31 March 2004 the Group sold its entire interest in O2 Netherlands as disclosed in note 21.

25.	Financial instruments and risk management

Treasury management and policies

Group Treasury (Treasury) operates as a centralised service for the Group. The role of Treasury is to identify, monitor and manage financial risk within the framework of Board approved policies and delegated authorities. Treasury is not permitted to add to the financial risks inherent in the business and may not undertake speculative activity.

The principal financial risks of the Group in each of the financial years presented were:

Banking covenants

It was the Group’s policy to fully fund its business plan by access to the debt capital markets and other sources of funding. Borrowing is centralised and there are no material local facilities. The Group is committed to maintaining the key financial ratios as set out in the covenants relating to the multi-currency revolving credit facility, of Group EBITDA to interest and net debt to Group EBITDA.

Foreign exchange management

The policy of the Group was to hedge (primarily by the use of foreign currency forward contracts) identified foreign exchange flows, although the level of transaction risk exposure is low due to the fact that cash flows are primarily domestic in each Group company. The policy of the Group regarding foreign exchange translation risk is to manage material risk on the translation of foreign currency assets and liabilities into pounds sterling primarily through natural offsets and the use of currency debt, cross-currency and foreign exchange swaps. In line with the development of positive cash flows in our oveseas businesses and as visibility of the future financial profile of the Group becomes clearer, the Board anticipate increasing the level of hedging of the Group’s overseas assets through the redenomination of existing debt and the use of cross-currency and foreign exchange swaps.

Interest rate management

The debt level within the Group was a key determinant of the impact of interest rates. It is the Group’s policy to fix or protect expected interest flows where Group profits or key financial ratios would be materially at risk from interest rate movements. Treasury maintains the proportion of fixed rate debt within a Board approved range of 25 to 75 per cent. by the issuance of fixed rate debt and the use of derivative instruments (primarily interest rate swaps).

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PART 3: FINANCIAL INFORMATION – mmO2 plc

25.	Financial instruments and risk management (continued)

Credit risk management

It was the Group’s policy to mitigate credit risk to financial counter-parties through the application of strict counter-party limits. Counter-party limits are based on credit ratings issued by the main credit rating agencies and outstanding transactions are weighted according to potential risk to the Group. Counter-party limits are reviewed on a regular basis by Treasury.

Off balance sheet arrangements

The Group did not participate in, or secure financing for, any unconsolidated special purpose entities in any of the financial years presented.

Disclosures

Short-term debtors and creditors, where permitted by FRS 13 “Derivatives and Other Financial Instruments: Disclosures”, have been excluded from the following disclosures, which are after taking account of interest rate and currency swaps where applicable.

The Group holds or issues financial instruments principally to finance its operations, for the temporary investment of short-term funds and to manage currency and interest rate risks arising from its operations.

The Group uses derivative financial instruments to manage its exposure to market risks such as changes in interest rates and foreign exchange rates. The objective is to match the profile and characteristics of Group funding of equity and debt to that of the assets funded and to mitigate foreign exchange risk under the guidelines approved by the Board of Directors in accordance with the Group’s treasury policy.

Fair value of financial instruments

The book and fair values of the Group’s financial assets and financial liabilities at 31 March are:

	Book value	Fair value	Book value	Fair value	Book value	Fair value
	2004	2004	2003	2003	2002	2002
	£m	£m	£m	£m	£m	£m

Liabilities
Debentures	(1,042)	(1,135)	(1,065)	(1,105)	(987)	(951)
Hire purchase contracts	(325)	(334)	(390)	(370)	(406)	(406)
Loan notes	(8)	(8)	(19)	(19)	(58)	(58)
Other loans and borrowings	(37)	(37)	(41)	(41)	(50)	(50)

Total financial liabilities	(1,412)	(1,514)	(1,515)	(1,535)	(1,501)	(1,465)

Assets
Hire purchase contracts	293	315	354	392	384	384
Short-term deposits	631	631	414	414	344	344
Money market funds	69	69	79	79	131	131
Cash at bank and in hand	23	23	68	68	20	20

Total financial assets	1,016	1,038	915	953	879	879

Derivative financial instruments held to manage the interest rate and currency profile of the Group
Interest rate swaps	—	17	—	15	—	(9)
Cross-currency swaps	25	44	38	53	(2)	(13)
Forward foreign exchange contracts	4	4	6	7	—	1

	29	65	44	75	(2)	(21)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

25.	Financial instruments and risk management (continued)

Summary of methods and assumptions

Fair value is the amount at which a financial instrument could be exchanged in an arm’s length transaction between informed and willing parties, other than in a forced or liquidation sale, and excludes accrued interest. Book values are stated before deducting any unamortised issue costs.

For interest rate swaps, currency swaps and forward foreign exchange contracts, the fair value is based upon market price of comparable instruments where available and if not available by the discounting of future cash flows to net present values using appropriate interest and currency rates.

For short-term deposits and borrowings and cash at bank, the fair value of the short-term deposits, money market funds and cash at bank approximate to the book carrying value due to the short-term or on demand maturity of these instruments.

For long-term borrowings the fair value of the sterling and Euro denominated bonds have been estimated using quoted market prices.

For other borrowings the fair value of other short-term borrowings approximate to the carrying value due to the short-term or on demand maturity of these instruments.

Hedges

Under the Group’s accounting policy as detailed in note 1 to the financial information, certain gains and losses on derivative instruments used for hedging are not recognised in the financial information. The gains and losses are as follows:

			Total net
			gains/
	Gains	Losses	(losses)
	£m	£m	£m

Gains and losses on hedges maturing within one year	1	—	1
Gains and losses on hedges maturing after more than one year	—	(20)	(20)

Unrecognised gains and losses at 1 April 2002	1	(20)	(19)

Gains and losses arising in previous years that were recognised in the year	—	—	—

Gains and losses arising in previous years that were not recognised in the year	1	(20)	(19)
Gains and losses arising in the year that were not recognised in the year	30	20	50

Unrecognised gains and losses on hedges at 31 March 2003	31	—	31

Of which:
Gains and losses expected to be recognised in 2003-04	7	—	7
Gains and losses expected to be recognised in 2004-05 or later	24	—	24

			Gains
			£m

Unrecognised gains at 1 April 2003			31
Gains arising in previous years that were recognised in the year			(1)

Gains arising in previous years that were not recognised in the year			30

Gains arising in the year that were not recognised in the year			6

Unrecognised gains on hedges at 31 March 2004			36

Of which:
Gains expected to be recognised in 2004-05			—
Gains expected to be recognised in 2005-06 or later			36

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PART 3: FINANCIAL INFORMATION – mmO2 plc

25.	Financial instruments and risk management (continued)

Currency exposures

At 31 March 2004, Group companies whose functional currency was not sterling held net foreign currency monetary assets of £4 million (2003: nil, 2002: nil) denominated in US$ and nil denominated in Sterling (2003: nil, 2002: £1 million). Group companies whose functional currency was Sterling held net foreign currency monetary assets of nil (2003: £3 million, 2002: £3 million) denominated in US$ and nil (2003: £1 million, 2002: £1 million) denominated in Euros.

Foreign exchange transaction risk management

The Group’s identified exposure to the foreign currency risk of expected future sales and expenditure, after the effect of forward hedging instruments, was nil at 31 March 2004 (2003: nil, 2002: nil).

Financial instruments held for trading purposes

The Group does not trade in financial instruments.

Financial assets

Financial assets consist of sterling and Euro denominated cash at bank, short-term money market deposits and investments in a AAA-rated money market fund. Money market deposits have a maturity profile between overnight and three months and earn interest at market rates. Investments in the money market fund can be called on either a same day or next day basis and yield income or interest on the basis of performance of the underlying assets measured against one-week and three-month LIBOR/EURIBOR benchmarks.

	Cash at bank and in hand	Hire purchase related assets	Short-term deposits and money market funds	Total
	£m	£m	£m	£m

Currency
Sterling	(3)	—	461	458
Euro	22	—	184	206
Other	4	293	55	352

At 31 March 2004	23	293	700	1,016

Currency
Sterling	7	—	290	297
Euro	58	—	137	195
Other	3	354	66	423

At 31 March 2003	68	354	493	915

Currency
Sterling	(17)	—	265	248
Euro	34	—	210	244
Other	3	384	—	387

At 31 March 2002	20	384	475	879

At 31 March 2004, the Group had no fixed rate financial assets (2003: nil, 2002: nil).

At 31 March 2002, the effect of the Group’s €200 million foreign exchange swap was to re-classify €200 million assets into £124 million, until its maturity in September 2002.

Foreign exchange risk management

Forward foreign exchange contracts have been entered into to reduce the impact of foreign exchange movements on Group’s investments. As at 31 March 2002 the Group had outstanding forward foreign exchange contracts relating to investments with a total principal of £124 million.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

25.	Financial instruments and risk management (continued)

Financial liabilities

	Fixed rate financial liabilities	Floating rate financial liabilities	Total	Fixed rate financial liabilities weighted average interest rate	Fixed rate financial liabilities weighted average period for which rate is fixed
	£m	£m	£m	%	(years)

Currency
Sterling	431	570	1,001	7.32%	7.2
Euro	—	80	80	—	—
Other	306	—	306	7.43%	6.1

At 31 March 2004	737	650	1,387	7.36%	6.7

Currency
Sterling	434	562	996	7.66%	8.2
Euro	—	103	103	—	—
Other	372	—	372	6.68%	6.3

At 31 March 2003	806	665	1,471	7.21%	7.3

Currency
Sterling	373	414	787	7.625%	8.8
Euro	—	303	303	—	—
US Dollar	406	—	406	6.68%	7.3

At 31 March 2002	779	717	1,496	7.13%	8.5

The effect of the Group’s interest rate swaps are to classify €500 million of Euro borrowings as floating rate in all three financial years presented. The Group has cross-currency and foreign exchange swaps, which classify €500 million and €380 million respectively of Euro borrowings as floating rate in sterling in 2004 and 2002 and €500 million and €350 million respectively of Euro borrowings as floating rate in sterling in 2003. The impact of the cross-currency and foreign exchange swaps is to reduce the Euro borrowings and increase floating Sterling borrowings by £309 million (2003: £309 million, 2002: £309 million) and £253 million (2003: £234 million, 2002: £309 million) respectively.

Floating rate financial liabilities in all three financial years presented bear interest at rates, based on relevant national LIBOR/EURIBOR equivalents, which are fixed in advance for periods of six months.

Borrowing facilities

The Group has the following undrawn committed floating rate borrowing facilities available at 31 March in respect of which all conditions precedent had been met at that date:

	Total
	2004	2003	2002
	£m	£m	£m

Expiring within one year	100	250	750
Expiring in more than two years	1,725	1,725	1,725

Total	1,825	1,975	2,475

At 31 March 2002, the facility expiring within one year was the 364-day tranche of the Revaluing Credit Facility (RCF).

At 31 March 2003, the facility expiring within one year included the 364-day tranche of the RCF and a 364-day bilateral facility.

At 31 March 2004, the facility expiring within one year is a 364-day bilateral facility. If the facility is not renewed for a further period by the bank at its expiry, it can be drawn and then repaid in September 2006, otherwise it lapses. The facility expiring in more than two years is the five- year tranche of the RCF, which matures in September 2006. All facilities incur commitment fees at market rates.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

26.	Auditors’ remuneration

The aggregate fees paid to auditors during the year for audit and other services is analysed below:

	2004	2003	2002
	£000	£000	£000

Audit services:
UK	600	500	500
Other countries	400	500	400

Total statutory audit fees	1,000	1,000	900
Audit-related regulatory reporting	32	17	188

Total audit and audit-related fees	1,032	1,017	1,088

Non-audit fees:
Other assurance services	339	687	206
Tax compliance	166	125	18
Tax advisory	280	171	4
Systems implementation	—	176	—

Total non-audit fees	785	1,159	228

27.	Directors’ emoluments

The emoluments of the Directors for the year ended 31 March 2004 and the benefits received under long-term incentive plans were, in summary, as follows:

	2004	2003	2002
	£000	£000	£000

Salaries	2,405	1,408	1,078
Performance related bonus[1]	2,265	593	545
Gains under long-term incentive plans[2,3,4]	147	158	—
Other benefit	249	102	69

	5,066	2,261	1,692
Payments to non-executive Directors	399	251	147

Total emoluments	5,465	2,512	1,839

1	Includes £150,000 paid by BT in 2002 in respect of David Varney’s contribution to the successful demerger.
2	In addition to the emoluments disclosed above, in 2002 an additional £186,880 was paid as a result of the early vesting of the BT Cellnet long-term incentive plan as a result of the demerger.
3	In 2003, represents gains on vesting of 1997 Executive Share Award and vesting of Restricted Share Award.
4	In 2004, represents gains on vesting of Restricted Share Award.

During the year ended 31 March 2004, three Directors (2003: two, 2002: two) accrued retirement benefits under a defined benefit pension plan. In addition, contributions of £83,125 (2003: £77,875, 2002: £43,167) in respect of one Director (2003: one, 2002: one) were paid to a defined contribution pension plan.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Directors’ remuneration (excluding pension arrangements) was as follows:

	Salary and fees[1]					Annual and special bonuses				Benefits excluding pensions[2]				Gains from long-term incentive plans[3]
																			Total	Total	Total
	2004	2003		2002		2004	2003	2002		2004		2003	2002	2004		2003		2002	2004	2003	2002
	£	£		£		£	£	£		£		£	£	£		£		£	£	£	£

D Varney	350,000	500,000	[4]	393,056	[5]	—	—	150,000	[6]	36,125		17,308	24,537	—		—		—	386,125	517,308	567,593
P Erskine[7]	607,500	537,500		449,464		564,200	387,000	250,000	[8]	40,602		36,651	31,350	—		48,303	[9]	—	1,212,302	1,009,454	730,814
D Finch	395,833	370,833		235,215	[10]	364,000	206,250	145,000		24,705		48,158	13,388	146,717	[11]	109,333	[12]	—	931,255	734,574	393,603
R Gröger[13]	399,211	—		—		499,896	—	—		20,543		—	—	—		—		—	919,650	—	—
D McGlade[14]	372,500	—		—		462,000	—	—		100,047	[15]	—	—	—		—		—	934,547	—	—
K Thexton[16]	279,508	—		—		374,691	—	—		27,288		—	—	—		—		—	681,487	—	—
A Sukawaty[18]	100,000	100,000		76,256	[19]	—	—	—		—		—	—	—		—		—	100,000	100,000	76,256
D Arculus[20,21]	48,000	—		—		—	—	—		—		—	—	—		—		—	48,000	—	—
D Chance[18,22]	48,000	7,064		—		—	—	—		—		—	—	—		—		—	48,000	7,064	—
S Hodge[18]	55,000	36,000		18,000	[23]	—	—	—		—		—	—	—		—		—	55,000	36,000	18,000
N Kroes[24]	50,000	36,000		21,099	[25]	—	—	—		—		—	—	—		—		—	50,000	36,000	21,099
I Meakins[18]	50,000	36,000		10,184	[26]	—	—	—		—		—	—	—		—		—	50,000	36,000	10,184
P Myners[20]	48,000	36,000		21,099	[25]	—	—	—		—		—	—	—		—		—	48,000	36,000	21,099

1	Salaries and fees are reviewed each year.
2	Benefits include car provision or cash allowance, healthcare, financial planning, dental care, home security and life cover.
3	There were no gains from long-term incentives in the year ended 31 March 2002.
4	With effect from 1 April 2003, David Varney served as part-time Chairman and the annual fee payable was £350,000.
5	From date of initial appointment 18 June 2001. Appointed to the Board 31 August 2001.
6	£150,000 paid by BT Group in respect of David Varney’s contribution to the successful demerger.
7	Highest paid Director. Appointed to the Board 31 August 2001. Figures for 2002 relate to the period 1 April 2001 to 31 March 2002.
8	In addition, Peter Erskine received a payment of £186,880 resulting from the BT Cellnet Long-Term Incentive Plan which vested on demerger, and £28,669 in BT shares in respect of the vesting of the 1998 BT Deferred Bonus Plan. Appointed to the Board 31 August 2001. Figures for 2002 relate to the period 1 April 2001 to 31 March 2002.
9	Gain on vesting of 1997 Executive Share Award (details can be found on page 60).
10	From date of initial appointment 1 August 2001. Initially appointed to the Board 31 August 2001.
11	Gain on vesting of Restricted Share Award (details can be found on page 59).
12	Gain on vesting of Restricted Share Award (details can be found on page 59).
13	Rudolf Gröger’s remuneration has been converted from Euro to Sterling at an exchange rate of €1 = £0.6943. Appointed 1 April 2003.
14	Appointed 1 April 2003.
15	In addition to the benefits listed in Note 1, David McGlade received a benefit relating to the cessation of his expatriate accommodation allowance.
16	Appointed 1 April 2003. Resigned from the Board on 4 February 2004 and left employment on 31 March 2004. In relation to the period from 4 February 2004 to 31 March 2004, Kent Thexton received salary and benefits of £50,492 and £4,929 respectively under his existing contract. With effect from 1 April 2004, the Company entered into a consultancy agreement with Kent Thexton for 16 months, to have available his expert input regarding mobile data services. Over the 16 months, Kent Thexton will receive fees of £166,668. His time commitment is expected to be on average one to two days per calendar month. No termination payment has been or will be made to Kent Thexton, but during the consultancy period the Company will meet the cost of his personal tax and financial planning fees up to a value of £5,000. Details regarding the treatment of his share options and share awards are included on pages 55 and 58.
17	In addition to the benefits listed in Note 2, Kent Thexton received a benefit relating to the cessation of his expatriate accommodation allowance.
18	Elected to receive 50 per cent. of Directors’ fees after tax in shares.
19	Includes a payment of £17,648 in respect of consultancy services provided to mmO2 for the period 27 June 2001 to 31 August 2001. Initially appointed as Deputy Chairman 31 August 2001.
20	Elected to receive 100 per cent. of Directors’ fees after tax in shares.
21	Appointed 1 April 2003.
22	Appointed 21 January 2003.
23	Initially appointed 1 October 2001.
24	Elected to receive 75 per cent. of Directors’ fees after tax in shares.
25	Initially appointed 31 August 2001.
26	Appointed 20 December 2001.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Pension provisions

The table below includes the information required in relation to defined benefit schemes under the UKLA Listing Rules and Schedule 7A of the Companies Act 1985.

	Total accrued pension[1] – at 31 March				Transfer value of accrued benefit[2,3] – at 31 March			Real increase in accrued pension during year			Increase in accrued pension during year (including inflation)				Transfer value of real increase in accrued benefit (less Directors’ contributions)[2,3]			Increase in transfer value less Directors’ contributions		Directors’ contributions

	2004	2003	2002		2004	2003	2002	2004	2003	2002	2004	2003	2002		2004	2003	2002	2004	2003	2004	2003	2002
	£000	£000	£000		£000	£000	£000	£000	£000	£000	£000	£000	£000		£000	£000	£000	£000	£000	£000	£000	£000

Peter Erskine
mmO2 Pension Plan	37	33	29		407	324	337	3	3	3	4	4	4		20	16	23	68	(28)	15	15	14
Unfunded Plan	203	160	117		3,124	2,155	1,562	39	41	29	43	43	30		598	543	380	969	593	—	—	—

Total	240	193	146		3,531	2,479	1,899	42	44	32	47	47	34		618	559	403	1,037	565	15	15	14

David Finch	9	5	2	[6]	72	40	20	3	3	2	4	3	2	[6]	27	24	20	32	20	—	—	—

Rudolf Gröger[4,5]	69	34	n/a		1,540	682	n/a	35	n/a	n/a	35	n/a	n/a		744	n/a	n/a	858	n/a	—	—	—

1	The accrued annual pension represents the maximum defined benefit liability for mmO2. The amounts will be reduced by any retained benefits from previous employment.
2	The transfer values have been calculated on the basis of actuarial advice. The transfer values of the Inland Revenue approved benefits have been calculated in accordance with Actuarial Guidance Note GN11 using the assumptions adopted by the mmO2 Pension Plan Actuary (2002: BT Pension Scheme Actuary). The unapproved element of pension benefits has been valued using assumptions appropriate to the FRS 17 accounting standard, which is consistent with GN11 principles.
3	These figures represent liabilities of the Company and the mmO2 Pension Plan, not sums paid or due to the individual.
4	Rudolf Gröger became an executive Director on 1 April 2003. Therefore, no figures are shown for the year prior to this date. Although his benefit does not vest until after three years of service, the figures have been calculated on the assumption that he will complete three years of service.
5	Rudolf Gröger’s pension has been converted from Euro to Sterling at an exchange rate of €1 = £0.6943.
6	Part year figure.

Under arrangements to provide David Finch with supplementary benefits in respect of earnings above the statutory earnings cap for the year ended 31 March 2004, £83,125 (2003: £77,815, 2002: £43,167) was paid to a defined contribution Funded Unapproved Retirement Benefit Scheme (FURBS) and £45,521 (2003: £42,646, 2002: £26,833) was paid as a cash supplement.

In the year ended 31 March 2004, David McGlade and Kent Thexton received a cash allowance of £74,500 and £66,000 respectively equating to 20 per cent. of salary in lieu of pension benefits.

Share price

The closing market price of mmO2 shares at 31 March 2004 was 100.5p (31 March 2003: 44.75p, 28 March 2002: 68.25p) and the range from 1 April 2003 to that date was 45.75p to 112p (1 April 2002 to 31 March 2003: 37p to 68.25p, demerger to 28 March 2002: 60p to 93p).

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Beneficial interests in Ordinary Shares

The beneficial interests of the Directors and their immediate families in mmO2 ordinary shares of 0.1p each as at 31 March are set out in the table below.

	As at 31 March 2004		As at 31 March 2003		As at 31 March 2002		As at demerger (or date of appointment if later)[1]

David Varney	279,554	[2,3,4]	277,237	[3,4]	274,019	[3,4]	113,000
Peter Erskine	537,027	[2,4]	534,710	[4]	405,444	[4]	71,968
David Finch	812,816	[2,4]	608,964	[4]	304,211	[4]	—
David McGlade	335,496	[5]	335,496	[5]	46,146		—
Rudolf Gröger	—		—		—		—
Andrew Sukawaty[6]	83,576		45,738		—		—
David Arculus	24,078		—		—		—
David Chance[6]	15,029		—		—		—
Stephen Hodge[6]	91,914		74,159		60,000		—
Neelie Kroes[6]	59,890		27,529		—		—
Ian Meakins[6]	33,599		16,465		—		—
Paul Myners[6]	261,401		228,320		200,000		1,040

1	Dates of appointment are set out in the tables of Directors’ Remuneration on page 52.
2	Between 1 April 2004 and 10 May 2004, David Varney, Peter Erskine and David Finch each acquired 253 additional Ordinary Shares (2003: between 1 April 2003 and 13 May 2003, 471 additional Ordinary Shares) under the terms of the mmO2 Share Ownership Plan.
3	Includes 1,000 shares in the form of 100 mmO2 American Depositary Shares (ADSs) (1 ADS = 10 Ordinary Shares).
4	Includes shares held by the trustee of the mmO2 Share Ownership Plan.
5	Includes 4,130 shares in the form of 413 mmO2 American Depositary Shares (ADSs) (1 ADS = 10 Ordinary Shares).
6	Additionally, shares were allotted as a result of the reinvestment of fees for the quarter to 31 March 2003. These shares were allotted following the publication of the 2003 Annual Report and Financial Statements.

Long-term incentives

The Remuneration Committee (“the Committee”) believes that long-term incentives should form a key part of the executive remuneration package, and that executives should look to the performance-related elements of the package to achieve superior reward. The Committee believes it is important to adapt the incentive arrangements offered in future years to support the Group’s strategic objectives. This is achieved through a flexible portfolio of long-term incentives, which the Committee actively reviews to ensure that incentives remain appropriate to the needs of the business.

The Portfolio is the primary vehicle for aligning the interests of key employees and executive Directors with those of shareholders. It comprises three elements:

•	performance shares;
•	share options; and
•	restricted shares.

All employees of the mmO2 Group, including executive Directors, are eligible to be invited to participate in long-term incentives, at the discretion of the Committee. The Committee determines the appropriate performance targets, and reviews the extent to which they have been met. Awards and options are not pensionable.

The Portfolio provides a range of plans that can be tailored to meet the needs of the Group. Other than in exceptional circumstances, executives will only be made an award under one plan in any year. In the year ended 31 March 2004, only the performance share element of the Portfolio was operated (2003: share options only; 2002 share options and restricted shares).

Performance under the long-term incentives is, and will continue to be, measured by Total Shareholder Return (TSR). TSR compares the net return of a shareholder in O2 or previously mmO2 (share price growth and assumed reinvestment of any dividends) with that of a shareholder in each of a group of comparator companies.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Executive share options

Year ended 31 March 2004

The table below shows the options which remained outstanding under the share option element of the Portfolio held by Directors during the year ended 31 March 2004. Vesting is subject to the satisfaction of certain corporate performance criteria as set out on page 56. The table also shows options over BT shares held by David Varney, David McGlade and Kent Thexton prior to demerger. These were re-granted over mmO2 shares as indicated.

	Plan		Grant date		Number at 1 April 2003		Options granted during the year ended 31 March 2004	Exercised	Lapsed	Number at 31 March 2004	Exercise price	Date exercisable

D Varney	mmO2 Legacy share option plan	[1]	22 June 2001		491,272		—	—	—	491,272	101.7p	2004-2011
	Executive share option plan		23 November 2001		1,724,137		—	—	—	1,724,137	87p	23 November 2004– 22 November 2011
			25 July 2002		3,260,869		—	—	—	3,260,869	46p	25 July 2005– 24 July 2012

P Erskine	Executive share option plan		23 November 2001		1,724,137		—	—	—	1,724,137	87p	23 November 2004– 22 November 2011
			25 July 2002		3,554,347		—	—	—	3,554,347	46p	25 July 2005– 24 July 2012

D Finch	Executive share option plan		23 November 2001		1,206,896		—	—	—	1,206,896	87p	23 November 2004– 22 November 2011
			25 July 2002		2,445,652		—	—	—	2,445,652	46p	25 July 2005– 24 July 2012

R Gröger	Executive share option plan		23 November 2001		625,168		—	—	—	625,168	87p	23 November 2004– 22 November 2011
			25 July 2002		1,763,373		—	—	—	1,763,373	46p	25 July 2005– 24 July 2012

D McGlade	mmO2 Legacy share option plan	[1]	1 October 2000		113,440		—	—	—	113,440	$23.243	1 October 2001– 30 September 2010
	Executive share option plan		23 November 2001	[2]	122,059		—	—	—	122,059	$11.873	23 November 2004– 22 November 2011
			25 July 2002		2,184,782		—	—	—	2,184,782	46p	25 July 2005– 24 July 2012

K Thexton	mmO2 Legacy share option plan	[1]	8 September 1998		208,369		—	—	(208,369)	—	168p	8 September 2001– 7 September 2008
			16 February 1999		36,075		—	—	(36,075)	—	229p	16 February 2002– 15 February 2009
			9 August 1999		244,678		—	—	(244,678)	—	207p	9 August 2002– 8 August 2009
	Executive share option plan	[3]	23 November 2001		1,034,482	[4]	—	—	—	1,034,482	87p	23 November 2002– 28 July 2006
			25 July 2002		1,956,521	[5]	—	—	—	1,956,521	46p	25 July 2005– 18 October 2006

1	The options were regranted over mmO2 shares on 20 December 2001. David McGlade’s legacy options were awarded in the form of ADSs (one ADS = 10 mmO2 shares) at $23.243 per ADS, and vest in three equal annual tranches on the first, second and third anniversaries of grant. Kent Thexton’s legacy share options lapsed in full on 31 March 2004.
2	The options granted to David McGlade on 23 November 2001 were in the form of ADSs (one ADS = 10 mmO2 shares) at $11.873 per ADS.
3	On resigning as a Director of mmO2 on 4 February 2004, the Remuneration Committee permitted Kent Thexton to retain his options for the maximum periods referred to in the final column above. The exercisability of these options is dependent on the applicable performance targets being met, and on Mr Thexton’s compliance with certain obligations under his consultancy agreement including restrictive covenants.
4	The options granted to Kent Thexton on 23 November 2001 vest in two equal annual tranches on the first and second anniversaries of grant and can be retested on two subsequent occasions. Vesting of each tranche is dependent on mmO2’s TSR performance against the comparator group. No part of the first and second tranches of options have vested to date as the performance target has not been met. Performance will be retested for the final time in respect of the first tranche at 18 November 2004. Performance will be retested in respect of the second tranche at 18 November 2004 and 2005, if necessary.
5	The vesting of the options granted to Kent Thexton on 25 July 2002 is dependent on mmO2’s TSR performance against the comparator group at 18 July 2005. Performance may be retested at 18 July 2006, if necessary.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

No share options were granted and no options were exercised by executive Directors during the year ended 31 March 2004. Unrealised gains on executive share options were nil as at 31 March 2004. Options granted previously were granted on terms that they normally become exercisable on the third anniversary of grant subject to the TSR of the Company compared with the TSR performance of the companies in the FTSE 100. For options granted in the year ended 31 March 2003, the first performance test is expected to be in July 2005. If the performance goal is not satisfied in full after this period, it can be retested on two subsequent occasions, on the fourth and fifth anniversaries of grant, extending the length of the performance period at each test. The proportion of options that can be exercised will increase if the Company’s TSR performance improves between the test dates. TSR performance from 18 July 2002 (the start of the performance period) to 31 March 2004 places mmO2 at first position within the comparator group. For options granted in the year ended 31 March 2002, the first performance test is expected to be in November 2004. TSR performance from 19 November 2001 (the start of the performance period) to 31 March 2004 places mmO2 at 31st position within the comparator group. As noted above, these options will only become exercisable in full if the Company’s TSR performance meets the relevant target at one of the test dates described above. Should options be granted in the future, the Group will have regard to best practice at the time on retesting and performance conditions.

Year ended 31 March 2003

The table below shows the options which were granted and/or remained outstanding under the share option element of the Portfolio held by Directors during the year ended 31 March 2003. Vesting is subject to the satisfaction of certain corporate performance criteria as set out above. The table also shows options over BT shares held by David Varney prior to demerger. These were re-granted over mmO2 shares as indicated.

	Plan	Grant date	Number at 1 April 2002	Options granted during the year ended 31 March 2003	Exercised	Lapsed	Number at 31 March 2003[1]	Exercise price		Date exercisable

David Varney	mmO2 Legacy share option plan[2]	22 June 2001	491,272	—	—	—	491,272	101.7	p	2004-2011
	Executive share option plan	23 November 2001	1,724,137	—	—	—	1,724,137	87	p	23 November 2004– 22 November 2011

	Executive share option plan	25 July 2002	—	3,260,869	—	—	3,260,869	46	p	25 July 2005– 24 July 2012

Peter Erskine	Executive share									23 November 2004–
	option plan	23 November 2001	1,724,137	—	—	—	1,724,137	87	p	22 November 2011
		25 July 2002	—	3,554,347	—	—	3,554,347	46	p	25 July 2005– 24 July 2012

David Finch	Executive share option plan	23 November 2001	1,206,896	—	—	—	1,206,896	87	p	23 November 2004– 22 November 2011

		25 July 2002	—	2,445,652	—	—	2,445,652	46	p	25 July 2005– 24 July 2012

1	In the financial year ended 31 March 2003, options were granted for nil consideration under the share option element to 1,041 employees, based on their past and anticipated future contribution to the business. The maximum face value of shares granted under option was three times salary although most grants were at 30 per cent. to 60 per cent. of salary. The exercise price for such options is not set at a discount to the market value of shares under option at the time of grant.
2	As at 31 March 2003. The options were re-granted on 20 December 2001.

No share options granted to Directors lapsed or were exercised during the year ended 31 March 2003.

Unrealised gains on executive share options were nil as at 31 March 2003.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Year ended 31 March 2002

The table below shows the options granted under the share option element of the Portoflio held by Directors during the year ended 31 March 2002. Vesting is subject to the satisfaction of certain corporate performance criteria as set on page 56.

	Grant date	Number of shares under option[1]	Exercise price	Date exercisable

David Varney	23 November 2001	1,724,137	87p	23 November 2004-22 November 2011
Peter Erskine	23 November 2001	1,724,137	87p	23 November 2004-22 November 2011
David Finch	23 November 2001	1,206,896	87p	23 November 2004-22 November 2011

1	At the date of grant and as at 31 March 2002.

No share options were granted to Directors lapsed or were exercised during the year ended 31 March 2002.

Unrealised gains on executive share options were nil as at 31 March 2002.

Prior to demerger David Varney held options over BT shares. These were re-granted over mmO2 shares as follows:

Original grant date	Number of mmO2 shares under option[1]	mmO2 exercise price	Date exercisable

22 June 2001	491,272	101.7p	2004-2011

1	As at 31 March 2002. The options were re-granted on 20 December 2001.

Performance Share Plan

The Committee operated the Performance Share Plan as the primary form of long-term incentive for senior management in the year ended 31 March 2004.

Award

•	During 2003/04, each of the executive Directors was made an award of Performance Shares equal to 120 per cent. of salary. Details of these awards can be found on page 58.

Performance measures

•	Vesting is subject to the Company’s relative TSR performance against a comparator group over a fixed three-year period as set out below:

mmO2 TSR ranking	% Performance Shares vest

Below median	0%
Median	30%
Upper quartile (top 25 per cent.)	100%

(Vesting on a straight line basis between median and maximum performance)

•	The comparator group consists of the constituents of the FTSE E300 Telecoms Service Index at the time the award is made.

•
Awards will only vest to the extent that the Committee is satisfied that the Company’s TSR performance is a genuine reflection of the Company’s underlying financial performance over the period. There are no retesting opportunities.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

The table below shows the number of performance shares awarded to executive Directors under the operation of the Portfolio during the year ended 31 March 2004.

	Grant date	Number at 1 April 2003	Granted during the year ended 31 March 2004	Vested	Lapsed	Number at 31 March 2004	Vesting date

Peter Erskine	31 July 2003	—	1,403,773	—	—	1,403,773	31 July 2006
David Finch	31 July 2003	—	905,660	—	—	905,660	31 July 2006
Rudolf Gröger	31 July 2003	—	859,245	—	—	859,245	31 July 2006
David McGlade	31 July 2003	—	815,094	—	—	815,094	31 July 2006
Kent Thexton	31 July 2003	—	747,169	—	(747,169)[1]	—	31 July 2006

1
Kent Thexton resigned from the Board on 4 February 2004 and left employment on 31 March 2004. No performance shares were granted between these dates and his award over performance shares lapsed in full on 31 March 2004.

Sharesave options

All-employee share schemes

Executive Directors are eligible to participate in the Group’s all-employee share schemes on the same terms as other eligible employees. There are no performance conditions attached to these schemes and both operate within specific tax legislation:

•
the mmO2 Sharesave Plan, under which the Directors can grant options to all employees across the business to acquire shares at an exercise price set at a discount of up to 20 per cent. to the market value of a share at the time of invitation.

•	the mmO2 Share Ownership Plan, under which the Directors can award shares to UK employees on a variety of tax-favoured terms.

Year ended 31 March 2004

The table below shows the sharesave options over mmO2 ordinary shares held by Directors during the year ended 31 March 2004.

	Grant date	Number at grant and at 1 April 2003	Exercised	Lapsed	Number at 31 March 2004	Exercise price		Date exercisable

David Varney	21 December 2001	12,978	—	—	12,978	73.2	p	14 February 2005-13 August 2005
Peter Erskine	21 December 2001	12,978	—	—	12,978	73.2	p	14 February 2005-13 August 2005
David Finch	21 December 2001	12,978	—	—	12,978	73.2	p	14 February 2005-13 August 2005
David McGlade	20 December 2002	21,477	—	—	21,477	44	p	13 February 2006-12 August 2006
Kent Thexton	21 December 2001	12,978	—	(12,978)[1]	—	73.2	p	14 February 2005-13 August 2005

1	Kent Thexton’s sharesave option lapsed in full on 31 March 2004.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Year ended 31 March 2003

The table below shows the sharesave options over mmO2 ordinary shares held by Directors during the year ended 31 March 2003.

	Grant date	Number at 1 April 2002	Exercised	Lapsed	Number at 31 March 2003	Exercise Price	Date exercisable

David Varney	21 December 2001	12,978	—	—	12,978	73.2p	14 February 2005-13 August 2005
Peter Erskine	21 December 2001	12,978	—	—	12,978	73.2p	14 February 2005-13 August 2005
David Finch	21 December 2001	12,978	—	—	12,978	73.2p	14 February 2005-13 August 2005

Year ended 31 March 2002

The table below shows the sharesave options over mmO2 ordinary shares held by Directors during the year ended 31 March 2002.

	Grant date	Number of shares under option[1]	Exercise price

David Varney	21 December 2001	12,978	73.2p
Peter Erskine	21 December 2001	12,978	73.2p
David Finch	21 December 2001	12,978	73.2p

1	mmO2 shares under option, usually exercisable from 14 February 2005 and usually lapsing on 13 August 2005.

Restricted shares

Year ended 31 March 2004

The table below shows the number of restricted shares awarded to executive Directors under the operation of the Portfolio.

	Grant date	Number at 1 April 2003[1]	Vested	Lapsed	Number at 31 March 2004	Vesting date

Peter Erskine[2]	23 November 2001	575,815	—	—	575,815	23 November 2004
David Finch[3]	23 November 2001	403,071	(201,535)	—	201,536	23 November 2004
Rudolf Gröger	23 November 2001	156,592	—	—	156,592	23 November 2004
David McGlade	23 November 2001	385,790	—	—	385,790	23 November 2004

1
Restricted share awards were granted to a small group of senior executives (including executive Directors) shortly after demerger. Most awards were granted on terms that they will normally only vest on the third anniversary of grant if the participant builds up a significant personal shareholding in the Company within 18 months of grant and retains this until the vesting date as well as remaining in employment with the mmO2 Group until this time. The awards vest on a pro rata basis if the participant builds up a lower personal investment.

As at 31 March 2004 both Peter Erskine and David Finch had met their shareholding requirement, and are required to maintain that shareholding until the third anniversary of award in order for their restricted share awards to vest in full.

2
Vesting is subject to the satisfaction of a personal shareholding requirement as set out in note 1. The personal shareholding requirement for Peter Erskine is equal to the number of shares under award.

3
Vesting is subject to the satisfaction of a personal shareholding requirement. The personal shareholding requirement for David Finch is equal to one-third of the shares under award. The market price of an mmO2 share on the grant date was 87p. Under the terms of David Finch’s Restricted Share Plan award, 201,535 shares vested on 23 November 2002 at 54.25p and 201,535 shares vested on 23 November 2003 at 72.8p being the market value of a share at those dates. In relation to the awards which vested on 23 November 2002 and 23 November 2003, David Finch received £109,333 and £146,717 on these two dates respectively.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Year ended 31 March 2003

The table below shows the number of restricted shares awarded to executive Directors under the operation of the Portfolio.

	Grant date	Number held at grant and at 1 April 2002[1]	Vested	Lapsed	Number held at 31 March 2003	Vesting date

Peter Erskine[2]	23/11/01	575,815	—	—	575,815	23 November 2004
David Finch[3]	23/11/01	604,606	201,535	—	403,071	201,535 on 23 November 2003
						201,536 on 23 November 2004

1
Restricted share awards were granted to a small group of senior executives (including executive Directors) shortly after demerger. Most awards were granted on terms that they will normally only vest on the third anniversary of grant if the participant builds up a significant personal shareholding in the Company within 18 months of grant and retains this until the vesting date as well as remaining in employment with the mmO2 Group until this time. The awards vest on a pro rata basis if the participant builds up a lower personal investment.

As at 31 March 2003 both Peter Erskine and David Finch had met their shareholding requirement, and are required to maintain that shareholding until the third anniversary of award in order for their restricted shares awards to vest in full.

2
Vesting is subject to the satisfaction of a personal shareholding requirement as set out in note 1. The personal shareholding requirement for Peter Erskine is equal to the number of shares under award.

3
Vesting is subject to the satisfaction of a personal shareholding requirement. The personal shareholding requirement for David Finch is equal to one-third of the shares under award. Under the terms of David Finch’s Restricted Share Plan award 201,535 shares vested on 22 November 2002. In relation to awards granted on 23 November 2001 which vested on 22 November 2002 the market value of a share on these two dates was 87 pence and 54.25 pence respectively.

BT legacy share awards

Peter Erskine has the following mmO2 shares under award from BT Legacy Share Awards, a description of which can be found on page 63. Following demerger, these awards were adjusted to relate solely to mmO2 shares, and any performance measure has been translated into a measure of mmO2 performance from demerger to the end of the performance period.

Plan	BT Executive	BT Executive	BT Executive	BT Incentive	BT Deferred
	Share Plan	Share Plan	Share Plan	Share Plan	Bonus Plan[5]

Year of award	1997[1]	1998[2]	1999[3]	2000[4]	2001

Number of mmO2 shares at demerger and at 1 April 2002	256,137	154,057	144,198	312,750	127,656
Vested	(107,939)	—	—	—	—
Lapsed	(148,198)	—	—	—	—

Number of mmO2 shares at 31 March 2003	—	154,057	144,198	312,750	127,656
Vested	—	—	—	—	—
Lapsed	—	(154,057)	—	(312,750)	—

Number of mmO2 shares at 31 March 2004	—	—	144,198	—	127,656

Vesting date	2002	2003	2004	2003	2004

1
As a result of the vesting of the 1997 BT Executive Share Plan award 107,939 mmO2 shares were transferred to Peter Erskine on 1 August 2002. The remaining shares under this award lapsed under the terms of the award. The market value of a share on 1 August 2002 was 44.75 pence.

2
The performance period for the 1998 BT Executive Share Plan ended on 31 March 2003. The performance condition was not met and as a result 154,057 shares lapsed in August 2003 following the year ended 31 March 2003.

3	The performance period for the 1999 BT Executive Share Plan ended on 31 March 2004. The performance condition was not met and as a result 144,198 shares will lapse in August 2004.
4
The performance period for the 2000 BT Incentive Share Plan ended on 31 March 2003. The performance condition was not met and as a result 312,750 shares lapsed in August 2003 following the year ended 31 March 2003.

5	The vesting of shares awarded under the BT Deferred Bonus Plan is subject only to the continued employment of the Director with the Company.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

27.	Directors’ emoluments (continued)

Non-beneficial interests

At 31 March 2004, Peter Erskine had a non-beneficial interest in 893,175 (2003: 5,853,475, 2002: 6,455,291) mmO2 ordinary shares held in trust by Ilford Trustees Limited as trustee of the BT Executive Share Plan and BT Deferred Bonus Plan.

At 31 March 2004, all executive Directors had a non-beneficial interest in 1,858,232 mmO2 ordinary shares and 81,573 mmO2 American Depositary Shares held in trust by Hill Samuel Offshore Trust Company Limited as trustee of the mmO2 Restricted Share Plan and mmO2 Performance Share Plan.

At 31 March 2003, Peter Erskine and David Finch had a non-beneficial interest in 5,824,695 (2002: 4,838,772) mmO2 ordinary shares and 81,573 (2002: 86,564) mmO2 American Depositary Shares held in trust by Computershare Trustees (C.I.) Limited as trustee of the mmO2 Restricted Share Plan.

28.	Employees

	2004	2003	2002
	No.	No.	No.

Average number of full time employee equivalents (including Executive Directors) by class of business:
Mobile telecommunications	11,133	11,643	13,999
Mobile internet services	301	269	307
Other businesses	913	866	810

Total employees	12,347	12,778	15,116

Average number of full time employee equivalents (including Executive Directors) by geographic area:
UK	7,328	7,081	8,750
Germany	3,494	3,527	4,084
Other	1,525	2,170	2,282

Total employees	12,347	12,778	15,116

The costs incurred in respect of these employees were:

	2004	2003	2002
	£m	£m	£m

Wages and salaries	456	446	483
Social security costs	58	47	59
Employee share ownership scheme	8	4	2
Pension costs (note 29)	26	24	26

Total staff costs	548	521	570

At 31 March 2004, the Group employed 12,905 (2003: 12,476, 2002: 14,300) full time employee equivalents.

The Group operates a number of employee incentive schemes including a sharesave plan, a share ownership plan and various executive and employee option schemes.

Sharesave Plan

The mmO2 Sharesave Plan is a savings-related share option scheme available to all employees. The scheme enables employees to acquire shares in the Company through monthly savings over a three-year or five-year Save-As-You-Earn contract. The savings are then used to purchase shares at the exercise price, which is set at the beginning of the savings contract, at a 20 per cent. discount to the prevailing market price at invitation date. Invitations to participate in the scheme are normally made annually. Similar savings related schemes exist for Group employees based outside the UK.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

28.	Employees (continued)

mmO2 Share Option Plan

In the year ended 31 March 2004, no options were granted to employees under this plan (2003: 1,041 employees for nil consideration, from demerger to 31 March 2002: 1,157). All such options have an exercise price equal to the market value at grant date. These options were granted on terms that they normally only become exercisable on the third anniversary of grant subject to certain performance criteria. If these criteria are not met on the third anniversary of grant, the performance goals will be retested on the fourth and fifth anniversaries. Options under this scheme generally have a life of ten years.

mmO2 Legacy Option Plan

Options over BT shares granted under BT executive share option plans were replaced with options over mmO2 shares, granted under the Legacy Option Plan, for those participants now employed by mmO2. The replacement options were granted on the same terms, and are exercisable between the same dates, as the options for which they were exchanged. The exercise price of these options equals the market value as at original grant date. Options are normally exercisable up until the tenth anniversary of the date of the original grant.

Options outstanding in relation to Group employees under the Sharesave Plan, mmO2 Share Option Plan and mmO2 Legacy Option Plan as at 31 March together with their exercise prices and vesting periods, were as follows:

		Options outstanding over Ordinary Shares and ADSs		Options exercisable over Ordinary Shares and ADSs
	Number outstanding	Weighted-average remaining contractual life	Weighted average exercise price	Number exercisable	Weighted average exercise price
Range of exercise prices[1]	m	years	£	m	£

As at 31 March 2004
£0.44	35	2	0.44	—	—
£0.46	68	8	0.46	—	—
£0.48-0.49	1	9	0.48	—	—
£0.54	14	3	0.54	—	—
£0.64-0.69	7	8	0.67	4	0.69
£0.73-0.82	6	1	0.73	—	—
£0.87	35	8	0.87	3	0.87
£1.02-1.93	2	7	1.27	2	1.28

	168	6	0.58	9	0.83

As at 31 March 2003
£0.44	37	3	0.44	—	—
£0.46	77	9	0.46	—	—
£0.48-0.69	13	9	0.65	3	0.69
£0.73-0.84	8	2	0.73	1	0.83
£0.87	46	9	0.87	3	0.87
£0.91-2.29	5	7	1.36	2	1.64

	186	8	0.60	9	1.02

As at 31 March 2002
£0.64-0.72	11.7	10	0.68	—	—
£0.73	30.6	4	0.73	—	—
£0.74-0.83	3.6	9	0.83	—	—
£0.87	49.4	10	0.87	0.3	0.87
£0.94-2.55	4.2	8	1.64	—	—

	99.5	8	0.84	0.3	0.87

1
Share options over American Depositary Shares (ADS) have exercise prices termed in US Dollars. For purposes of disclosure, these options’ exercise prices have been translated into Sterling at the year end exchange rate. As each ADS represents ten Ordinary Shares, the number of options and exercise prices have been adjusted by this ratio to reflect the options on a like for like basis.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

28.	Employees (continued)

Options granted, exercised and lapsed during the years ended 31 March 2004, 2003 and 2002 in respect of Group employees under these share option schemes were as follows:

	Options over Ordinary Shares			Options over ADSs
	Ordinary Shares[1]			ADSs[2]
	Savings-		Weighted-		Weighted-
	related	Other	average	Other	average
	share	share	exercise	share	exercise
	options	options	price	options	price
Range of exercise prices[1]	m	m	£	m	£

Balance at 1 April 2001	50	3	1.37	—	—
Lapsed on demerger	(50)	(3)	1.37	—	—

Balance on demerger	—	—	—	—	—
Granted	31	65	0.82	6	1.17
Lapsed	—	(2)	0.84	—	—

Balance at 31 March 2002	31	63	0.82	6	1.17
Granted	37	81	0.45	—	—
Lapsed	(23)	(6)	(0.72)	(3)	0.87

Balance at 31 March 2003	45	138	0.60	3	1.49
Granted	15	—	0.54	—	—
Lapsed	(5)	(23)	(0.76)	(1)	(1.69)
Exercised	—	(4)	(0.70)	—	—

Balance at 31 March 2004	55	111	0.57	2	0.93

1	All options granted, exercised, lapsed and outstanding for periods prior to demerger have been adjusted to reflect the exchange ratio of 4.1266 shares of mmO2 per share of BT.
2
Share options over ADSs have exercise prices termed in US Dollars. For purposes of disclosure, these options’ exercise prices have been translated into Sterling at the year end exchange rate. As each ADS represents ten Ordinary Shares, the number of options and exercise prices have been adjusted by this ratio to reflect the options on a like for like basis.

Share plans

The Group operates share award schemes for its employees.

mmO2 Restricted Share Plan

Restricted share awards have been granted to a small group of senior executives. Most of these awards have been granted on terms that they will normally only vest on the third anniversary of grant if the participant builds up a predetermined personal shareholding in the Group, and remains in employment with the Group. Shares required to satisfy these awards are held in trust during the restricted period. No shares were granted under this plan in the years ended 31 March 2004 and 31 March 2003. The weighted average fair value at grant date of the 9.4 million shares granted under this plan in the year ended 31 March 2002 was £0.80.

mmO2 Performance Share Plan

Performance related share awards have been granted to 1,005 employees during the year ended 31 March 2004. These awards are granted on terms that they will vest on the third anniversary of grant if the Company meets certain performance criteria, and the participant remains in employment with the Group. The weighted average fair value at grant date of the 26.4 million shares granted under this plan in the year ended 31 March 2004 was £0.53.

BT Legacy Share Awards

A number of key employees of mmO2 were participants prior to demerger in BT share plans. The awards have been adjusted so that they relate solely to mmO2 plc shares, and any performance measure has been translated into a measure of the Group’s performance from demerger to the end of the performance period. On maturity these awards will be satisfied in existing mmO2 shares held by an employee trust which has already been funded by BT. In accordance with the rules of these plans the awards were converted into awards over mmO2 plc shares on the basis of an adjustment factor of 4.1266.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

28.	Employees (continued)

Incentive Share Plan (ISP) and Retention Share Plan (RSP)

Participants are awarded shares which will normally vest at the end of a three-year period provided a predetermined total shareholder return (TSR) target is met.

Executive Share Plan (ESP)

Participants are awarded shares which will normally vest at the end of five years provided a predetermined TSR target is met.

Deferred Bonus Plan (DBP)

Awards of shares were made to executives based on their performance in the preceding financial year and vest after three years. Under the DBP there are no associated performance goals.

Under the Separation Agreement between the Group and BT, it has been endorsed and agreed that all share awards required under the ISP, RSP, ESP and DBP will be honoured by BT and will be satisfied by issuance of existing mmO2 shares held by a BT trust which has already been funded by BT. Thus, the Group is not responsible for any of the options or shares under these schemes and will bear no compensation expense in association with them.

29.	Pension costs

The Group operates a number of pension schemes in its businesses. All the Group’s pension schemes are provided through either defined benefit or defined contribution arrangements. Defined benefit schemes generally provide pensions based on the employee’s length of service and their final pensionable salary. Defined contribution schemes offer employees individual funds which are converted into pension benefits on retirement. The majority of the schemes’ assets are held independently of the Group’s finances.

The mmO2 Pension Plan

The mmO2 Pension Plan (mmO2 PP) provides the pension benefits for the majority of UK employees and is divided into defined contribution and defined benefit sections.

Defined contribution section

Prior to 1 July 2002, the Group participated in the BT Retirement Plan (BTRP), a defined contribution scheme established by BT. Members of the BTRP could elect to transfer their funds under management into the new mmO2 Plan (defined contribution section) on its inception. These funds were transferred on 14 March 2003.

Defined benefit section

Following the Group’s demerger from BT and until 30 June 2002, the Group was a participating employer in the BT Pension Scheme (BTPS), a funded defined benefit pension scheme. While participating the Group paid to the BTPS a predetermined percentage of the pensionable payroll costs of those Group employees who were members of the scheme. These costs have been charged in the period to which they relate. Details of the financial position of the BTPS and further information regarding the scheme are contained in the financial statements of BT Group plc.

On 1 July 2002 the mmO2 PP was established for employees in the United Kingdom by the Group. Any active member of the BTPS employed by the Group could join a defined benefit section of, and elect to transfer their past service liability from the BTPS to, the new plan. The vast majority of those eligible to transfer elected to do so. The benefits of all deferred and pensioner members at 30 June 2002 remain in the BTPS. A share of the assets of the BTPS, determined on the basis of the past service liabilities of the members electing to transfer their benefits to the new plan, were transferred to the mmO2 PP on 17 March 2003.

From 1 July 2002, the Group has been the principal employer of the mmO2 PP. The pension costs have been assessed in accordance with the advice of a qualified actuary using the projected unit method and taking assets at market value. The defined benefits sections of the mmO2 PP are closed to new entrants and therefore the current service cost is likely to increase as the members approach retirement.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

29.	Pension costs (continued)

Actuarial valuation

The first full actuarial valuation of the defined benefit section of the mmO2 PP was undertaken at 30 June 2003 by a professionally qualified independent actuary using the projected unit method. The purpose of this valuation was to design a future funding plan to ensure that contributions to the plan are sufficient to meet future liabilities. As at 30 June 2003 the assets of the mmO2 PP had a market value of £230 million and were sufficient to cover 86 per cent. of the benefits accrued to members at that date on the ongoing funding measure. As a result of the valuation, the Group has increased the employer’s regular contribution rate from 11.6 per cent. to 13.1 per cent. of pensionable salaries with effect from 1 April 2004. In order to meet the deficit, additional annual payments of £4.4 million are payable for 13 years (subject to review at future valuations). The employee’s contribution rate remains at 6 per cent. of pensionable salary.

The main actuarial assumptions used in the valuation were as follows:

%

Nominal rate of increase in salaries	3.75-4.25
Nominal rate of increase of pensions in payment	2.50
Investment return pre retirement	7.00
Investment return post retirement	5.50
Inflation assumption	2.50

Other Group pension plans

The Group operates several other defined benefit pension schemes. In the Isle of Man benefits are provided by a funded defined benefit pension scheme that is closed to new entrants. The Group also operates unfunded defined benefit schemes in the UK and in Germany. A provision, determined in accordance with SSAP 24, is recorded on the balance sheet to recognise the cumulative accrued liability for the unfunded schemes.

Until May 2001 the O2 Germany main scheme was unfunded. This scheme has been changed to a funded arrangement with payments being made to provide for previously unfunded liabilities over the period to the active members’ retirements. The vast majority of members of the O2 Germany main scheme are now accruing benefits under a defined contribution arrangement. The other defined benefit schemes in Germany are unfunded.

The Group operates defined contribution schemes in Germany, Ireland and the Isle of Man. The assets of these defined contribution arrangements are held separately from those of the Group in independently administered funds.

The assets and liabilities of the O2 Netherlands pension scheme were included in the disposal of O2 Netherlands to Greenfield Capital Partners.

Disclosures under SSAP 24

The total cost charged to the profit and loss account for all the Group’s pension schemes was £26 million (2003: £24 million, 2002: £26 million) as analysed below:

	2004	2003	2002
	£m	£m	£m

mmO2 Pension Plan cost	16	12	—
Contributions to the BT Pension Scheme	—	4	20
Other defined benefit schemes	3	4	4
Defined contribution schemes	7	4	2

	26	24	26

Of the total cost, £24 million is regular cost (2003: £24 million, 2002: £26 million).

For the year ended 31 March 2004, the cost of other defined benefit pension schemes comprises £1 million in respect of the Isle of Man scheme (2003: £1 million, 2002: £1 million), nil in respect of the O2 Germany main scheme (2003: nil, 2002: £2 million), nil in respect of the O2 Netherlands scheme (2003: nil, 2002: £1 million), and £2 million (2003: £3 million, 2002: nil million) in respect of the Group’s unfunded defined benefit arrangements in the UK and Germany.

For the year ended 31 March 2004, the cost of the defined contribution schemes comprises £3 million (2003: £1 million, 2002: nil) in respect of the mmO2 PP, £3 million (2003: £2 million, 2002: nil) in respect of the O2 Germany scheme and £1 million (2003: £1 million, 2002: £1 million) in respect of the O2 Ireland scheme. In addition, contributions of £1 million were paid to the BTRP in the year ended 31 March 2002. There were no contributions outstanding or pre-paid at the year end for any of the three financial years presented.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

29.	Pension costs (continued)

As at 31 March 2004, the unfunded defined benefit arrangement in the UK had 23 members of whom 15 were active (2003: 23 members of whom 22 were active, 2002: 24 members of whom all were active).

At 31 March 2004, the mmO2 PP had 4,596 members of whom 4,014 were active. The O2 Germany schemes had 3,008 members of whom 2,996 were active. The Isle of Man schemes had 437 members of whom 281 were active. The O2 Ireland scheme had 1,112 members of whom 918 were active.

The principal assumptions used to determine the pension cost for the defined benefit section of the mmO2 PP for the year were:

	2004	2003
	%	%

Nominal rate of increase in salaries	3.75-4.25	4.25
Nominal rate of increase of pensions in payment	2.50	2.50
Investment return pre retirement	7.50	6.50
Investment return post retirement	5.70	6.00
Inflation assumption	2.50	2.50

The assumptions for the other defined benefit schemes around the Group are consistent with those used for the mmO2 PP.

At 31 March 2004, using SSAP 24, a deficit of £12 million existed in the mmO2 PP. This difference between the assets and liabilities is being amortised over the expected future working lives of the active membership, of 13 years, using the straight line method and is included in the cost.

Disclosures under FRS 17

In accordance with the transitional arrangements of FRS 17 “Retirement benefits”, certain information regarding the Group’s pension arrangements are disclosed below.

The actuarial valuation of the mmO2 PP as at 30 June 2003 has been updated to 31 March 2004 by an independent qualified actuary in accordance with the transitional arrangements of FRS 17. In accordance with FRS 17, the defined benefit liabilities have been measured using the projected unit method. Plan assets are stated at their market value.

Main assumptions under FRS 17

	31 March 2004 mmO2 PP	31 March 2003 mmO2 PP
	%	%

Nominal rate of increase in salaries	4.05-4.55	3.75
Nominal rate of increase of pensions in payment
– Pension increases with inflation	2.80	2.50
– Pension increases with inflation limited to 5 per cent. p.a.	2.60	2.40
Discount rate	5.70	5.80
Inflation assumption	2.80	2.50
Expected long-term return for:
– Equities	7.80	7.50
– UK Government bonds	4.70	—
– Other bonds	5.70	—
– Other	4.60	3.80

The assumptions, adopted for FRS 17 purposes, for the other defined benefit schemes around the Group are consistent with those used for the mmO2 PP.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

29.	Pension costs (continued)

The assets and liabilities of the defined benefit pension schemes are:

	31 March 2004 mmO2 PP	31 March 2004 other schemes	31 March 2003 mmO2 PP	31 March 2003 other schemes
	£m	£m	£m	£m

Fair value of assets comprises:
– Equities	245	12	177	11
– UK Government bonds	14	6	—	5
– Other bonds	14	2	—	5
– Other	5	1	20	—

Fair value of assets	278	21	197	21
Present value of liabilities	(362)	(42)	(268)	(39)

Deficit	(84)	(21)	(71)	(18)
Related deferred tax asset	25	6	21	5

Net pension liability	(59)	(15)	(50)	(13)

The following table sets out the amounts which would be charged to the profit and loss account and statement of total recognised gains and losses in accordance with the requirements of FRS 17 for the Group’s defined benefit plans:

	Year ended 31 March 2004 mmO2 PP	Year ended 31 March 2004 other schemes	Period from 1 July 2002 to 31 March 2003 mmO2 PP	Year ended 31 March 2003 other schemes
	£m	£m	£m	£m

Analysis of the amount charged to operating profit/(loss):
Current service cost (employers’)	16	2	14	3
Curtailment and settlement[1]	—	(2)	—	—
Vested past service cost[2]	2	—	—	(1)

Total operating charge	18	—	14	2

Analysis of the amount credited/(charged) to net interest:
Expected return on pension plan assets	15	1	14	1
Interest on pension plan liabilities	(16)	(2)	(12)	(2)

Net return	(1)	(1)	2	(1)

Analysis of the amount recognised in the statement of total recognised gains and losses:
Actual return less expected return on pension plan assets[3]	39	2	(62)	(7)
Experience gains and losses arising on plan liabilities	6	(1)	(4)	2
Changes in assumptions underlying the present value of plan liabilities	(57)	(4)	26	—

Actuarial loss recognised in the statement of total recognised gains and losses	(12)	(3)	(40)	(5)

1	In respect of O2 Netherlands.
2	Including a restructuring charge of £2 million which has been included in the exceptional charge for the year.
3	Excluding the returns on assets of the Group’s defined contribution arrangements which do not affect the balance sheet liability.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

29.	Pension costs (continued)

For the mmO2 PP, the amount charged for the period from 1 April 2002 to 30 June 2002 is the contributions paid to the BTPS of £4 million and is in addition to charges shown above.

	mmO2 PP	Other schemes
	£m	£m

Movement in deficit during the period/year
Deficit at 1 July 2002/1 April 2002	(32)	(13)
Total current service cost	(21)	(4)
Total contributions	20	4
Vested past service costs	—	1
Other finance income	2	(1)
Actuarial loss recognised in the statement of total recognised gains and losses	(40)	(5)

Deficit in plan at 31 March 2003	(71)	(18)
Total current service cost[1]	(24)	(3)
Total contributions[1]	26	2
Curtailment and settlement gain	—	2
Vested past service costs	(2)	—
Other finance cost	(1)	(1)
Actuarial loss recognised in the statement of total recognised gains and losses	(12)	(3)

Deficit in plan at 31 March 2004	(84)	(21)

1	Includes £2 million in respect of restructuring costs disclosed in note 4.

	Year ended 31 March 2004 mmO2 PP		Year ended 31 March 2004 other schemes		Period from 1 July 2002 to 31 March 2003 mmO2 PP		Year ended 31 March 2003 other schemes
	£m		£m		£m		£m

History of experience gains and losses
Difference between the expected and actual return on plan assets:
Amount – gain/(loss)	39		2		(62)		(7)
Percentage of plan assets	14%		11%		(32%	)	(33%	)
Experience gains and losses on plan liabilities:
Amount – gain/(loss)	6		(2)		(4)		2
Percentage of the present value of plan liabilities	2%		(4%	)	(1%	)	5%
Total amount recognised in statement of total recognised gains and losses:
Amount – loss	(12)		(3)		(40)		(6)
Percentage of the present value of plan liabilities	(3%	)	(8%	)	(15%	)	(15%	)

If the Group had fully adopted the provisions of FRS 17 “Retirement benefits” in the year ended 31 March 2004, the Group pension schemes deficit (net of deferred tax) of £74 million (2003: £63 million) would have been recognised on the Group’s balance sheet. Instead the following analysis of reserves is provided in accordance with the transitional disclosures required regarding the pension schemes:

	2004	2003
	£m	£m

Profit and loss account excluding pension deficit	(995)	(2,030)
Pension deficit (net of related deferred tax asset)	(74)	(63)

Profit and loss account including pension deficit	(1,069)	(2,093)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Section B

Unaudited interim results for mmO2 plc and its subsidiaries for the six months ended 30 September 2004.

Introduction

This Section B of Part 3 contains the full text of the announcement of mmO2 plc’s unaudited interim results for the six months ended 30 September 2004, published on 17 November 2004, on which the Group’s auditors, PricewaterhouseCoopers LLP, issued an unqualified review report.

The interim financial information was prepared in accordance with the accounting policies expected to apply for the financial year ending on 31 March 2005. These policies are unchanged from those set out in the Annual Report and Financial Statements of the Group for the year ended 31 March 2004 with the exception of the adoption by the Group of UITF Abstract No. 38 “Accounting for ESOP trusts” as disclosed in note 9 to the interim financial information.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

“INTERIM RESULTS FOR THE 6 MONTHS ENDED 30 SEPTEMBER 2004

Strong first-half performance delivered across the Group(1):

•	Customer base grew 15 per cent. to 22.0 million (2003 : 19.2 million);

•	Group turnover grew 23 per cent. to £3,285 million (2003 : £2,680 million);

•	EBITDA grew 37 per cent. to £851 million (2003 : £621 million);

•	Group operating profit increased to £251 million (2003 : £66 million);

Basic earnings per share increased to 2.7 pence (2003 : 0.3 pence)

Underlying earnings per share(2) increased to 4.5 pence (2003 : 1.5 pence)

Group net debt reduced by £130 million during first half, to £236 million.

O2 UK full-year net service revenue growth now expected to be 12 – 15 per cent.

Increased network investment in Germany of €1.0 – €1.5 billion over 5 years

New policy of regular, sustainable dividends based on underlying EPS

•	Final dividend expected to be declared in May 2005 and paid in August 2005

•	Medium term target payout ratio 50 per cent.

Corporate reorganisation to create distributable reserves before end FY 05

(1)	Continuing operations. Comparative period is 6 months to 30 September 2003.
(2)	Before goodwill and UMTS licence amortisation and exceptional items.

David Arculus, Chairman of mmO2 plc, commented:

“In the first half mmO2 delivered another good performance, with strong revenue and EBITDA growth. Over the past three years there has been a transformation in the Group’s operational and financial performance, and we are very pleased now to be able to establish a policy of sustainable dividends, earlier than originally expected. The Group has delivered earnings growth and positive cash-flow, and we believe strongly that shareholders should benefit directly from this. The new policy reflects our confidence in the company’s future prospects, and our commitment to deliver returns for shareholders.”

Financial highlights

	Six months ended 30 Sept. 2004	Six months ended 30 Sept. 2003	Year ended 31 March 2004
	£m	£m	£m
	(unless otherwise stated)	(unless otherwise stated)	(unless otherwise stated)

Turnover(1)	3,285	2,680	5,646
EBITDA(1)	851	621	1,367
Group operating profit(1)	251	66	159
Basic earnings per share (pence)	2.7	0.3	1.9
Underlying earnings per share (pence)(2)	4.5	1.5	5.2

Capital expenditure	656	539	1,213
Net debt	236	494	366

(1)	Continuing operations.
(2)	Before goodwill and UMTS licence amortisation and exceptional items.

Peter Erskine, Chief Executive of mmO2 plc, commented:

“In the first half mmO2 has delivered further strong revenue and profit growth, across all our businesses. Despite robust competition in all our mobile markets, year-on-year we have delivered a 15 per cent. increase in the customer base, 23 per cent. revenue growth, 37 per cent. growth in EBITDA, and a Group operating profit of £251 million. Underlying earnings per share, the measure on which we intend to base our dividends, increased three-fold, to 4.5 pence per share. Our net debt was reduced by a further £130 million, to £236 million.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

The strategic development we have announced in Germany, investing to grow the business further and to accelerate the roll-out of our 3G network, builds on the strength of the O2 brand and the position we have established as the most dynamic and innovative competitor in the German market. Increasing network investment will enable us to offer an enhanced customer experience in Germany, with attractive and high quality mobile services delivered across our own 3G platform. This will increase our long-term margins, driving revenue growth and reducing operating costs.

Although the UK market remains highly competitive, our growth through the end of the first half has remained significantly stronger than expected, and we now expect to see full year net service revenue growth of 12-15 per cent., higher than we had previously anticipated.”

Performance highlights – First Half(1)

O2 UK:

•	Total customer base grew by 10 per cent. to 13.86 million

•	Service revenue grew by 20 per cent. to £1,848 million

•	EBITDA grew by 21 per cent. to £581 million

•	EBITDA margin 28.5 per cent.(2) (2003: 29.2 per cent.)

O2 Germany:

•	Total customer base grew by 27 per cent. to 6.67 million, of which 58 per cent. post-pay

•	At constant exchange rates, service revenue grew by 29 per cent.

•	EBITDA grew by 50 per cent. to £163 million

•	EBITDA margin improved to 18.6 per cent. (2003: 15.1 per cent.)

O2 Ireland:

•	Total customer base grew by 12 per cent. to 1.43 million

•	At constant exchange rates, service revenue grew by 14 per cent.

•	EBITDA £106 million (2003 : £103 million)

•	EBITDA margin 37.9 per cent. (2003: 39.6 per cent.)

Airwave:

•	Roll-out on track, with service delivered to 40 police forces

•	Revenue £76 million (2003 : £25 million)

•	EBITDA £24 million (2003 : £(15) million)

Operational highlights – Second Quarter

Group:

•	Customer base grew by 3 per cent. quarter-on-quarter, to 22.0 million

•	714,000 net new customers added (Q1 : 603,000), of which 45 per cent. post-pay

O2 UK:

•	331,000 net new customers added (Q1 : 261,000), of which 127,000 post-pay

•	Blended ARPU £282 (Q1 : £279)

O2 Germany:

•	351,000 net new customers added (Q1 : 336,000), of which 186,000 post-pay

•	Blended ARPU €371 (Q1 : €367)

(1)	Comparative period: 6 months to 30 September 2003.
(2)	Reflects impact of transfer to O2 UK of O2 Online/Products O2 costs, previously reported separately.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

O2 Ireland:

•	30,000 net new customers added (Q1 : 4,000), of which 5,000 post-pay

•	Blended ARPU €560 (Q1 : €556)

Mobile data:

•	Data as a proportion of service revenue 21.9 per cent. (Q1: 21.2 per cent.)

•	Total SMS sent grew by 4.3 per cent. in the quarter to 3.359 billion

SUMMARY FINANCIAL DATA

Turnover

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
Continuing operations	£m	£m	£m

O2 UK	2,037	1,651	3,451
O2 Germany	877	719	1,508
O2 Ireland	280	260	529
Airwave	76	25	89
Manx	25	25	50
O2 Online & Products O2	—	54	140
Eliminations	(10)	(54)	(121)

Group total	3,285	2,680	5,646

EBITDA

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
Continuing operations	£m	£m	£m

O2 UK	581	482	1,041
O2 Germany	163	109	225
O2 Ireland	106	103	208
Airwave	24	(15)	1
Manx	11	11	23
O2 Online & Products O2	—	(25)	(43)
Central resources	(34)	(44)	(88)

Group total	851	621	1,367

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Operating profit/(loss)

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	£m	£m	£m

O2 UK	341	243	552
O2 Germany	16	(35)	(70)
O2 Ireland	74	67	140
Airwave	2	(23)	(30)
Manx	8	8	17
O2 Online & Products O2	—	(49)	(83)
Central resources	(40)	(44)	(91)

Operating profit before goodwill and UMTS licence amortisation and exceptional items, from continuing operations	401	167	435
Operating loss from discontinued operations	—	(1)	(1)
Goodwill amortisation	(100)	(101)	(201)
UMTS licence amortisation	(50)	—	—
Exceptional items	—	—	(75)

Group operating profit	251	65	158
Share of operating loss of joint ventures and associates	(4)	(2)	—
Loss on sale of O2 Netherlands	—	(5)	(5)
Net interest	(8)	(32)	(58)
Tax	(3)	(3)	71

Retained profit for the period	236	23	166

Basic earnings per share (pence)	2.7	0.3	1.9

Underlying earnings per share (pence)	4.5	1.5	5.2

Capital expenditure

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
Continuing operations	£m	£m	£m

O2 UK	292	217	502
O2 Germany	130	132	308
O2 Ireland	42	24	52
Airwave	128	158	243
Manx	4	1	9
O2 Online & Products O2	—	7	14
Central resources	3	—	2

Group total excluding German network sharing agreement	599	539	1,130
German network sharing agreement	57	—	83

Group total	656	539	1,213

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PART 3: FINANCIAL INFORMATION – mmO2 plc

GROUP FINANCIAL RESULTS

Profit and loss account

In the first half Group turnover from continuing operations grew by 23 per cent. to £3,285 million, driven by strong customer growth and higher ARPU across the three mobile operating businesses, and the further roll-out of the Airwave network. EBITDA before exceptional items increased by 37 per cent. to £851 million, and the Group EBITDA margin improved to 25.9 per cent., from 23.2 per cent. in the first half last year.

Operating profit from continuing operations, before goodwill, UMTS licences and exceptional items, more than doubled to £401 million, compared to £167 million in the first half last year. UMTS licence amortisation of £50 million was charged in the half-year, reflecting the commercial launch of UMTS-based services by O2 Germany at the start of May. No UMTS licence amortisation was charged by O2 UK or O2 Ireland.

There were no exceptional charges in the first half. The Group’s share of the operating results of its joint ventures and associates in the first half was a net loss of £4 million, compared to a loss of £2 million last year, mainly reflecting the costs of growing the Tesco Mobile customer base. The Group’s net interest charge was reduced significantly, to £8 million, from £32 million in the first half last year. This was due to a number of factors, including the fall in net debt, and narrowing of the spread between the interest payable on the Group’s gross debt and the interest receivable on its cash balance. In addition, the Group’s foreign exchange hedging strategy resulted in a reduction in interest payable of £8 million.

Profit before tax was £239 million in the first half, compared to £26 million in the same period last year. The tax charge was £3 million. Basic earnings per share in the half-year were 2.7 pence, compared to 0.3 pence for the first half last year. Underlying earnings per share, before goodwill and UMTS licence amortisation, and exceptional items, grew to 4.5 pence, from 1.5 pence in the same period last year.

Distribution policy update

To reflect the Group’s continuing growth in earnings and cash-flow, at the time of the Preliminary Results announcement in May 2005 the Board expects to declare an inaugural final dividend for the current financial year, to be paid in August 2005, following approval by shareholders at the Annual General Meeting.

Going forward, the Board is committed to implement a policy of regular, sustainable dividends, growing by reference to the Group’s underlying earnings per share (i.e. before goodwill and UMTS licence amortisation), with a medium-term target payout ratio of 50 per cent. From the beginning of the 2005/06 financial year the Board intends to pay an interim dividend in January and final dividend in August, split approximately one-third/two-thirds.

To ensure the Group has sufficient distributable reserves to support this distribution policy, the Group will undertake a corporate reorganisation, through a Court approved Scheme of arrangement and reduction of capital. The Scheme will be subject to shareholder approval at an EGM, expected to become effective before the end of the current financial year.

Capital expenditure and net debt

Group capital expenditure in the first half increased by £117 million, to £656 million, and included a further payment of £57 million in respect of the network sharing agreement in Germany. Higher spending in the UK and Ireland was driven by increased investment in the UMTS network roll-out.

Group net debt was further reduced, to £236 million at the end of the first half, compared to £366 million at the start of the year, and £494 million at the same time last year, with the increased capital expenditure more than offset by EBITDA growth.

Investment programme – O2 Germany

Building on its operational and financial turnaround over the past three years and its strengthened position in the market, O2 Germany will now aim to grow its business further, and will increase investment in its UMTS network. During the five-year period from April 2004 O2 Germany is now expected to incur total capital expenditure in the range €3.0 to €3.5 billion, aiming to deliver 3G network quality and long-term population coverage that is competitive with the market leaders. This is €1.0 to €1.5 billion higher than under the previous strategy, and the cash-flow impact will to a significant extent be offset by a reduction in operating costs, and further revenue growth. Growing the business rapidly, and reducing operating costs, will position O2 Germany to deliver higher long-term margins.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

BUSINESS REVIEW

O2 UK

Interim results

In the first half O2 UK delivered further strong growth, with net service revenue up by 20 per cent. year-on-year to £1,848 million. The termination rate cut incurred at the beginning of September reduced first half service revenue by approximately £20 million. Equipment and wholesale revenue grew by 62 per cent. to £189 million. Total revenue in the first half was £2,037 million, 23 per cent. ahead of the first half last year.

EBITDA increased by 21 per cent. to £581 million and the EBITDA margin was 28.5 per cent. First half EBITDA included the O2 Online/Products O2 costs which had previously been reported separately, and which reduced the reported EBITDA margin by approximately 1 per cent. The 28.5 per cent. EBITDA margin in the first half was therefore slightly ahead of last year, on a like-for-like basis. The revenue impact of the termination rate cut was partially offset by a reduction in termination payments to other mobile network operators, with no significant impact on O2 UK’s EBITDA margin.

First half operating profit, before exceptionals and goodwill, increased by £98 million to £341 million. No UMTS licence amortisation was charged in the first half.

Service revenue growth in the first half was driven by growth of the customer base and by higher ARPU. The total customer base at the end of the first half grew by 10 per cent. to 13.86 million, and the proportion of contract customers in the base increased to 35 per cent., from 34.3 per cent. at the end of the first half last year. Blended ARPU at the end of the first half grew to £282, from £272 at the start of the year, and £259 at the same time last year.

Voice and data both contributed to O2 UK’s service revenue growth. Blended average voice minutes of use per customer was 131 minutes per month, 6.5 per cent. higher than at the start of the year, and 13.9 per cent. higher than at the same time last year. Blended data ARPU was £62 on a 12-month rolling basis, compared to £55 at the start of the year.

Subscriber acquisition and retention costs accounted for 15.6 per cent. of first half total revenue, compared to 15.8 per cent. in the first half last year. However the first half EBITDA margin before SAC and SRC was reduced to 44.1 per cent., from 45.0 per cent. last year, reflecting the inclusion of the costs of O2 Online/Products O2 from the start of the current year.

Capital expenditure in the first half increased by £75 million, to £292 million. This mainly reflected acceleration of O2 UK’s UMTS network roll-out programme, which accounted for approximately one third of total capital spending in the first half. O2 UK’s new customer relationship and billing system accounted for around 15 per cent. of the total.

Second quarter key performance indicators

A total of 331,000 net new customers were added in the quarter, of which 127,000 were contract customers. Contract ARPU improved to £541, from £537 in the first quarter, and pre-pay ARPU increased to £145, from £143 in the first quarter, reflecting O2 UK’s continued success in attracting higher value customers in both markets. The termination rate cut at the start of September reduced second quarter blended rolling ARPU by £2.

O2 UK continued to make gains in the business market, with investment in direct channels and development of specific propositions for targeted customer segments proving successful. These included the “O2 Welcome” service for corporate customers and the “Business Zones” proposition for the SME segment. In the contract consumer market, additions to the “X” range of O2 branded handsets and promotions such as “Happy Hour” attracted high-value customers. Contract churn deteriorated in the quarter to 27 per cent., on a 12-month rolling basis, compared to 26 per cent. at the end of March. Contract SAC was slightly higher than in the second quarter last year, but was more than offset by the improved contract ARPU being generated across the base.

Targeted tariff propositions and the handset mix continued to attract high value pre-pay customers, particularly in the youth market. The development of new “Bolt-on” packages, and propositions such as “O2 Thanks” and the new “X” range of devices, kept the pre-pay offer fresh. The intensity of competition was reflected in pre-pay churn, which increased again in the quarter. However pre-pay SAC was stable.

The importance of O2’s own channels continued to increase, and accounted for 48 per cent. of gross sales in the second quarter, compared to 40 per cent. in the second quarter last year. The O2 brand continued to drive high value customer acquisition in target market segments, and this was recognised in November when O2 UK won the IPA’s 2004 Grand Prix for advertising and brand effectiveness.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

The total number of text messages sent in the quarter grew by 5.2 per cent. quarter-on-quarter, to 2.47 billion. Data as a proportion of O2 UK’s total service revenue increased to 23.0 per cent., from 21.3 per cent. in the first quarter. The growth of picture messaging continued, with 9.8 million messages sent by O2 UK customers in the quarter, compared to 6.4 million in first quarter. Non-SMS data accounted for 2.4 per cent. of total service revenue in the quarter, double the proportion in the same quarter last year.

O2 Germany

Interim results

O2 Germany continued to grow strongly during the first half, with service revenue up 29 per cent. at constant exchange rates, to €1,184 million (2003: €921 million). Total revenue was £877 million, compared to £719 million in the first half last year. First half EBITDA increased to £163 million, from £109 million in the same period last year, and the EBITDA margin improved to 18.6 per cent., from 15.1 per cent. last year.

The operating profit before goodwill, UMTS licence and exceptionals was £16 million, compared to a loss of £35 million last year. O2 Germany started to amortise its UMTS licence in May, and the total first half charge was £50 million.

The main driver of revenue growth was the continuing rapid growth in customer numbers. A total of 687,000 net new customers were added during the first half, taking the total base to 6.67 million at the end of the period, compared to 5.25 million at the same time last year. The customer mix continued to improve, with contract customers comprising 57.9 per cent. of the base at the end of the first half, up from 56.8 per cent. last year.

Blended ARPU of €371 at the end of the first half was €5 higher than at the start of the year, and €17 ahead of the same time last year. ARPU growth in the first half was driven mainly by data, with data ARPU increasing to €76, from €71 at the start of the year, reflecting further strong growth in text messaging. Voice usage also continued to grow, with minutes of use per customer increasing by 6 per cent. compared to the same period last year, to 120 minutes/month.

The main driver of O2 Germany’s continuing success in attracting high value contract customers remains the Genion Homezone service. At the end of the first half 75 per cent. of O2 Germany’s contract customers subscribed to this service. Contract churn remained stable during the first half, but contract acquisition cost per subscriber increased, reflecting competitive pressure in the contract consumer market.

O2 Germany increased its focus on the pre-pay market in the first half, accelerating the rate of growth of the pre-pay base, while holding pre-pay ARPU steady at €138. Pre-pay churn remained stable during the first half, but the increased focus on this market was reflected in an increase in pre-pay acquisition costs per customer. At the end of the period a distribution and marketing joint-venture with Tchibo was announced, to further build O2 Germany’s position in the pre-pay market.

Subscriber acquisition and retention costs represented 20.4 per cent. of total revenue in the first half, compared to 19.2 per cent. in the first half last year. The first half EBITDA margin before SAC and SRC improved to 39.0 per cent., from 34.3 per cent. in the first half last year and 37.5 per cent. in the second half. National roaming payments in the first half were £35 million, compared to £32 million last year.

Capital expenditure in the first half was flat, year-on-year, at £130 million, excluding a payment of £57 million to T-Mobile in respect of the extended network sharing agreement. O2 Germany’s investment in its own UMTS network accounted for approximately 40 per cent. of capital expenditure in the first half.

Second quarter key performance indicators

A total of 351,000 net new customers were added in the quarter, of which 186,000 were contract customers. Pre-pay ARPU was unchanged quarter-on-quarter, at €138. Contract ARPU in the second quarter recovered by €3, to €540, following the €3 decline reported in the first quarter. Blended ARPU in the second quarter was €4 ahead, at €371.

Data ARPU accounted for around half of the quarter-on-quarter improvement in total ARPU, improving by €2 to €76. A total of 556 million text messages were sent in the second quarter, 5 per cent. higher than in the first quarter, and 31 per cent. more than in the second quarter last year. Mobile data accounted for 20.4 per cent. of second quarter service revenue.

Investment programme

Building on its operational and financial turnaround over the past three years and its strengthened position in the market, O2 Germany will now aim to grow its business further, and will increase investment in its UMTS network. During the five-year period from April 2004 O2 Germany is now expected to incur total capital expenditure in the range €3.0 to

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PART 3: FINANCIAL INFORMATION – mmO2 plc

€E3.5 billion, aiming to deliver 3G network quality and long-term population coverage that is competitive with the market leaders. This is €1.0 to €1.5 billion higher than under the previous strategy, and the cash-flow impact will to a significant extent be offset by a reduction in operating costs, and further revenue growth. Growing the business rapidly, and reducing operating costs, will position O2 Germany to deliver higher long-term margins.

O2 Ireland

Interim results

In the first half O2 Ireland’s service revenue grew by 14 per cent. at constant exchange rates, to €401 million. Total revenue was £280 million, compared to £260 million last year. EBITDA in the first half was £106 million, compared to £103 million in the same period last year, and the EBITDA margin reduced to 37.9 per cent., from 39.6 per cent. in the first half of last year. This reflected the higher level of customer additions during the period, an increase in retention spending, and some additional UMTS network operating costs. Operating profit before goodwill and exceptionals increased by 10 per cent. in the first half, to £74 million. No UMTS licence amortisation was charged in the first half.

The main driver of growth was new customer acquisition, with the base growing by 12 per cent. year-on-year to 1.425 million, of which 27.6 per cent. were contract customers. Blended ARPU grew by 1.6 per cent., to €560. This was driven by both voice and data, with average minutes of use per customer increasing to 203 per month, from 192 at the same time last year, and data ARPU 8 per cent. higher than at the start of the year, at €119.

Second quarter key performance indicators

A total of 30,000 net new customers were added in the quarter, of which 5,000 were contract customers. Second quarter blended ARPU was €560, compared to €556 in the first quarter. Contract ARPU grew by 2.4 per cent. quarter-on-quarter, to €1,078. Pre-pay ARPU was €360, compared to €361 in the first quarter.

Blended data ARPU was €119, €1 higher than in the first quarter. The number of text messages was broadly flat, quarter on quarter, at 323 million, and data as a proportion of service revenues fell to 19.0 per cent. from 21.8 per cent. in the first quarter, reflecting the stronger growth of voice usage in the quarter.

O2 Airwave

The network roll-out continued on track, and by the end of the first half the service had been successfully delivered to 40 of Britain’s 51 police forces. The build programme remains on track to complete roll-out of the network to the remaining police forces by the end of the financial year.

Revenue in the first half increased to £76 million, from £25 million last year. EBITDA was £24 million, compared to a loss of £15 million in the same period last year, and Airwave delivered its first operating profit, £2 million, compared to a loss of £23 million in the first half last year. Capital expenditure in the first half was £128 million, compared to £158 million last year.

O2 Airwave has been short-listed for the national contracts to supply communications services to the UK’s Fire and Ambulance services. Despite some delays in the tendering process, these contracts are currently expected to be awarded to the winning bidder during the first half of 2005. O2 Airwave is also bidding for a number of other contracts.

OUTLOOK STATEMENT

Year ending 31 March 2005:

•	O2 UK

The UK market remains intensely competitive, and the migration of the BT own-use customers off the network will put further pressure on subscriber growth in the second half. However O2 UK’s performance through the end of the first half and into the second half has been stronger than expected, in spite of the approximately 30 per cent. cut in termination rates implemented at the beginning of September. Voice and data usage have continued to grow, without being subject to significant yield erosion. The Group therefore now expects O2 UK to report net service revenue growth for the full year in the range 12-15 per cent., compared to the previously guided range of 9-12 per cent.

The Group continues to expect the full-year EBITDA margin in 2004/05 to remain stable, on a like-for-like basis. O2 UK commenced amortisation of its UMTS licence at the start of October, and the charge for the full year is expected to be £57 million.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

•	O2 Germany

For the full-year the Group continues to expect O2 Germany to deliver further strong revenue growth, and to achieve an EBITDA margin in the high teens.

•	O2 Ireland

For the full-year the Group continues to expect O2 Ireland to report further steady growth of service revenue and EBITDA, and a broadly stable EBITDA margin for the full year.

•	Capital expenditure

The Group continues to expect capital expenditure for the full year to be in the range £1.3 – £1.4 billion. The increase over the previous year mainly reflects higher UMTS investment in the UK.

Capital expenditure in the full year by O2 Germany is now expected to be slightly higher than last year, reflecting the start of the acceleration of the roll-out of the UMTS network.

Airwave’s capital expenditure in the full year is now expected to be in line with last year, rather than higher, as previously guided. This reflects the delays in concluding the Fire and Ambulance contracts, for which Airwave had expected to incur capital expenditure in the current financial year.

O2 Germany – five-year investment programme

During the five-year period from April 2004 the Group expects O2 Germany to incur total capital expenditure in the range €3.0 to €3.5 billion, which is €1.0 to €1.5 billion higher than under the previous strategy, and aims to achieve UMTS network quality and population coverage that is competitive with the market leaders. The cash flow impact of the increase in capital expenditure over the five-year period will to a significant extent be offset by a reduction in operating costs, and further revenue growth.

Capital structure

The Group intends to maintain financial ratios consistent with an investment grade credit rating of strong BBB/Baa. At the end of the first half the Group had net debt of £236 million and operating lease commitments of approximately £1.8 billion. Following the recently completed renewal and re-pricing of its banking facilities, the Group now has a £1.0 billion revolving credit facility, maturing in October 2009, which represents a reduction of £825 million in its overall bank facilities.

The Board will continue to review the company’s balance sheet, in the light of the medium-term capital requirements of the business and its commitment to investment grade credit status.

CORPORATE RE-ORGANISATION

As a consequence of the structure of the demerger in 2001, mmO2 currently lacks distributable reserves. This could restrict the Group’s ability to pay future dividends. Therefore, the Group proposes to implement a corporate reorganisation, by way of a Court approved Scheme of Arrangement under s.425 of the Companies Act 1985.

Under the Scheme it is intended that a new parent company will be created, NewCo, which will acquire all of the shares in mmO2 plc, by issuing new NewCo shares. At the same time NewCo will effect a capital reduction, in order to provide it with the distributable reserves required to support the distribution policy described above.

The Board also intends to explore options to offer the large number of very small shareholders the opportunity to monetise their holdings without incurring transaction costs. This would reduce the administrative costs that would be incurred in making regular dividend payments. In addition, the Board intends to review the status of its US ADR programme, which has been in decline over the past three years.

The Scheme will require Court and shareholder approval, which will be sought at a meeting to be convened by the Court, and an EGM. The Scheme is expected to become effective before the end of the current financial year.

Cautionary statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements. We may also make written or oral forward-looking statements in:

–	our periodic reports to the US Securities and Exchange Commission, also known as the SEC, on Forms 20-F and 6-K;

–	our annual report and accounts and half-yearly reports;

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PART 3: FINANCIAL INFORMATION – mmO2 plc

–	our press releases and other written materials; and

–	oral statements made by our officers, directors or employees to third parties.

We have based these forward-looking statements on our current plans, expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Forward-looking statements speak only as of the date they are made.

Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Words like “believe,” “anticipate,” “expect,” “intend,” “seek,” “will,” “plan,” “could,” “may,” “might,” “project,” “goal,” “target” and similar expressions often identify forward-looking statements but are not the only ways we identify these statements.

These statements may be found in this document generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in the above-mentioned sections.

If any one or more of the foregoing assumptions are ultimately incorrect, our actual results may differ from our expectations based on these assumptions. Also, the sector and markets in which we operate may not grow over the next several years as expected, or at all. The failure of these markets to grow as expected may have a material adverse effect on our business, operating results and financial condition and the market price of our Ordinary Shares and ADSs.

The information on our web site, any web site mentioned in this document or any web site directly or indirectly linked to our or any other web site mentioned in this document is not incorporated by reference into this document and you should not rely on it.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Group profit and loss account (unaudited)

		Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	Note	£m	£m	£m

Turnover: group and share of joint ventures and associates		3,374	2,794	5,859
Group’s share of joint ventures and associates turnover		(89)	(66)	(165)

Group turnover	2,3	3,285	2,728	5,694
Net operating expenses (including exceptional items)		(3,034)	(2,663)	(5,536)

EBITDA[1]		851	621	1,367
Depreciation before exceptional items		(413)	(449)	(926)
Goodwill amortisation		(100)	(101)	(201)
Other amortisation		(87)	(6)	(7)

Operating profit before exceptional items		251	65	233
Exceptional items	4	—	—	(75)

Group operating profit	3	251	65	158
Group’s share of operating loss of joint ventures and associates		(4)	(2)	—

Total operating profit		247	63	158
Loss on sale of business – discontinued operations	4	—	(5)	(5)
Net interest payable and similar charges		(8)	(32)	(58)

Profit on ordinary activities before taxation		239	26	95
Tax on profit on ordinary activities	5	(3)	(3)	71

Retained profit after taxation for the period		236	23	166

Basic and diluted earnings per share (pence)	6	2.7	0.3	1.9

1
EBITDA is defined as the Group’s earnings before interest, tax, depreciation, amortisation and exceptional items, excluding the share of operating profits and losses of joint ventures and associates. EBITDA is not a measure of financial performance under UK or US GAAP and may not be comparable to similarly titled measures of other companies, because EBITDA is not uniformly defined. EBITDA should not be considered by investors as an alternative to Group operating profit or profit on ordinary activities before taxation as an indication of operating performance, or as an alternative to cash flow from operating activities as an indication of cash flows. EBITDA is one of the key financial measures used by the Group for evaluating financial performance.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Group statement of total recognised gains and losses (unaudited)
		Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	Note	£m	£m	£m

Profit for the financial period	9	236	23	166
Currency translation differences arising on foreign currency net investments in subsidiaries less translation differences on debt designated as a hedge of foreign currency net investments	9	71	75	(144)

Total recognised gains relating to the period		307	98	22

Group balance sheet (unaudited)

			30 September	31 March
		30 September	2003	2004
		2004	As restated*	As restated*
	Note	£m	£m	£m

Fixed assets
Intangible assets		7,309	7,524	7,354
Tangible assets		4,218	3,959	3,996
Investments		4	4	5

		11,531	11,487	11,355

Current assets
Stocks		108	71	84
Debtors		1,131	1,067	943
Investments		1,163	927	993
Cash at bank and in hand		30	41	23

		2,432	2,106	2,043
Creditors: amounts falling due within one year		(1,920)	(1,703)	(1,678)

Net current assets		512	403	365

Total assets less current liabilities		12,043	11,890	11,720

Creditors: amounts falling due after more than one year		(1,423)	(1,441)	(1,375)
Provisions for liabilities and charges		(217)	(287)	(251)

Net assets		10,403	10,162	10,094

Capital and reserves
Called up share capital	9	9	9	9
Share premium	9	4	—	3
Other reserves	9	10,513	11,580	11,074
Profit and loss account	9	(123)	(1,427)	(992)

Equity shareholders’ funds		10,403	10,162	10,094

*	Restated on the adoption of UITF 38 “Accounting for ESOP trusts” as disclosed in note 9.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Reconciliation of operating profit to operating cash flows (unaudited)

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	£m	£m	£m

Group operating profit	251	65	158
Depreciation and amortisation charges	600	556	1,136
Loss on disposal of fixed assets	—	1	5
Increase in stocks	(23)	(2)	(17)
Increase in debtors	(169)	(203)	(88)
Increase in creditors	156	157	142
(Decrease)/increase in provisions	(28)	5	55

Net cash inflow from operating activities	787	579	1,391

Group cash flow statement (unaudited)

		Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	Note	£m	£m	£m

Cash inflow from operating activities		787	579	1,391
Returns on investments and servicing of finance		18	(24)	(62)
Taxation		(4)	(7)	(13)
Capital expenditure and financial investment		(637)	(480)	(1,114)
Acquisitions and disposals (six months ended 30 September 2003 and year ended 31 March 2004: net of £10 million cash disposed of with O2 Netherlands)		—	(5)	(6)

Cash inflow before management of liquid resources and financing		164	63	196
Management of liquid resources	7,8	(147)	(80)	(191)
Financing		(10)	(10)	(50)

Increase/(decrease) in cash in the period	7,8	7	(27)	(45)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

Group net debt (unaudited)

		30 September 2004	30 September 2003	31 March 2004
	Note	£m	£m	£m

Cash at bank and in hand		30	41	23
Current asset investments		1,163	927	993

		1,193	968	1,016
Euro medium term notes (net of issue costs)		(1,056)	(1,028)	(1,012)
Loan notes		(7)	(17)	(8)
Obligations under hire purchase contracts		(333)	(379)	(325)
Other loans and borrowings		(33)	(38)	(37)

Net debt	7,8	(236)	(494)	(366)

1.	Basis of preparation

The interim statement is prepared in accordance with the accounting policies expected to apply for the financial year ending on 31 March 2005. These policies are unchanged from those set out in the Annual Report and Financial Statements of the Group for the year ended 31 March 2004 with the exception of the adoption by the Group of UITF Abstract No. 38 “Accounting for ESOP trusts” as disclosed in note 9.

The interim statement is unaudited and does not constitute statutory financial statements, but has been reviewed by the auditors whose report is reproduced on page 23. The interim statement for the six months ended 30 September 2004 was approved by the Directors on 16 November 2004.

The Group profit and loss account, statement of total recognised gains and losses and the cash flow statement for the year ended, and the balance sheet and statement of net debt as at, 31 March 2004 as presented in this interim statement are extracts from the statutory financial statements for that year, which have been delivered to the Registrar of Companies. The report of the auditors on the financial statements for the year ended 31 March 2004 was unqualified and did not contain a statement under either section 237(2) or section 237(3) of the Companies Act 1985.

2.	Segmental analysis

The segmental disclosures in respect of profit and loss account items are presented below.

	Group turnover	Depreciation and amortisation	Total operating profit/(loss)
	£m	£m	£m

Six months ended 30 September 2004
Continuing operations
Mobile telecommunications
UK	2,037	315	262
Germany	877	198	(35)
Ireland	280	57	49

Total mobile telecommunications	3,194	570	276
Other businesses
UK	101	25	10
Central overheads and adjustments	—	5	(39)
Inter-segment eliminations	(10)	—	—

Group total	3,285	600	247

Definition of segments

In the year ended 31 March 2004, the Group undertook a restructuring of its central functions and rationalised its property portfolio. This included the transfer of O2 Online, Products O2 and certain other central functions to the Group’s operating businesses in the UK, Germany and Ireland. In the six months ended 30 September 2004, the activities of O2 Online and Products O2 which were previously reported as the “mobile internet services” segment, are reported within the segments in which they now reside. As the information is not readily available, the comparatives have not been restated and these businesses are reported separately in line with day-to-day managerial and budgetary control at that time.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

2.	Segmental analysis (continued)

	Group turnover	Depreciation and amortisation[1]	Total operating profit/(loss)
	£m	£m	£m

Six months ended 30 September 2003
Continuing operations
Mobile telecommunications
UK	1,651	314	164
Germany	719	144	(35)
Ireland	260	62	41

Total mobile telecommunications	2,630	520	170
Mobile internet services
UK	54	24	(49)
Other businesses
UK	50	11	(15)
Central overheads and adjustments	—	—	(42)
Inter-segment eliminations	(54)	—	—

	2,680	555	64
Discontinued operations
Mobile telecommunications
The Netherlands	48	1	(1)

Group total	2,728	556	63

Year ended 31 March 2004
Continuing operations
Mobile telecommunications
UK	3,451	638	346
Germany	1,508	295	(72)
Ireland	529	120	87

Total mobile telecommunications	5,488	1,053	361
Mobile internet services
UK	140	42	(93)
Other businesses
UK	139	37	(13)
Central overheads and adjustments	—	3	(96)
Inter-segment eliminations	(121)	—	—

	5,646	1,135	159
Discontinued operations
Mobile telecommunications
The Netherlands	48	1	(1)

Group total	5,694	1,136	158

1	In the year ended 31 March 2004, depreciation includes a charge of £2 million included within exceptional operating costs.

Joint ventures and associates

Total turnover for the six months ended 30 September 2004 was £3,374 million (year ended 31 March 2004: £5,859 million; six months ended 30 September 2003: £2,794 million) and included £89 million (year ended 31 March 2004: £165 million; six months ended 30 September 2003: £66 million) representing the Group’s share of the turnover of its joint ventures and associates in the UK mobile telecommunications business. The Group’s share of the operating loss of its joint ventures and associates was £4 million (year ended 31 March 2004: nil; six months ended 30 September 2003: £2 million).

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PART 3: FINANCIAL INFORMATION – mmO2 plc

3.	Analysis of continuing and discontinued operations

The results for the six months ended 30 September 2004 derive entirely from continuing operations. The analysis of results for the prior periods presented is:

	Continuing operations	Discontinued operations	Total
	£m	£m	£m

Six months ended 30 September 2003
Group turnover	2,680	48	2,728
EBITDA	621	—	621
Group operating profit/(loss)	66	(1)	65

Year ended 31 March 2004
Group turnover	5,646	48	5,694
EBITDA	1,367	—	1,367
Group operating profit/(loss)	159	(1)	158

4.	Exceptional items

In the year ended 31 March 2004, the Group incurred an exceptional operating charge of £75 million in respect of the restructuring described in note 2 and included provisions relating to redundancies and the termination of property leases. This charge gave rise to a cash outflow of £17 million in that year.

On 14 April 2003, the Group announced that it had agreed the sale of its wholly-owned Dutch subsidiary, O2 Netherlands, to Greenfield Capital Partners, an independent private equity and corporate finance group with existing interests in the fixed telecoms sector, for €25 million cash. This sale was completed on 3 June 2003 and took the form of the sale of all the issued shares of O2 Netherlands. The total loss on sale arising on completion was £1,369 million which, after utilisation of the provision recognised in 2003, resulted in a non-operating exceptional loss of £5 million.

5.	Tax on profit on ordinary activities

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	£m	£m	£m

United Kingdom – current tax	—	(1)	—
– deferred tax	(5)	(1)	(84)
Overseas – current tax	7	5	13
– deferred tax	1	—	—

Tax charge/(credit) on profit on ordinary activities	3	3	(71)

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PART 3: FINANCIAL INFORMATION – mmO2 plc

6.	Earnings per share

Earnings per share has been calculated for all periods by dividing the profit for the period by the weighted average number of ordinary shares in issue during that period, as follows:

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004

Profit for the period (£ million)	236	23	166

Basic weighted average share capital (number of shares, million)	8,672	8,670	8,671
Dilutive potential ordinary shares (number of shares, million)	83	38	44

Diluted weighted average share capital (number of shares, million)	8,755	8,708	8,715

Basic and diluted earnings per share (pence)	2.7	0.3	1.9

Underlying earnings per share has been calculated using the basic weighted average share capital and the underlying profit for the period calculated as follows:

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	£m	£m	£m

Profit on ordinary activities after taxation	236	23	166

Goodwill amortisation	100	101	201
UMTS licence amortisation	50	—	—
Exceptional items	—	5	80

Underlying earnings	386	129	447

Underlying earnings per share (pence)	4.5	1.5	5.2

7.	Analysis of net debt

	At 1 April 2004	Cash flow	Other non-cash movements	At 30 September 2004
	£m	£m	£m	£m

Cash at bank and in hand	23	7	—	30
Current asset investments	993	147	23	1,163

	1,016	154	23	1,193
Debt due after one year	(1,043)	—	(37)	(1,080)
Debt due within one year	(14)	5	(7)	(16)
Obligations under hire purchase contracts	(325)	6	(14)	(333)

	(366)	165	(35)	(236)

8.	Reconciliation of net cash flow to movement on net debt

	Six months ended 30 September 2004	Six months ended 30 September 2003	Year ended 31 March 2004
	£m	£m	£m

Increase/(decrease) in cash in the period	7	(27)	(45)
Management of liquid resources	147	80	191
Cash outflow from decrease in net debt	11	10	53

Decrease in net debt resulting from cash flows	165	63	199
Other non-cash movements	(35)	(8)	(16)

Decrease in net debt in the period	130	55	183
Net debt at beginning of period	(366)	(549)	(549)

Net debt at end of period	(236)	(494)	(366)

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9.	Reconciliation of movements in shareholders’ funds

	Called up share capital	Share premium	Other reserves	Profit and loss account	Total equity shareholders’ funds
	£m	£m	£m	£m	£m

At 1 April 2003 as previously reported	9	—	12,087	(2,030)	10,066
Prior period adjustment relating to UITF 38	—	—	—	(3)	(3)

At 1 April 2003 (as restated)	9	—	12,087	(2,033)	10,063
Retained profit for the year	—	—	—	166	166
Transfer from profit and loss account	—	—	(1,013)	1,013	—
Shares issued on share scheme exercise	—	3	—	—	3
Share schemes charge for the period	—	—	—	6	6
Currency translation differences	—	—	—	(144)	(144)

At 31 March 2004 (as restated)	9	3	11,074	(992)	10,094
Retained profit for the period	—	—	—	236	236
Transfer from profit and loss account	—	—	(561)	561	—
Purchase of mmO2 ordinary shares	—	—	—	(1)	(1)
Shares issued on share schemes exercise	—	1	—	—	1
Share schemes charge for the period	—	—	—	2	2
Currency translation differences	—	—	—	71	71

At 30 September 2004	9	4	10,513	(123)	10,403

Prior period adjustment

The profit and loss account includes £3 million of own shares held at 30 September 2004 (31 March 2004: £2 million; 1 April 2003: £5 million).

The Group has adopted UITF Abstract 38 (“UITF 38”) “Accounting for ESOP trusts” in the six months ended 30 September 2004, which requires that a company’s own shares held through an ESOP trust be shown as a deduction from shareholders’ funds until such time as the shares vest unconditionally. Previously these shares were recorded at cost less amortisation charged to date and shown as a fixed asset investment.

The comparative figures in this interim statement have been restated to reflect the adoption of UITF 38. The aggregate impact on the previously reported figures, at 1 April 2003, is to reduce total equity shareholders’ funds by £3 million (31 March 2004: increase total shareholders’ funds by £3 million). The adoption of UITF 38 has no effect on the profit and loss account.

Hedging strategy

The Group’s treasury policy, including the approach to foreign currency translation risk, is described in the Operating and financial review and prospects on page 37 of the 2004 Annual Report and Accounts.

The overseas businesses of the Group, O2 Germany and O2 Ireland, conduct substantially all their business in their domestic currency, Euros. As anticipated in the 2004 Annual Report and Accounts, the cash flows in these overseas businesses and the improved visibility of the future financial profile of the Group has led us to increase the level of hedging of our overseas assets. This was achieved through the redenomination of our existing Euro debt and the use of €1,800 million forward foreign exchange contracts, which commenced in June 2004.

The redenomination of existing debt realised a one-off cash inflow of £22m which, when combined with the revaluation of the relevant Euro denominated debt at that time, had no material impact on net debt. The ongoing effect of the hedge implementation is that the Euro borrowings, which are a component of net debt, are exposed to foreign exchange rate fluctuations and the interest charge is impacted by the forward foreign exchange contracts, which has reduced the current period interest charge by £8 million. Additionally, the foreign exchange gains or losses, arising on the retranslation of the Euro borrowings and on the forward foreign exchange contracts, are recognised in the statement of total recognised gains and losses as they hedge certain assets of the overseas businesses. The statement of total recognised gains and losses is presented on page 80.

Full disclosure will be provided in the Group’s 2005 Annual Report and Accounts in accordance with FRS No. 13: “Derivatives and other financial instruments: Disclosure”.

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10.	International Financial Reporting Standards

The Council of the European Union announced in June 2002 that listed companies in Europe would be required to adopt International Financial Reporting Standards (IFRS) for accounting periods beginning on or after 1 January 2005. The adoption of IFRS will apply to the Group for the first time for the half year ending 30 September 2005 and the year ending 31 March 2006.

In 2003, the Group formed a project team to manage the transition from existing UK Generally Accepted Accounting Principles (UK GAAP) to IFRS. The project is sponsored by the Chief Financial Officer and involves specialists from both the Group Finance function as well as representatives from each of the Group’s operating businesses.

The initial phase of the project has been completed. This involved a high level assessment of potential issues, the preparation of a project plan and identification of the key work streams in the operating businesses and at a group level, supported by work programmes in these areas. The Group has also considered which, if any, of the optional transitional provisions within IFRS 1 “First time adoption of International Financial Reporting Standards” to adopt. The second phase of the project, which is currently underway, involves the restatement and reconciliation of opening balances to IFRS and the adjustment of reporting systems to capture new data requirements for ongoing IFRS reporting. We expect to publish full IFRS reconciliations in mid-2005 after the 31 March 2005 year end reporting is complete.

Our work on the project to date indicates that the major areas of difference between UK GAAP and IFRS which will impact the Group include the following:

Goodwill

IFRS 3 “Business Combinations” prohibits the annual amortisation of goodwill and instead subjects such goodwill to an annual impairment review. The carrying value of the Group’s goodwill at the date of transition to IFRS is fixed and the amortisation ceases from that date.

Intangible assets

IAS 38 “Intangible assets” considers, inter alia, whether an asset which incorporates both tangible and intangible elements should be classed as a tangible fixed asset or an intangible fixed asset. The treatment is determined by an assessment of which element is more significant. It is likely that certain of the Group’s software, which is currently classed as a tangible fixed asset, will be reclassified to intangible fixed assets.

Pension accounting

Under UK GAAP, the Group accounts for its pension schemes using SSAP 24 “Pension costs” and has elected under the transitional rules of FRS 17 “Retirement benefits” to make disclosures only. IAS 19 “Employee benefits” is similar, but not identical to, FRS 17. IAS 19 and FRS 17 are conceptually different to SSAP 24 as they require any defined benefit pension scheme surplus or deficit to be recognised on the Group’s balance sheet.

On transition to IFRS, the Group expects to recognise the full assets and liabilities of its defined benefit pension schemes on its balance sheet. Thereafter, IAS 19 requires a portion of the surplus or deficit of defined benefit pension schemes to be recognised on the Group balance sheet, based on the application of a “corridor”. This “corridor” is defined as the greater of 10 per cent. of the scheme’s assets or liabilities, and actuarial gains and losses below this threshold are not required to be recognised. Any actuarial gains and losses exceeding the corridor are recognised in the profit and loss account over a period representing the expected average remaining working lives of employees participating in the scheme. Additionally, the profit and loss account charge comprises an operating cost and an interest cost.

In April 2004, the IASB issued an exposure draft amending IAS 19 to allow actuarial gains and losses to be recognised in full in the statement of changes in equity, rather than in the profit and loss account, in the period in which they arise.

The Group’s principal pension scheme, the mmO2 Pension Plan, operates for the majority of UK employees and is divided into defined benefit and defined contribution sections. The defined benefit section comprises mainly active members because all deferred and pensioner members at 30 June 2002 remained in the BT Pension Scheme following the Group’s demerger from BT in November 2001. The assets of the mmO2 Pension Plan at 31 March 2004 were £278 million.

Accounting for share schemes

The Group has historically accounted for share scheme costs under UK GAAP using the intrinsic value. IFRS 2 “Share based payments” requires the value of all share based payments to be measured, and an expense recognised in the profit

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10.	International Financial Reporting Standards (continued)

and loss account, based on fair value. The fair value of the share schemes is estimated using a valuation model and involves complex mathematical modelling. It is often, but not always, the case that the fair value is higher than the intrinsic value. Additionally, under UK GAAP, Inland Revenue approved SAYE schemes are exempt from the requirement to recognise a charge whereas under IFRS there is no such exemption.

Financial instruments

IAS 39 “Financial instruments: recognition and measurement” details how to value and account for all financial instruments, including derivative instruments such as interest rate swaps, cross currency swaps and forward contracts used by the Group to reduce exposure to interest rate and currency risk.

Under IAS 39 all financial instruments are required to be recognised on the balance sheet at fair value. If a derivative financial instrument is designated as a “hedge”, the movement in the fair value of the derivatives can be recognised directly through reserves, which offsets the opposite movement in the fair value of the hedged item, also in reserves. All other movements in the fair value of financial instruments must be recognised as an income or expense in the profit and loss account.

The Group has prepared documentation in line with the provisions of IAS 39 for all hedging instruments and has established an ongoing procedure for testing the effectiveness of these hedges which should permit the Group to adopt hedge accounting for its financial instruments.

Deferred taxation

IAS 12 bases the calculation of the deferred tax assets and liabilities on the difference between tax carrying values and balance sheet carrying values, rather than the income statement approach required by FRS 19. As a result the scope of IAS 12 is wider than that of FRS 19. The principal difference likely to affect the Group is expected to be the deferred tax treatment of undistributed earnings of subsidiaries, joint ventures and associates. The Group is also currently assessing the tax effect of adjustments arising from the other differences between UK GAAP and IFRS referred to above.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

INDEPENDENT REVIEW REPORT BY THE AUDITORS TO mmO2 plc

Introduction

We have been instructed by the company to review the financial information which comprise the profit and loss account, the balance sheet, the cash flow statement, the statement of total recognised gains and losses and the related notes. We have read the other information contained in the interim report and considered whether it contains any apparent misstatements or material inconsistencies with the financial information.

Directors’ responsibilities

The interim report, including the financial information contained therein, is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the interim report in accordance with the Listing Rules of the Financial Services Authority which require that the accounting policies and presentation applied to the interim figures should be consistent with those applied in preparing the preceding annual accounts except where any changes, and the reasons for them, are disclosed.

Review work performed

We conducted our review in accordance with guidance contained in Bulletin 1999/4 issued by the Auditing Practices Board for use in the United Kingdom. A review consists principally of making enquiries of group management and applying analytical procedures to the financial information and underlying financial data and, based thereon, assessing whether the accounting policies and presentation have been consistently applied unless otherwise disclosed. A review excludes audit procedures such as tests of controls and verification of assets, liabilities and transactions. It is substantially less in scope than an audit performed in accordance with United Kingdom Auditing Standards and therefore provides a lower level of assurance than an audit. Accordingly we do not express an audit opinion on the financial information. This report, including the conclusion, has been prepared for and only for the company for the purpose of the Listing Rules of the Financial Services Authority and for no other purpose. We do not, in producing this report, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

Review conclusion

On the basis of our review we are not aware of any material modifications that should be made to the financial information as presented for the six months ended 30 September 2004.

PricewaterhouseCoopers LLP	16 November 2004
Chartered Accountants
London

The maintenance and integrity of the mmO2 plc web site is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the interim report since it was initially presented on the web site.

Legislation in the United Kingdom governing the preparation and dissemination of financial information may differ from legislation in other jurisdictions.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

APPENDIX: KEY PERFORMANCE INDICATORS

1.	Customer numbers

	Customers at 30 September 2003	Customers at 31 December 2003	Customers at 31 March 2004	Customers at 30 June 2004	Net additions during period	Customers at 30 September 2004
	000’s	000’s	000’s	000’s	000’s	000’s

O2 UK
Pre-pay	8,289	8,574	8,687	8,799	204	9,003
Post-pay	4,334	4,479	4,577	4,726	127	4,853

Total	12,623	13,053	13,264	13,525	331	13,856

O2 Germany
Pre-pay	2,271	2,354	2,516	2,643	165	2,808
Post-pay	2,980	3,232	3,466	3,675	186	3,861

Total	5,251	5,586	5,982	6,318	351	6,669

O2 Ireland
Pre-pay	901	992	1,010	1,007	25	1,032
Post-pay	373	378	381	388	5	393

Total	1,274	1,370	1,391	1,395	30	1,425

Manx
Pre-pay	46	40	42	44	1	45
Post-pay	21	21	21	21	1	22

Total	67	61	63	65	2	67

mmO2 Group
Pre-pay	11,507	11,960	12,255	12,493	395	12,888
Post-pay	7,708	8,110	8,445	8,810	319	9,129

Total	19,215	20,070	20,700	21,303	714	22,017

Pre-pay percentage	59.9%	59.6%	59.2%	58.6%	55.3%	58.5%
Post-pay percentage	40.1%	40.4%	40.8%	41.4%	44.7%	41.5%

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PART 3: FINANCIAL INFORMATION – mmO2 plc

2.	Average revenue per user(1) (ARPU) – £

3 months ended:	30 September 2003	31 December 2003	31 March 2004	30 June 2004	30 September 2004
	£	£	£	£	£

O2 UK(2)
12 month rolling
Pre-pay	133	137	141	143	145
Post-pay	508	512	525	537	541
Blended	259	264	272	279	282

Monthly average
Pre-pay	12	12	12	12	13
Post-pay	45	43	45	46	46
Blended	23	23	23	24	24

O2 Germany
12 month rolling
Pre-pay	90	93	96	95	94
Post-pay	363	373	375	368	366
Blended	239	249	254	252	251

Monthly average
Pre-pay	8	8	8	8	8
Post-pay	32	31	30	30	31
Blended	21	21	20	20	21

O2 Ireland
12 month rolling
Pre-pay	236	245	248	247	244
Post-pay	700	725	736	721	731
Blended	372	385	388	381	380

Monthly average
Pre-pay	22	21	20	20	21
Post-pay	65	60	61	59	66
Blended	34	33	32	31	33

(1)	ARPU in all businesses includes revenue from inbound roaming.
(2)	O2 UK ARPU includes Mobile Number Portability (MNP) revenue.

3.	Data ARPU (blended 12 month rolling) – £

	31 March 2004	30 June 2004	30 September 2004
	£	£	£

O2 UK	55	59	62
O2 Germany	49	51	52
O2 Ireland	75	81	81

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PART 3: FINANCIAL INFORMATION – mmO2 plc

4.	Average revenue per user(1) (ARPU) – €

3 months ended:	30 September 2003	31 December 2003	31 March 2004	30 June 2004	30 September 2004
	€	€	€	€	€

O2 Germany
12 month rolling
Pre-pay	133	135	138	138	138
Post-pay	538	539	540	537	540
Blended	354	360	366	367	371

Monthly average
Pre-pay	12	12	11	11	11
Post-pay	46	45	44	45	46
Blended	31	31	30	31	32

O2 Ireland
12 month rolling
Pre-pay	349	355	357	361	360
Post-pay	1,037	1,048	1,061	1,053	1,078
Blended	551	556	559	556	560

Monthly average
Pre-pay	31	31	29	30	31
Post-pay	92	87	89	89	98
Blended	49	47	45	46	49

Euro rates
Quarterly	1.4310	1.4341	1.4718	1.5007	1.4880
Annually	1.4802	1.4461	1.4405	1.4594	1.4736

(1)	ARPU in all businesses includes revenue from inbound roaming.

5.	Data ARPU (blended 12 month rolling) – €

	31 March 2004	30 June 2004	30 September 2004
	€	€	€

O2 Germany	71	74	76
O2 Ireland	110	118	119

6.	Voice minutes of use (mou) – blended monthly average(1)

12 months ended:	31 March 2003	30 September 2003	31 March 2004	30 September 2004

O2 UK	107	115	123	131
O2 Germany	109	113	118	120
O2 Ireland	188	192	197	203

(1)	Includes total incoming and billable outgoing minutes.

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PART 3: FINANCIAL INFORMATION – mmO2 plc

7.	Data as percentage of service revenues

3 months ended:	30 September 2003	31 December 2003	31 March 2004	30 June 2004	30 September 2004
	%	%	%	%	%

O2 UK	19.4	21.2	22.3	21.3	23.0
O2 Germany	19.1	19.8	20.7	20.9	20.4
O2 Ireland	18.4	21.1	23.6	21.8	19.0

O2 Group	19.2	20.9	22.0	21.2	21.9

12 months ended:	30 September 2003	31 December 2003	31 March 2004	30 June 2004	30 September 2004
	%	%	%	%	%

O2 Group	19.0	19.8	20.1	20.9	21.5

8.	SMS messages

3 months ended:	30 September 2003	31 December 2003	31 March 2004	30 June 2004	30 September 2004
	million	million	million	million	million

O2 UK	1,861	2,106	2,309	2,348	2,470
O2 Germany	423	468	507	532	556
O2 Ireland	272	301	339	321	323
Manx	21	16	19	19	10

O2 Group	2,577	2,891	3,174	3,220	3,359	”

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PART 4: O2 plc – FORECAST FOR THE FINANCIAL YEAR ENDING
31 MARCH 2005

1.	Introduction

The current trading and prospects statement given in paragraph 5 of Part 1 of these Listing Particulars, which has not changed from that given in the outlook section of the interim results announcement made on 17 November 2004, can be interpreted under the Listing Rules as a forecast that full year EBITDA before exceptional items for the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004.

This statement set out above, which relates solely to financial information under UK GAAP, is a forecast by the Directors under section 12.23 of the Listing Rules. In the absence of unforeseen circumstances and on the basis of the assumptions outlined below, the Directors confirm that the forecast remains appropriate.

The bases and assumptions underlying the forecast are set out in paragraph 2 below, and the letters issued in connection with the Forecast from the Company’s auditors PricewaterhouseCoopers LLP and its financial advisors, Cazenove & Co. Ltd and Merrill Lynch International, are set out in paragraph 3 below.

2.	Basis of preparation and principal assumptions

The forecast has been prepared using accounting policies which are consistent with those used by mmO2 plc in preparing its audited financial statements for the financial year ended 31 March 2004 and the unaudited interim statement for the six months ended 30 September 2004. The forecast is based on the unaudited interim results for the six months ended 30 September 2004, the unaudited management accounts for the two months ended 30 November 2004 and the Directors’ forecast for the four months ending 31 March 2005.

The following principal assumptions have been taken into account in preparing the forecast:

(i)	Factors outside the influence of the Directors:

a.	There will be no fundamental change in the political, economic or regulatory environments in which the Group operates;

b.	There will be no change to UK accounting standards;

c.	There will be no changes in exchange rates that have a material impact on the Group; and

d.	There will be no material change in the management and control of the Group.

(ii)	Factors which the Directors may be able to influence:

a.	There are no acquisitions or disposals of businesses; and

b.	There will be no significant changes in trading relationships with suppliers or customers.

(iii)	Materially higher is assumed to be more than 10 per cent. greater.

3.	Letters relating to the forecast

Set out below are the text of the letters from PricewaterhouseCoopers LLP, and Cazenove & Co. Ltd and Merrill Lynch International relating to the forecast:

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PART 4: O2 plc – FORECAST FOR THE FINANCIAL YEAR ENDING 31 MARCH 2005

The Directors
O2 plc
Wellington Street
Slough
Berkshire SL1 1YP

Cazenove & Co. Ltd	Merrill Lynch International
20 Moorgate	2 King Edward Street
London	London
EC2R 6DA	EC1A 1HQ

12 January 2005

Dear Sirs

O2 plc (the “Company”)

The directors of the Company have made the following statement (the “forecast”) which is set out in Part 4 of the Company’s listing particulars dated 12 January 2005 (the “Listing Particulars”).

“Full year EBITDA before exceptional items of the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004.”

We have reviewed the basis of compilation and the accounting policies for the forecast. It is our responsibility to form an opinion on the forecast and to report our opinion to the directors of the Company and to Cazenove & Co. Ltd and Merrill Lynch International. Our work has been undertaken solely for the purpose of reporting under paragraph 12.24 of the Listing Rules of the UK Listing Authority. We conducted our work in accordance with the Statements of Investment Circular Reporting Standards issued by the United Kingdom Auditing Practices Board.

This letter has been prepared for use solely in connection with the Company’s listing particulars and our responsibility under the requirements and rules of the UK Listing Authority. This letter has not been prepared in connection with the filing of a registration statement with the United States Securities and Exchange Commission. Furthermore, it is provided solely on the basis and in accordance with standards and practices established in the United Kingdom. This letter is included in the Company’s Listing Particulars to comply with the requirements and rules of the UK Listing Authority. Professional standards in the United States of America do not permit expression of an opinion on the forecast, for general use in the Company’s Listing Particulars, because such information presents a “deficient presentation” of forward-looking financial statements. Accordingly US recipients should read this letter only in the context of the UK requirements and standards under which it has been prepared. If US recipients are not knowledgeable about these requirements and standards, they should not rely on this letter.

The forecast, for which the directors of the Company are solely responsible, is based on the published unaudited interim results for the six months ended 30 September 2004, the results shown by the unaudited management accounts for the 2 months ended 30 November 2004 and a forecast for the 4 months ending 31 March 2005.

In our opinion the forecast has been properly compiled on the basis stated and the basis of accounting is consistent with the accounting policies of the Company.

Yours faithfully

PricewaterhouseCoopers LLP
Chartered Accountants

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PART 4: O2 plc – FORECAST FOR THE FINANCIAL YEAR ENDING 31 MARCH 2005

The Directors
O2 plc
Wellington Street
Slough
Berkshire SL1 1YP

12 January 2005

Dear Sirs

We refer to the Directors’ forecast for O2 plc (the “Company”) and its subsidiaries for the financial year ending 31 March 2005 (the “Forecast”) set out in Part 4 of the listing particulars dated 12 January 2005 (the “Listing Particulars”). The forecast states that “Full year EBITDA before exceptional items of the Group for the financial year ending 31 March 2005 will be materially higher than for the financial year ended 31 March 2004”.

We have discussed the Forecast, together with the basis upon which it has been made, with you and PricewaterhouseCoopers LLP.

We have also considered the report dated 12 January 2005 to you and us from PricewaterhouseCoopers LLP regarding the accounting policies and calculations underlying the Forecast and discussed such report with PricewaterhouseCoopers LLP. We have also considered their letter addressed to yourselves, Cazenove & Co. Ltd and Merrill Lynch International. You have confirmed to us that all information material to the profit forecast has been disclosed to us.

This letter is provided in compliance with Rule 2.19 of the Listing Rules of the UK Listing Authority and may be included in the Company’s Listing Particulars solely for the purposes of that Rule.

On the basis of these discussions and having regard to the aforementioned report and letter we consider that the Forecast, for which the directors of the Company are solely responsible, has been made after due and careful enquiry by the Company.

Yours faithfully

Edmund Byers	Mark Astaire
Managing Director	Managing Director

Cazenove & Co. Ltd	Merrill Lynch International

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PART 5: TAXATION

1.	UK Taxation

The following comments are intended as a general guide only and are based on current UK legislation and Inland Revenue practice as at the date of this document, both of which are subject to change, possibly with retrospective effect. Save where otherwise provided, these comments deal only with the position of Shareholders who are resident and, in the case of individuals, ordinarily resident in and only in the United Kingdom for tax purposes, who are the beneficial owners of their New Ordinary Shares and who hold their New Ordinary Shares as a capital investment. They do not deal with the position of certain classes of Shareholders, such as dealers in securities.

If you are resident or otherwise taxable outside the United Kingdom, you should consult your own professional advisers on the possible application of taxation laws in your country of residence.

Dividends

Under current UK tax legislation, no amounts in respect of tax will be withheld at source from dividends paid to you on your New Ordinary Shares.

If you are an individual and you receive a dividend, then you will be entitled to a tax credit equal to one-ninth of the amount of the dividend received. You will be subject to income tax on the aggregate of the dividend and the related tax credit, which will be regarded as the top slice of your income. The tax credit will, however, satisfy in full your resultant tax liability if you are liable to income tax at the lower or basic rate. If you are liable to income tax at the higher rate the tax rate applicable to the aggregate of the dividend and related tax credit will be 32.5 per cent., giving an effective tax rate of 25 per cent. of the net cash dividend received. There will be no repayment to you of the tax credit or any part of it in any circumstances.

If you are a corporate holder of New Ordinary Shares and you receive a dividend, you will not be taxable on the receipt of that dividend but will also not be entitled to the repayment of any tax credit with respect to that dividend.

UK-exempt approved pension funds and charities will not be liable to income tax or corporation tax on dividends received by them on their New Ordinary Shares and will not be entitled to claim a refund of all or part of the tax credits in respect of those dividends.

Non-UK resident Shareholders will not generally be able to claim repayment from the Inland Revenue of any part of the tax credit attaching to the dividends paid on their New Ordinary Shares. A Shareholder resident outside the United Kingdom or otherwise liable to tax in a jurisdiction outside the United Kingdom may also be subject to overseas taxation on dividend income under local law. Such Shareholders should consult their own tax advisers concerning their tax liabilities on dividends received on their New Ordinary Shares.

Chargeable gains

For the purpose of UK taxation of chargeable gains, a disposal or part disposal of New Ordinary Shares by a Shareholder who is resident or ordinarily resident for tax purposes in the United Kingdom may, depending on the Shareholder’s circumstances, give rise to a chargeable gain or an allowable loss, subject to any available reliefs or exemptions. Any such gain will be subject to indexation allowance in respect of periods of ownership up to April 1998 and taper relief thereafter if you are an individual holder or subject to indexation allowance for your entire period of ownership if you are a corporate holder.

UK-exempt approved pension funds will generally not be subject to tax on any chargeable gains realised.

If you are not resident or ordinarily resident in the United Kingdom (and you do not carry on a business in the United Kingdom through a branch, agency or permanent establishment to which the New Ordinary Shares are attributable), you will generally not be subject to tax on any chargeable gain realised.

Individuals who are temporarily non-UK resident may, in certain circumstances, be subject to tax on chargeable gains in respect of gains realised whilst they are not resident in the United Kingdom.

UK inheritance tax and gift taxes

New Ordinary Shares beneficially owned by an individual will be subject to UK inheritance tax on the death of the individual or, in certain circumstances, if the New Ordinary Shares are the subject of a gift by such an individual even where the individual

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PART 5: TAXATION

Shareholder is neither domiciled nor deemed to be domiciled in the United Kingdom under certain rules relating to long residence or previous domicile. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Inheritance tax is not generally chargeable on gifts to individuals or to certain types of settlement made more than seven years before the death of the donor. United Kingdom inheritance tax is chargeable on shares situated in the United Kingdom at the time of the death or gift. Registered shares are situated where they are registered, which is generally the place where the share register is maintained and where transfer of the shares will be legally executed. As O2’s share register will be maintained in the United Kingdom, the New Ordinary Shares will be assets situated in the United Kingdom for the purposes of UK inheritance tax. Special rules also apply to close companies and to trustees of settlements who hold New Ordinary Shares bringing them within the charge to inheritance tax.

Shareholders should consult an appropriate professional adviser if they make a gift of any kind or intend to hold any New Ordinary Shares through trust arrangements.

Shareholders should seek professional advice in a situation where there is a potential for a double tax charge to UK inheritance tax and an equivalent tax in another country.

Stamp duty and stamp duty reserve tax (“SDRT”)

No liability to stamp duty or SDRT will generally arise on the allotment and issue of the New Ordinary Shares.

Transfers on sale of New Ordinary Shares will generally be subject to UK stamp duty at the rate of 0.5 per cent. of the consideration given for the transfer. The purchaser normally pays the stamp duty.

An agreement to transfer New Ordinary Shares will normally give rise to a charge to SDRT at a rate of 0.5 per cent. of the amount or value of the consideration payable for the transfer. If a duly stamped transfer in respect of the agreement is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the condition is satisfied) any SDRT paid is repayable, generally with interest, and otherwise the SDRT charge is cancelled. SDRT is generally payable by the purchaser.

Paperless transfers of New Ordinary Shares within the CREST system will generally be liable to SDRT, rather than stamp duty, at the rate of 0.5 per cent. of the amount or value of the consideration payable under the relevant agreement to transfer the shares. CREST is obliged to collect SDRT on relevant transactions settled within the CREST system. Deposits of New Ordinary Shares into CREST will not generally be subject to SDRT, unless the transfer into CREST is itself made for consideration.

ISAs

New Ordinary Shares should qualify for inclusion in the stocks and shares component of an ISA.

If you are in any doubt as to your tax position or if you require more detailed information than that outlined above, you should consult an appropriate professional adviser immediately.

2.	United States Federal Income Tax Considerations

The following discussion is a general summary of the material US federal income tax considerations relevant to the ownership and disposition of New Ordinary Shares. It applies only to US Holders (as defined below) that hold their New Ordinary Shares as capital assets (generally, property held for investment) and use the US dollar as their functional currency. The following summary is of a general nature and does not address all aspects of US federal income taxation that may apply to holders that are subject to special tax rules, including US expatriates, banks, financial institutions, securities dealers, traders in securities that elect to mark to market, insurance companies, tax-exempt entities, persons subject to the alternative minimum tax, regulated investment companies, persons holding New Ordinary Shares as part of a straddle, hedging transaction or conversion transaction, persons that directly, indirectly or by attribution own 10 per cent. or more of our share capital or voting power, persons who acquired New Ordinary Shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation, or persons that are resident or ordinarily resident in the United Kingdom. Such holders may be subject to US federal income tax consequences different from those set forth below.

If a partnership (including for this purpose any entity treated as a partnership for US federal income tax purposes) holds New Ordinary Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds New Ordinary Shares is urged to consult its tax advisor regarding the specific tax consequences of the owning and disposing of New Ordinary Shares.

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PART 5: TAXATION

This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, rulings, judicial decisions administrative pronouncements and US Internal Revenue Service practice, all as in effect as of the date hereof, and all of which are subject to change or changes in interpretation, possibly with retroactive effect.

For purposes of this section, “United States Federal Income Tax Considerations”, the term “US Holder” means a beneficial owner of New Ordinary Shares that is (a) a citizen or individual resident of the United States, (b) a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organised in or under the laws of the United States or any state thereof (including the District of Columbia), (c) an estate the income of which is subject to US federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more US persons are authorised to control all substantial decisions of the trust.

US Holders are urged to consult their own tax advisor regarding the specific UK and US federal, state and local tax consequences of the ownership and disposition of New Ordinary Shares in light of the holder’s particular circumstances as well as any consequences arising under the laws of any other taxing jurisdiction.

Distributions

Distributions received on New Ordinary Shares generally will be included in gross income as ordinary (dividend) income from foreign sources on the date the distribution is actually or constructively received. The dividends will not be eligible for the dividends-received deduction available to corporations with respect to dividends received from US corporations. Dividends paid in pounds sterling will be includible in income in an amount equal to the US dollar value thereof, based on the exchange rate in effect on the date received, whether or not the payment is converted into US dollars at that time. Any gain or loss recognised on a subsequent disposition or conversion of the pounds sterling generally will be US source ordinary income or loss.

Recent US Tax Law Changes Applicable to Individuals

Under 2003 US tax legislation, some US Holders (including individuals) are eligible for reduced rates of US federal income tax (currently a maximum of 15 per cent.) in respect of “qualified dividend income” received in taxable years beginning after 31 December 2002 and beginning before 1 January 2009. For this purpose, qualified dividend income generally includes dividends paid by non-US corporations if, among other things, certain minimum holding periods are met and the non-US corporation is eligible for the benefits of a comprehensive US income tax treaty which provides for the exchange of information (such as the United Kingdom – United States Income Tax Convention that entered into force on 31 March 2003). O2 currently believes that dividends paid with respect to New Ordinary Shares should constitute qualified dividend income for US federal income tax purposes, provided the individual US Holders meet certain requirements. Some of the eligibility requirements for non-US corporations are not entirely certain, however, and further guidance from the Internal Revenue Service (“IRS”) is anticipated. In addition, the IRS is expected to issue certification procedures whereby a non-US corporation will be required to certify as to the eligibility of its dividends for the reduced US federal income tax rates.

Sale or other Disposition

In general, a US Holder will recognise capital gain or loss on the sale or other disposition of New Ordinary Shares in an amount equal to the difference between the adjusted tax basis in the shares and the amount realised from the sale or other disposition. Gain or loss upon the disposition of New Ordinary Shares generally will be US source gain or loss, and will be treated as long-term capital gain or loss if, at the time of the disposition, the holder’s holding period in the New Ordinary Shares exceeds one year. If a US Holder is an individual, capital gains generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

A US Holder that receives pounds sterling on the sale or other disposition of New Ordinary Shares will be treated as receiving the US dollar value of the pounds sterling based on the exchange rate in effect on the date of sale (or, in the case of cash basis or electing accrual basis taxpayers, the settlement date). A US Holder will have a tax basis in the pounds sterling received equal to that US dollar amount. Any gain or loss realised on a subsequent disposition or conversion of the pounds sterling generally will be US source ordinary income or loss.

The O2 Articles will include compulsory sale provisions whereby the O2 Board will be able to cause US Holders to sell their New Ordinary Shares. This could result in the New Ordinary Shares held by US Holders being sold in the market or purchased by O2. In the event that O2 purchases the shares of a US Holder under the Articles, the tax treatment of such redemption will depend upon certain

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PART 5: TAXATION

facts. Such a transaction will be treated under Section 302 of the Code as a sale or exchange for US federal income tax purposes only if the sale of the New Ordinary Shares (i) results in a “complete termination” of the US Holder’s ownership interest in O2, (ii) is “substantially disproportionate” with respect to the US Holder, or (iii) is “not essentially equivalent to a dividend” with respect to the US Holder.

A particular redemption of New Ordinary Shares by O2 will meet one of the foregoing tests if it results in either the US Holder owning no O2 New Ordinary Shares (including all New Ordinary Shares actually and constructively owned by the US Holder, although under certain circumstances the US Holder may be entitled to waive application of the constructive ownership rules) or an actual reduction in the US Holder’s proportionate interest in O2 (provided that the US Holder is a small minority shareholder who exercises no control over the affairs of O2). US Holders should consult their own tax advisors in all instances to determine whether any redemption of New Ordinary Shares by O2 would be considered to be a sale of the New Ordinary Shares or a dividend distribution for US federal income tax purposes in light of the holder’s particular circumstances.

Passive Foreign Investment Company Status

A non-US corporation will be classified as a Passive Foreign Investment Company (a “PFIC”) for any taxable year if at least 75 per cent. of its gross income consists of passive income or at least 50 per cent. of the average value of its assets consists of assets that produce, or are held for the production of, passive income. O2 believes that it will not be a PFIC for the current taxable year, nor does it expect to become a PFIC in future years. However, PFIC status is a factual determination that must be made at the close of each taxable year and is based on, among other things, the type of income a corporation receives and the value of its assets and shares, all of which will likely change from time to time. If O2 were to become a PFIC for any taxable year, a US Holder could suffer adverse tax consequences. These consequences may include having gains realised on the disposition of New Ordinary Shares treated as ordinary income rather than as capital gain and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the New Ordinary Shares. Furthermore, dividends would not be “qualified dividend income” and would be subject to the higher rates applicable to other items of ordinary income. US Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the New Ordinary Shares.

US Information Reporting and Backup Withholding

Dividend payments made to holders and proceeds from the sale or other disposition of New Ordinary Shares may be subject to information reporting to the IRS and possible US backup withholding at a current rate of 28 per cent. Backup withholding will not apply to a US Holder, provided that the holder furnishes a correct taxpayer identification number and makes any other required certification or if the holder is otherwise exempt from backup withholding. US persons who are required to establish their exempt status generally must provide such certification on a duly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the US Holder’s US federal income tax liability, and the US Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

3.	Other jurisdictions

Shareholders who are in any doubt as to their tax position or who are subject to tax in a jurisdiction other than the United Kingdom should consult their professional adviser.

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PART 6: FURTHER INFORMATION RELATING TO THE SCHEME AND O2

1.	Description of the Proposals

The creation of £6.9 billion of distributable reserves and the establishment of a new holding company for the O2 Group entails a number of steps.

1.1	The Scheme

Under the Court-approved scheme of arrangement, made pursuant to section 425 of the Companies Act, O2 plc will be introduced as the new holding company of mmO2. The Scheme is subject to certain conditions, including the approval of mmO2 Shareholders and the approval of the Court.

O2 will acquire mmO2 in exchange for the issue by O2 of New Ordinary Shares and the payment of cash consideration under the Cash Alternative. mmO2 Shareholders who are on the register of mmO2 at the Scheme Record Time, which is expected to be 5.00 p.m. on 9 March 2005, will have the option of electing to receive the following:

For every Ordinary Share One New Ordinary Share

Alternatively, mmO2 Shareholders whose elections to receive the Cash Alternative are accepted will receive the following:

For every Ordinary Share Placing Amount plus 5 pence

All mmO2 Shareholders will be deemed to have elected to receive the Cash Alternative unless they elect, by completing and returning a Form of Election in accordance with the instructions printed thereon, to receive New Ordinary Shares in respect of all Ordinary Shares held as at the Scheme Record Time.

The Cash Alternative will be funded principally through the placing with investors in the market of the New Ordinary Shares to which mmO2 Shareholders electing for the Cash Alternative would otherwise be entitled. Following the Scheme becoming effective, the proceeds of the Placing, together with a payment of 5 pence per Ordinary Share (which will be financed by loans from mmO2 to O2), will be paid to mmO2 Shareholders who have elected for the Cash Alternative and whose elections have been accepted. The Board believes that an additional payment of 5 pence per share to those whose cash elections are accepted is appropriate in the light of the cost savings which can be achieved by reducing the fragmentation of the shareholder base. If, in the event of adverse market conditions, the price at which the relevant New Ordinary Shares can be placed is less than 100 pence per share, O2 will make up the shortfall such that the amount received per Ordinary Share is not less than 105 pence, or, at its election, may terminate the Placing and reject all elections for the Cash Alternative, in which case O2 will issue New Ordinary Shares to those who elected for the Cash Alternative on the basis set out above.

The Cash Alternative will be limited by reference to the number of New Ordinary Shares which are eventually placed pursuant to the Placing Agreement (which will be decided by the Board but is not expected to be more than 300 million New Ordinary Shares). If elections for the Cash Alternative are received which exceed this limit, they will be scaled down at the discretion of the Directors. It is expected that any such scaling down will be effected on a basis which ensures that elections by holders of small numbers of Ordinary Shares are met in full. Should there be a need to scale down elections for the Cash Alternative, elections to receive cash in respect of larger holdings are unlikely to be successful. Elections for the Cash Alternative may also be declined if, in the Directors’ opinion, manipulation of shareholdings has taken place solely to increase a shareholder’s participation in the cash available under the Cash Alternative. It is intended that should scaling down of elections for the Cash Alternative be required, elections will only be satisfied in full or not at all. O2 will issue New Ordinary Shares to those whose elections for the Cash Alternative are unsuccessful on the basis set out above.

As a result of the Scheme, O2 will become the new holding company of mmO2 and the issued ordinary share capital of O2 will be owned by former mmO2 Shareholders (other than those whose elections to receive cash under the Cash Alternative are accepted) and subscribers for New Ordinary Shares pursuant to the Placing.

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PART 6: FURTHER INFORMATION RELATING TO THE SCHEME AND O2

1.2	The O2 Reduction of Capital

The O2 Reduction of Capital will be implemented to increase the level of reserves available for distribution to shareholders of O2. Under the O2 Reduction of Capital, the capital of O2 will be reduced so as to create distributable reserves of approximately £6.9 billion by decreasing the nominal amount of each New Ordinary Share issued pursuant to the Scheme from 80 pence to 0.1 pence. The shareholders of O2 have already resolved, conditional upon the New Ordinary Shares being issued pursuant to the Scheme, to reduce the capital so issued. The O2 Reduction of Capital will also require the confirmation of the Court and, if so confirmed, will result in the creation of sufficient distributable reserves to enable O2 to pay the inaugural final dividend in 2005 and to implement a sustainable dividend policy, as announced in the interim results release last November.

1.3	Conditions of the Proposals

(a)	Conditions of the Scheme

The implementation of the Scheme is conditional upon the following:

(i)
the approval of the Scheme by a majority in number representing 75 per cent. by nominal value of the holdings of the Ordinary Shares present and voting either in person or by proxy at the Court Meeting;

(ii)	the passing of the necessary special resolution to give effect to the Scheme at the EGM;

(iii)	the sanction of the Scheme, and the confirmation of the reduction of capital of mmO2 which comprises part of the Scheme, by the Court;

(iv)
the grant by the UK Listing Authority of permission for the whole of the ordinary share capital of O2 to be admitted to the Official List subject only to allotment, and such permission not being withdrawn prior to the Scheme Effective Date; and

(v)
the registration by the Registrar of Companies of office copies of the Initial Court Order and the Final Court Order sanctioning the Scheme and confirming the reduction of capital of mmO2 respectively.

(b)	Conditions of the O2 Reduction in Capital

Implementation of the O2 Reduction of Capital is conditional upon the following:

(i)	the Scheme becoming effective and being fully implemented;

(ii)	the confirmation of the O2 Reduction of Capital by the Court; and

(iii)	the registration by the Registrar of Companies of an office copy of the Court Order confirming the O2 Reduction of Capital.

2.	Admission and Dealings

Application has been made for the New Ordinary Shares to be admitted to the Official List of the UK Listing Authority and for trading on the London Stock Exchange’s market for listed securities. The last day of dealings in Ordinary Shares on the London Stock Exchange is expected to be 11 March 2005. Admission of the New Ordinary Shares issued pursuant to the Scheme to the Official List of the UK Listing Authority will become effective and dealings in such New Ordinary Shares are expected to commence on the London Stock Exchange at 8.00 a.m. on 14 March 2005. No application is intended to be made for the New Ordinary Shares to be admitted to listing or dealing on any other exchange. In particular, neither the New Ordinary Shares nor ADSs representing them will be listed on the New York Stock Exchange. It is anticipated that the mmO2 ADSs will cease to be traded on the NYSE at the close of business (New York time) on 10 March 2005.

Further New Ordinary Shares will be issued on completion of the Placing or if the Placing does not proceed. The timing of admission of these New Ordinary Shares to the Official List and the commencement of dealings in them will depend upon the timing of the Placing. O2 will announce whether the Placing has taken place and, if so, the results of it, and that announcement will contain details of the timing of the admission and commencement of dealings in such shares.

New Ordinary Shares can be held in certificated or uncertificated form. At the Scheme Effective Time, share certificates for the Ordinary Shares will cease to be valid and, with respect to the Ordinary Shares held in uncertificated form, CRESTCo will be

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PART 6: FURTHER INFORMATION RELATING TO THE SCHEME AND O2

instructed to cancel the entitlements of the relevant mmO2 Shareholders with respect to those Ordinary Shares. The last date for registration of transfers is expected to be 9 March 2005.

It is expected that certificates for New Ordinary Shares will be posted by 1 April 2005 (or within 14 days of any alternative Scheme Effective Date).

Pending the despatch of certificates for the New Ordinary Shares, transfers of New Ordinary Shares in certificated form will be certified against the share register of the Company. Temporary documents of title have not been, and will not be, issued in respect of the New Ordinary Shares.

It is expected that the New Ordinary Shares issued pursuant to the Scheme will be credited to CREST accounts on 14 March 2005.

All documents, certificates, cheques or other communications sent by or to shareholders will be sent at their own risk and may be sent by post.

All mandates relating to payment of dividends on New Ordinary Shares and all instructions given to mmO2 in relation to notices and other communications in force immediately prior to the Scheme Record Time will be, unless and until revoked or varied, deemed as from the Scheme Effective Date to be valid and effective mandates or instructions to O2 in relation to the corresponding holdings of the New Ordinary Shares.

3.	Overseas Shareholders

The implications of the Scheme for Overseas Shareholders may be affected by the laws of relevant jurisdictions. Overseas Shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself or herself as to the full observance of the laws of any relevant jurisdiction in connection with the Scheme, including the obtaining of any governmental, exchange control or other consents which may be required and/or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

In any case where O2 is advised that the allotment and issue of New Ordinary Shares to an mmO2 Shareholder with a registered address in a jurisdiction outside the UK would or may infringe the laws of such jurisdiction or necessitate compliance with any special requirement with which O2 is unable to comply, or compliance with which O2 regards as unduly onerous, the Scheme provides that O2 may determine either: (i) that the holder’s entitlement to New Ordinary Shares shall be issued to a nominee for such holder appointed by O2 and then sold with the net proceeds being remitted to the holder concerned; or (ii) that the holder’s entitlement to New Ordinary Shares pursuant to the Proposals shall be issued to such holder and then sold on his behalf as soon as reasonably practical at the best price which can be reasonably practical at the best price which can be reasonably obtained at the time of sale, with the net proceeds of sale being remitted to the holder.

This document has been prepared for the purposes of complying with English law and the rules of the UK Listing Authority and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of the jurisdictions outside the United Kingdom.

The New Ordinary Shares will not be, and are not required to be, registered with the SEC under the Securities Act in reliance upon the exemption from the registration requirements of the Securities Act provided by rule 802 promulgated under that act. Neither the SEC nor any state securities commission in the US or any other US regulatory authority has approved or disapproved of the New Ordinary Shares, or passed upon the adequacy of this document. Any representation to the contrary is a criminal offence in the US.

This business combination is made with respect to the securities of companies incorporated in England and Wales. The business combination is subject to disclosure requirements of the United Kingdom, which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with accounting principles generally accepted in the United Kingdom, which may not be comparable to the financial statements of United States companies.

It may be difficult for US Shareholders to enforce their rights and any claim they may have arising under the US federal securities laws, since mmO2 is, and O2 will be, located in the United Kingdom, and some or all of mmO2’s officers and directors may be residents of the United Kingdom. US Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company or its affiliates to subject themselves to a US court’s judgement.

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PART 6: FURTHER INFORMATION RELATING TO THE SCHEME AND O2

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY, NOR SHALL THERE BE ANY SALE, ISSUANCE OR TRANSFER OF THE SECURITIES REFERRED TO IN THIS DOCUMENT IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW.

Overseas Shareholders should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme in their particular circumstances.

4.	Information for US mmO2 Shareholders

Please refer to the expected timetable of principal events for holders of mmO2 ADSs on page 5 of this document.

(a)	Information about the Scheme for holders of mmO2 ADSs

Following the Scheme becoming effective, the Ordinary Shares represented by each mmO2 ADS will be cancelled. The mmO2 ADR programme for the Ordinary Shares will also be terminated as of this time, and the mmO2 ADSs representing the Ordinary Shares will be delisted from the NYSE. O2 does not intend to create an American depositary receipt, or ADR, facility for the New Ordinary Shares or to list them on the NYSE after the Scheme becomes effective.

The ADS Depositary’s only obligation following termination of the ADR programme will be to deliver to holders of mmO2 ADSs their deemed consideration upon such holders’ presentation of their mmO2 ADSs and payment (or, if the consideration is cash, deduction) of the correct fees and charges. In addition, if such an mmO2 ADS holder is deemed to elect to receive New Ordinary Shares, the ADS Depositary’s obligation to hold such New Ordinary Shares will expire 60 days after termination of the ADR programme. Thereafter, the ADS Depositary may sell the New Ordinary Shares and hold the net proceeds from such sale for the mmO2 ADS holder. Such holder of mmO2 ADSs will be entitled to receive the proceeds from such sale upon presentation of his or her mmO2 ADSs and deduction of the correct fees and charges. The ADS Depositary will not segregate the net proceeds it keeps for one mmO2 ADS holder from the proceeds for any other mmO2 ADS holder and, further, is not required to invest these net proceeds or collect interest on them for the holders’ benefit.

The New Ordinary Shares will not be listed on the NYSE or any other US exchange or quoted on a US inter-dealer quotation system such as Nasdaq. No organised trading market is expected to develop for the New Ordinary Shares in the United States. Instead, these Shares will be listed on the London Stock Exchange, and clearing and settlement of them is expected to be conducted through CREST, the UK clearing and settlement system. Consequently, investors are cautioned that the New Ordinary Shares are expected to be highly illiquid in the United States, with no organised trading market expected to develop for them there.

The New Ordinary Shares may not be deposited into the current mmO2 facility with the ADS Depositary. Unlike the mmO2 ADSs, all future cash payments in respect of the New Ordinary Shares will be paid in pounds sterling, and holders will bear the risk of fluctuations in the rate of exchange should they wish to convert these pound sterling payments to US dollars. The New Ordinary Shares will not be serviced by a US transfer agent and will be subject to different registration requirements in the UK from those in the US with respect to the types of entities in whose name shares can be registered. Holders of the New Ordinary Shares will be required to refer any inquiries, including inquiries with respect to registration requirements, to the Registrars.

(b)	SEC Deregistration of the New Ordinary Shares

Pursuant to Rule 12g-3 of the Exchange Act, the New Ordinary Shares will be considered successors to the Ordinary Shares and, as such, will be deemed to be registered with the SEC under the Exchange Act. O2 intends, when it is permitted by applicable SEC regulation to do so, to terminate this registration of the New Ordinary Shares with the SEC.

O2 will not be able to file for de-registration of the New Ordinary Shares under the Exchange Act from the SEC unless and until the number of US Resident Shareholders, whether holding directly or through nominees, falls below 300. Furthermore, the number of US Resident Shareholders in O2 must remain below the 300 limit for a period of 18 months after de-registration, as going above this limit during that period could trigger a new registration requirement. De-registration will occur 90 days after filing a certification with the SEC that the number of US Resident Shareholders is below 300.

In order to facilitate the de-registration of the New Ordinary Shares, the O2 Articles will include temporary provisions to limit ownership of the shares by US Resident Shareholders. For a period commencing on the date falling three months after the

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PART 6: FURTHER INFORMATION RELATING TO THE SCHEME AND O2

Scheme is effective and ending 18 months after de-registration, the O2 Board will be able, in its absolute discretion, to cause US Resident Shareholders, whether holding directly or through nominees, to sell their New Ordinary Shares. Any exercise by the O2 Directors of this power will result in New Ordinary Shares held by US Resident Shareholders to whom it is applied being sold in the market on their behalf or purchased by O2. The O2 Directors will use reasonable endeavours to ensure that the price at which the New Ordinary Shares are sold is not less than the then current market price of such shares. However, the price at which the New Ordinary Shares may be sold pursuant to these provisions may be lower or higher than the amount payable under the Cash Alternative.

During the eighteen months subsequent to deregistration, the O2 Board may exercise these powers as necessary to maintain a total number of US Resident Shareholders below 300.

In exercising these powers, the O2 Board is likely to require US Resident Shareholders with smaller holdings of New Ordinary Shares to sell their shares with the result that those US Resident Shareholders, numbering less than 300, retained as shareholders in O2 are likely to be institutional holders with larger holdings.

The timing of any exercise of these powers by O2 Directors, and of the termination of the registration of the New Ordinary Shares under the Exchange Act, has not yet been decided.

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PART 7: ADDITIONAL INFORMATION

1.	Incorporation and activity of O2

1.1	O2 was incorporated and registered in England and Wales as a public limited company on 10 December 2004 with registered number 5310128.

1.2	The registered and head office of O2 is at Wellington Street, Slough, Berkshire, SL1 1YP.

1.3
O2 has not traded nor prepared any accounts since its incorporation. PricewaterhouseCoopers LLP, whose address is 1 Embankment Place, London WC2N 6RH, are the auditors of O2 and have been the only auditors of O2 since its incorporation.

1.4
PricewaterhouseCoopers LLP are the auditors of mmO2. PricewaterhouseCoopers audited the consolidated financial statements of mmO2 for the year ended 31 March 2002. PricewaterhouseCoopers LLP have audited the consolidated financial statements of mmO2 for the years ended 31 March 2003 and 31 March 2004. The reports in respect of the financial statements for each of the three years to 31 March 2004 were unqualified and did not contain a statement under section 237(2) or (3) of the Companies Act.

2.	Share capital of O2

2.1
On incorporation the authorised share capital of O2 was £51,000 divided into 10,000 ordinary shares of 10 pence each and 50,000 redeemable preference shares (“Redeemable Preference Shares”) of £1 each. Of such shares, two ordinary shares were taken by the subscribers to the memorandum of association, Peter King and Adrian Knight, and were paid up in full in cash.

2.2	On 21 December 2004:

(a)	the 50,000 Redeemable Preference Shares were issued to Shearman & Sterling (London) LLP for cash at par; and

(b)	O2 obtained a certificate to commence business under section 117 of the Companies Act.

Following the Scheme becoming effective, the Redeemable Preference Shares will continue to be held by the holder thereof, but will carry no rights to vote. Any Redeemable Preference Shares issued may be redeemed by O2 by notice to the holder thereof and upon any redemption the shares will be cancelled and O2 will pay to the holder thereof the amount paid up on such shares. O2 intends to redeem these shares as soon as reasonably practicable after the Scheme Effective Date for an amount equal to the amount paid up on such shares.

2.3	On 5 January 2005:

(a)	a further seven ordinary shares of 10 pence each were issued to each of Peter King and Adrian Knight for cash at par;

(b)	all the issued and unissued ordinary shares of 10 pence each were consolidated into ordinary shares of 80 pence each (“New Ordinary Shares”);

(c)	the authorised share capital of O2 was increased from £51,000 to £16,000,050,000 by the creation of 19,999,998,750 additional ordinary shares of 80 pence each;

(d)	the O2 Articles (as summarised in paragraph 3 of this Part 7) were adopted.

Peter King and Adrian Knight each currently hold one New Ordinary Share of 80 pence each. It is expected that, following the Scheme and the O2 Reduction of Capital becoming effective, they will gift those shares to O2 for no consideration and they will be cancelled.

Shearman & Sterling (London) LLP also holds 50,000 Redeemable Preference Shares. It is expected that, following the Scheme becoming effective, the Redeemable Preference Shares will be redeemed for an amount equal to the amount paid up on such shares.

Accordingly, as at the date of this document, the authorised and issued share capital of O2 is, and immediately prior to the Scheme becoming effective it will be, as follows:

	Authorised		Issued and paid up
Class	Number	Nominal Value	Number	Nominal Value
New Ordinary Shares	20,000,000,000	£16,000,000,000	2	£1.60
Redeemable Preference Shares	50,000	£50,000	50,000	£50,000

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PART 7: ADDITIONAL INFORMATION

2.4	By special resolutions passed on 5 January 2005, it was resolved that, conditional upon the Scheme becoming effective:

(a)	upon redemption of all the Redeemable Preference Shares in the share capital of O2, the O2 Articles be amended by deleting all the terms relating to the Redeemable Preference Shares;

(b)
subject to and conditional upon the O2 Shares required to be issued by O2 pursuant to the Scheme having been registered in the name of the persons entitled thereto, the share capital of O2 be reduced (a) by cancelling paid up share capital to the extent of 79.9 pence on each issued New Ordinary Share and reducing the nominal value of each such New Ordinary Share from 80 pence to 0.1 pence; and (b) by reducing the nominal value of each unissued New Ordinary Share of 80 pence from 80 pence to 0.1 pence;

(c)	the Directors of O2 be generally and unconditionally authorised in accordance with section 80 of the Companies Act to allot relevant securities (within the meaning of that section):

(i)	up to an aggregate nominal amount of £6,969,404,997 as required for the purposes of the Scheme and the Placing; and

(ii)
up to an aggregate nominal amount of £2,903,919 (representing approximately one third of the total of the expected issued ordinary share capital of O2 immediately following the Scheme, the Placing, the O2 Reduction of Capital becoming effective and the number of shares which may be issued upon the exercise of options granted under the Employee Share Plans) on such terms as the O2 Directors think fit, such authority to expire on the conclusion of the first annual general meeting of O2 or on 28 October 2005, whichever is earlier, save that O2, pursuant to the authority granted by that resolution, may enter into a contract to allot relevant securities which would or might be completed wholly or partly after such expiry;

(d)
the O2 Directors be generally empowered (pursuant to section 95 of the Companies Act) to (i) allot equity securities (as defined in section 94(2) of the Companies Act) for cash pursuant to the authority conferred by the resolution in paragraph (c) above or (ii) sell relevant shares (as defined in section 94(5) of the Companies Act) out of treasury for cash as if section 89(1) of the Companies Act did not apply to such allotment or sale provided that such power shall be limited to the allotment of equity securities and the sale of treasury shares:

(i)	in connection with the Placing;

(ii)
in connection with an offer to holders of ordinary shares in the capital of O2 in proportion (as nearly as maybe) to their existing holdings of ordinary shares but subject to such exclusions or other arrangements as the Directors may determine in relation to fractional entitlements or any legal problems under the laws of any territory, or the requirements of a regulatory body; and

(iii)
up to an aggregate nominal amount of £435,587 (representing approximately 5 per cent. of the total of the expected issued ordinary share capital of O2 immediately following the Scheme, the Placing and the O2 Reduction of Capital becoming effective and the number of shares which may be issued upon the exercise of options granted under the Employee Share Plans), at any time up to the conclusion of the first annual general meeting of O2 or on 28 October 2005, whichever is earlier but so that O2, pursuant to the power granted by the resolution, may enter into a contract to allot equity securities which would or might be completed wholly or partly after the expiry of such power; and

(e)
conditional upon the O2 Reduction of Capital becoming effective, that O2 be generally and unconditionally authorised to make market purchases (as defined in section 163 of the Companies Act) of its ordinary shares of 0.1 pence subject to the following restrictions and provisions:

(i)
it does not purchase under this authority more than 871,175,625 ordinary shares (representing approximately 10 per cent. of the total of the expected issued share capital of O2 immediately following completion of the Scheme, the Placing and the O2 Reduction of Capital and the number of shares which may be issued upon the exercise of options granted under the Employee Share Plans);

(ii)	it does not pay less than 0.1 pence for each ordinary share (exclusive of expenses);

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PART 7: ADDITIONAL INFORMATION

(iii)
it does not pay more for each ordinary share (exclusive of expenses) than 105 per cent. of the average of the middle market price of the ordinary shares according to the Daily Official List of the London Stock Exchange for the five Business Days immediately preceding the date on which O2 agrees to buy the ordinary shares concerned;

(iv)	unless previously revoked or varied, this authority shall continue in force until the conclusion of the annual general meeting of O2 in 2005 or on 28 October 2005, whichever shall be the earlier; and

(v)
it may make a contract to purchase ordinary shares under this authority before the expiry of such authority under (iv) above and may make a purchase of ordinary shares pursuant to any such contract which purchase or contract would or might be executed wholly or partly after the expiration of such authority.

2.5	By ordinary resolutions passed on 5 January 2005 it was resolved that, conditional upon the Scheme becoming effective:

(a)
O2 be and is hereby authorised for the purposes of Part XA of the Companies Act (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and to incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 shall not exceed an aggregate of £100,000 during any financial year of O2.

(b)
O2 (UK) Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 (UK) Limited shall not exceed an aggregate of £10,000 during any financial year of O2.

(c)
O2 Communications (Ireland) Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006 unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 Communications (Ireland) Limited shall not exceed an aggregate of £10,000 (or the equivalent in Euros translated at such rate as O2 Communications (Ireland) Limited’s Directors shall consider appropriate) during any financial year of O2.

(d)
O2 (Germany) GmbH & Co. OHG, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by O2 (Germany) GmbH & Co. OHG shall not exceed an aggregate of £10,000 (or the equivalent in Euros translated at such rate as O2 (Germany) GmbH & Co. OHG’s Directors shall consider appropriate) during any financial year of O2.

(e)
Airwave mmO2 Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by Airwave mmO2 Limited shall not exceed an aggregate of £10,000 during any financial year of O2.

(f)
Manx Telecom Limited, a subsidiary of O2, be and is hereby authorised, for the purposes of Part XA of the Companies Act 1985 (as amended by the Political Parties, Elections and Referendums Act 2000), to make Donations to EU Political Organisations and incur EU Political Expenditure, during the period ending on the earlier of 23 July 2006 or the date of O2’s Annual General Meeting in 2006, unless such authority is previously renewed, varied or revoked by O2 in general meeting, provided that any such Donations made and EU Political Expenditure incurred by Manx Telecom Limited shall not exceed an aggregate of £10,000 during any financial year of O2.

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PART 7: ADDITIONAL INFORMATION

For the purposes of the resolutions set out in this paragraph 2.5, “Donations”, “EU Political Organisations” and “EU Political Expenditure” have the meanings ascribed to them in Part XA of the Companies Act (as amended by the Political Parties, Elections and Referendums Act 2000).

2.6	Save as disclosed in this paragraph 2, at the date of this document:

(a)	there has been no issue of shares or loan capital of O2 since its incorporation; and

(b)	no share or loan capital of O2 is under option or agreed to be put under option.

At the date of this document O2 has no subsidiaries and, accordingly, there has been no material issue of share or loan capital by any subsidiary undertaking of O2 for cash or other consideration.

2.7
The New Ordinary Shares will, when issued, be in registered form and will be capable of being held in uncertificated form. No temporary documents of title have been or will be issued in respect of the New Ordinary Shares.

2.8	The New Ordinary Shares have not been marketed and are not available in whole or in part to the public otherwise than pursuant to the Scheme.

2.9	Other than pursuant to the Placing Agreement no commissions, discounts, brokerages or other special terms have been granted in respect of the issue of any share capital of O2.

2.10	The Redeemable Preference Shares will not be listed or traded and will carry no rights to vote (other than at any meeting of their class).

2.11
Under the Scheme, O2 will issue New Ordinary Shares, credited as fully paid, to mmO2 Shareholders (other than those whose elections for the Cash Alternative are accepted) on the basis of one New Ordinary Share for every one Ordinary Share held at the Scheme Record Time. O2 will issue further New Ordinary Shares under the Placing (or, if the Placing does not proceed, to mmO2 Shareholders under the Scheme) such that the total number of New Ordinary Shares in issue is equal to the total number of mmO2 Ordinary Shares. It is proposed then to redeem the Redeemable Preference Shares. Accordingly, the proposed authorised, issued and fully paid share capital of O2 as it will be immediately following Admission and the O2 Reduction of Capital (on the basis that the Redeemable Preference Shares have been redeemed and that all options in mmO2 exercisable on or before the Scheme Record Time have been exercised) is as follows:

	Authorised		Issued and paid up

Class	Number	Nominal Value	Number	Nominal Value

New Ordinary Shares	20,000,000,000	£20,000,000	8,711,756,246	£8,711,756

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PART 7: ADDITIONAL INFORMATION

2.12	As at 7 January 2005 (the last practicable date prior to the publication of this document), the following options had been granted over Ordinary Shares under the Sharesave and Executive Schemes*:

Options granted

Sharesave Options	Option Price	UK	Ireland	International	Total

21 December 2001 3 year	73.2p	12,576,753	1,180,418	3,780,279	17,537,450
21 December 2001 5 year	73.2p	12,835,869	495,147	—	13,331,016

20 December 2002 3 year	44p	17,525,189	1,718,581	4,569,795	23,813,565
20 December 2002 5 year	44p	13,155,572	594,514	—	13,750,086

18 December 2002 3 year	53.8p	6,719,615	1,011,467	2,572,320	10,303,402
18 December 2003 5 year	53.8p	3,928,038	330,354	—	4,258,392
17 December 2004 3 year	91.6p	4,522,996	506,622	2,033,927	7,063,545
17 December 2004 5 year	91.6p	1,758,437	108,293	—	1,866,730

Executive Options	Option Price	Approved	Unapproved	ADSs

23 November 2001	87p	14,929,360	35,910,202
	$11.873	—	—	353,850
27 February 2002	64p	258,918	1,857,135
	$9.12	—	—	18,640
28 March 2002	68.75p	—	9,364,834	—
25 July 2002	46p	8,019,812	70,782,417	—
31 January 2003	48p	1,097,530	1,017,186	—

Legacy Options	Option Price	Approved	Unapproved	ADSs

20 December 2001	£1.93	—	467,548	—
20 December 2001	£1.50	—	328,206	—
20 December 2001	£1.16	—	87,360	—
20 December 2001	£1.02	—	491,272	—
20 December 2001	$23.24	—	—	113,440
20 December 2001	$29.10	—	—	10,238
20 December 2001	$29.10	—	11,270	—

*	All the executive options have been granted for no consideration.

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PART 7: ADDITIONAL INFORMATION

Outstanding options

As at 7 January 2005, the number of options outstanding under the Group’s option schemes is as follows:

Sharesave options
Options granted in 2001 at 73.2p	30,868,466
Options exercised/lapsed	24,752,702
Options outstanding	6,115,764

Options granted in 2002 at 44p	37,563,651
Options exercised/lapsed	3,499,903
Options outstanding	34,063,748

Options granted in 2003 at 53.8p	14,561,794
Options exercised/lapsed	1,272,487
Options outstanding	13,289,307

Options granted in 2004 at 91.6p	8,930,275
Options exercised/lapsed	3,608
Options outstanding	8,926,667

Executive Options
Options granted in 2001 at 87p	50,839,562 shares
Options granted in 2001 at $11.873	353,850 ADSs
Options exercised/lapsed	30,618,289 shares
231,791 ADSs
Options outstanding	20,221,273 shares
122,059 ADSs

Options granted in 2002 at 64p	2,116,053 shares
Options granted in 2002 at $9.12	18,640 ADSs
Options exercised/lapsed	68,812 shares
18,640 ADSs
Options outstanding	2,047,241 shares
—

Options granted in 2002 at 68.75p	9,364,834 shares
Options exercised/lapsed	6,201,060 shares
Options outstanding	3,163,774 shares

Options granted in 2002 at 46p	78,802,229 shares
Options exercised/lapsed	8,943,771 shares
Options outstanding	69,858,458 shares

Options granted in 2003 at 48p	2,114,716 shares
Options exercised/lapsed	847,848 shares
Options outstanding	1,266,868 shares

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PART 7: ADDITIONAL INFORMATION

Legacy Options	Option Price	Unapproved	ADSs

Options granted in 2001 at	£1.93	467,548	—
Options exercised/lapsed	—	295,357	—
Options outstanding	—	172,191	—

Options granted in 2001 at	£1.50	328,206	—
Options exercised/lapsed	—	184,138	—
Options outstanding	—	144,068	—

Options granted in 2001 at	£1.16	87,360	—
Options exercised/lapsed	—	0	—
Options outstanding	—	87,360	—

Options granted in 2001 at	$29.10	—	10,238
Options exercised/lapsed	—	—	10,238
Options outstanding	—	—	0

Options granted in 2001 at	$23.24	—	113,440
Options exercised/lapsed	—	—	0
Options outstanding	—	—	113,440

Options granted in 2001 at	£1.02	491,272	—
Options exercised/lapsed	—	491,272	—
Options outstanding	—	0	—

Options granted in 2001 at	$29.10	11,270	—
Options exercised/lapsed	—	11,270	—
Options outstanding	—	0	—

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PART 7: ADDITIONAL INFORMATION

3.	Summary of the Memorandum and Articles of Association of O2 plc

3.1	Memorandum of Association

The principal objects of the Company are among other things, to carry on the business of a holding company and to carry on any trade or business which can, in the opinion of the Board, be advantageously carried on in connection with or ancillary to any of the Company’s businesses and to do all such other things as may be deemed incidental or conducive to the attainment of the objects or any of them. The objects of the Company are set out in full in clause 4 of the memorandum of association which is available for inspection at the address specified in paragraph 17 below.

3.2	Articles of Association

The articles of association of the Company (in this paragraph 3, the “Articles”) were adopted on 5 January 2005 and contain (amongst others) provisions to the following effect:

Share Capital

The authorised share capital of the Company is £16,000,050,000 divided into 20,000,000,000 ordinary shares of 80 pence each and 50,000 non-voting redeemable preference shares of £1 each.

Share Rights

(a)	Rights Attaching to New Ordinary Shares

(i)
Voting Rights. When there is a vote on a show of hands, a shareholder holding ordinary shares who is present in person or by proxy has one vote. On a poll, a shareholder present in person or by proxy has one vote for every ordinary share he or she holds. This is subject to any special rights or restrictions which are given to any class of shares and to the Articles.

(ii)
Dividends. Subject to the provisions of the Companies Act and the Articles, the Shareholders can declare dividends by passing an ordinary resolution, but no dividend can exceed the amount recommended by the Board.

The Shareholders may pass, on the recommendation of the Board, an ordinary resolution to direct all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other company. The Board must give effect to such a resolution and where a difficulty arises on the distribution, the Directors can settle it as they decide. No dividend can be paid except out of profits available for distribution under the Companies Act.

If a shareholder owes any money relating in any way to shares in the Company, the Board can deduct any of this money from any dividend on any shares held by the shareholder, or from other money payable by the Company in respect of the shares. Money deducted in this way can be used to pay the amount outstanding.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by the Board for the Company’s benefit until they are claimed. The Company will not be a trustee of unclaimed dividends but may decide to pay them into a separate account. A dividend or other money remaining unclaimed twelve years after it was declared or first became due for payment will be forfeited and will belong to the Company again unless the Board decides otherwise.

The Company can stop paying dividends if cheques or warrants for two dividends in a row are sent back or not cashed or if payment by any other means has not been able to be made two consecutive times through no fault of the Company. The Company must start paying dividends in the same way again if a shareholder or a person automatically entitled to the shares by law claims those dividends in writing and does not ask the Company to start paying dividends in some other way.

All or any dividends can be waived by a document that the Company accepts or on which the Company acts. The document must be signed by the shareholder, or the person automatically entitled to the shares by law, and delivered to the Company.

Payment of a dividend or a distribution on, and an allotment or issue of, any shares may be made at any date or time to the holders of shares shown on the Company’s register of Shareholders. The date can be before the relevant resolution

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PART 7: ADDITIONAL INFORMATION

was passed and, if no time is stated in the resolution, the close of business applies. This applies whether what is being done is the result of a resolution of the Board or a resolution passed at a general meeting.

(iii)
Winding Up. If the Company is wound up, the liquidator may, with the authority of an extraordinary resolution and any other sanction or approval required by the Insolvency Act 1986 passed by the Shareholders, divide among the Shareholders all or any part of the Company’s assets, whether the assets consist of property of one kind or of different kinds. The liquidator may place whatever value the liquidator considers fair on any property and decide how the division is carried out between Shareholders or different groups of Shareholders. The liquidator may also, with the same authority, transfer any assets to trustees upon any trusts for the benefit of Shareholders as the liquidator decides. Liquidation can then be finalised and the Company will be dissolved. No past or present shareholder can be compelled to accept any shares or other property which could subject him to a liability.

(iv)
Transfer of Shares. Unless the Articles specify otherwise, a shareholder can transfer some or all of his or her shares to another person. Transfers of certificated shares must be in writing and either in the usual standard form or another form approved by the Board. Transfers of uncertificated shares must be carried out using a relevant system as defined in the CREST regulations. The transfer form for certificated shares must be delivered to the Company’s registered office or any other place the Board decides. The transfer form must have with it the share certificate for the shares to be transferred, any other evidence required by the Board to prove that the person wanting to make the transfer is entitled to do this and, if the transfer form is executed by another person on behalf of the person making the transfer, evidence of the authority of that person to do so. If a transfer is by a recognised clearing house or its nominee or by a recognised investment exchange or its nominee, a share certificate is only needed if a certificate has been issued for the shares in question. A transfer form must be signed, or made effective in some way, by or on behalf of the person making the transfer. The person making a transfer will be treated as continuing to be a shareholder until the name of the person to whom a share is being transferred is entered on the Company’s register of Shareholders for that share.

O2 may keep the transfer forms for the transfers registered. A transfer form cannot be used to transfer more than one class of shares and cannot be in favour of more than four joint holders. Each class of shares needs a separate form. No fee is payable for transferring shares or registering charges relating to the ownership of shares. A transfer form must be properly stamped to show payment of any applicable stamp duty. The Board can refuse to register a transfer of an uncertificated share in the circumstances stated in the CREST regulations, provided that such refusal does not prevent dealings in shares from taking place on an open and proper basis.

If the Board decides not to register the transfer of a share, notice must be given to the person to whom that share was to be transferred no later than two months after the transfer is received, in the case of a certificated share, or instructions from the operator of the relevant system, in the case of an uncertificated share. The Board may decide to suspend the registration of transfers by closing the register of Shareholders for part of one day, or more than one day. The register of Shareholders cannot be closed for more than 30 days per year. Suspension periods can vary between different classes of shares. In the case of uncertificated shares, the register of Shareholders must not be closed without the consent of the operator of the relevant system.

(v)
Disclosure of Interests in Shares. Under Section 212 of the Companies Act the Company is entitled to request certain information about holdings or other interests in the Company’s shares. If any Shareholder or other person appearing to be interested in the shares has been sent a notice under this section of the Companies Act requiring information about interests in shares and has failed to supply the required information within 14 days of the delivery of that notice, then, unless the Board decides otherwise, the shareholder is not entitled to attend or vote either in person or by proxy at a shareholder meeting or exercise any other right in relation to shareholder meetings as holder of any shares in the Company. These restrictions end seven days after the earlier of the date on which the shareholder complies with the notice to the satisfaction of the Company and the date on which the Company receives written notice that there has been an approved transfer of the shares.

A person who obtains shares subject to restrictions for failure to comply with a notice is subject to the same restrictions unless the transfer was an approved transfer or was made by a shareholder who was not in default in supplying the information required by the notice.

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PART 7: ADDITIONAL INFORMATION

A person is treated as appearing to be interested in any shares if the shareholder holding those shares has been sent a notice and the shareholder has named that person as being so interested, or, after taking into account the response of the shareholder to the notice and any other relevant information, the Board knows or reasonably believes that the person in question is or may be interested in the shares.

A transfer of shares is considered an approved transfer if it is a transfer of shares to an offeror under an acceptance of a takeover offer or if the Board is satisfied that the transfer is a genuine sale of the whole of the beneficial ownership of the shares to a person who is not connected with the shareholder or with a person appearing to be interested in the shares. This includes such a sale made through the London Stock Exchange or any other stock exchange on which shares in the Company are normally traded.

(vi)
Changes in Share Capital. The Shareholders may, by ordinary resolution, approve the issue of any share with such rights and restrictions that the Shareholders determine, provided this is not restricted by special rights previously given to holders of any existing shares, including shares which are redeemable at the option of either the Company or of the Shareholder. The Board can also take decisions on the rights and restrictions to be attached to new shares if the Shareholders have not passed a resolution which covers the point. Subject to any restrictions under the Companies Act, unissued shares are at the disposal of the Board.

The Shareholders may increase the share capital by passing an ordinary resolution fixing the amount of the increase, the face value of the new shares and the currency, or currencies, of the shares.

The Shareholders may pass a special resolution to reduce in any way the share capital or a capital redemption reserve or share premium account. This is subject to any restrictions under the Companies Act. The Company may use all the powers given under the Companies Act to buy back any shares, including redeemable shares.

The Shareholders may pass an ordinary resolution to consolidate, or consolidate and then divide, all or any part of the share capital into shares with a larger nominal value than the existing shares. Subject to any restrictions under the Companies Act, Shareholders may pass an ordinary resolution to divide all or any of the shares into shares with a smaller nominal value than is fixed in the memorandum of association. Shareholders may pass an ordinary resolution to cancel any shares which they have taken, or agreed to take, at the date of the resolution and to reduce the amount of the share capital by the amount of the cancelled shares.

The Board has the power to deal with any fractions of shares arising from any shares which are consolidated or divided or any other problem that arises. If the Board decides to sell any shares representing fractions, they must sell for the best price they can reasonably obtain and distribute that net proceeds of sale among the Shareholders in proportion to their fractional entitlements. The Board may sell to any person, including to the Company if the Companies Act allows, and can authorise a person to transfer those shares to the buyer or in accordance with the buyer’s instructions.

Subject to the provisions of the Companies Act, when the Board consolidates or divides shares, they can treat certificated and uncertificated shares held by a shareholder as separate shareholdings. The Board may also arrange for any shares which result from a consolidation or division and which represent rights to fractions of shares to be entered in the register of Shareholders as certificated shares where this makes it easier to sell them.

(vii)
Variation of Rights. Subject to any restrictions under the Companies Act, if the share capital is split into different classes of shares, the special rights which are attached to any of these classes may be varied or withdrawn if the Shareholders approve this by passing an extraordinary resolution, unless further conditions are provided by the terms of issue of the shares of the relevant class. This must be passed at a separate class meeting of the holders of the relevant class of shares. Alternatively, the holders of at least 75 per cent. of the existing shares of the class may give their written consent. Shareholders may also vary or withdraw special rights of shares forming part of a class of shares and each part of the class which is being treated differently is viewed as a separate class. Unless the terms of existing shares provide otherwise, the special rights of existing shares are not regarded as varied or withdrawn if no shares are created or issued which rank equally with or after any existing shares in payment of dividends or sharing in our profits or assets, or shares are bought back, redeemed, or otherwise cancelled.

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PART 7: ADDITIONAL INFORMATION

(b)	Directors

(i)	Directors’ Interests. Subject to any restrictions under the Companies Act and provided the Director has disclosed the nature and extent of the interest to the Board, a Director can:

•	have any kind of interest in a contract with or involving the Company or another company in which the Company has an interest;

•	have any kind of interest in a company in which the Company has an interest;

•	hold a position, other than auditor, in the Company or in another company in which the Company has an interest on terms and conditions decided by the Board; and

•
either alone, or through a firm with which the Director is associated, do paid professional work, other than as an auditor, for the Company or for another company in which the Company has an interest on terms and conditions decided by the Board.

A Director does not have to hand over to the Company any benefit received or profit made as a result of interests allowed under the Companies Act and disclosed to the Board.

When a Director knows that he or she is in any way interested in a contract with the Company, he or she must tell the other Directors. A general notice given to the Board that a Director has an interest of the kind stated in the notice in a contract involving a person identified in the notice is treated as a standing disclosure that the Director has the interest.

Subject to the provisions of the Articles, a Director cannot vote on a resolution about a contract in which the Director, or a person who is connected with the Director, has a material interest. The Director can vote, however, if the interest is only an interest in shares, debentures or other securities issued by the Company. If a Director cannot vote on a resolution, the Director cannot be counted in the quorum when the Board votes on that resolution.

If the Companies Act permits, a Director can vote and be counted in the quorum on a resolution about any of the following things, provided that the only material interests of the Director have arisen because of one or more of the following reasons:

•
the resolution relates to the giving by the Director or any other person of a guarantee, security or indemnity for any money lent or obligation incurred by the Director or that other person at the request of, or for the benefit of, the Company or any of the Company’s subsidiary undertakings;

•
the resolution relates to the giving of a guarantee, security or indemnity to any other person for a debt or obligation which is owed by the Company or by any of the Company’s subsidiary undertakings to that other person, if the Director has taken responsibility for all or any part of that debt or obligation by giving a guarantee, security or indemnity;

•
the resolution relates to an offer by the Company or by any of its subsidiary undertakings of any shares, debentures or other securities for subscription or purchase if the Director takes part because the Director is a holder of shares, debentures or other securities, or if the Director takes part in the underwriting or sub-underwriting of the offer;

•
the resolution relates to a contract involving any other company if the Director, and any person connected with the Director, has any kind of interest in the company. This does not apply if the Director owns 1 per cent. or more of that company;

•
the resolution relates to a contract regarding an arrangement for the benefit of the Company’s employees or the employees of any of the Company’s subsidiary undertakings which only gives the Directors benefits which are also generally given to the employees to whom the arrangement relates;

•
the resolution relates to a contract relating to a pension, superannuation or similar scheme or a retirement, death or disability benefits scheme or employees’ share scheme, which has been approved, or is conditional on approval, by the UK Inland Revenue and which only gives the Director benefits which are also generally given to the employees to whom the scheme relates; or

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PART 7: ADDITIONAL INFORMATION

•	the resolution relates to a contract relating to any insurance which the Company can buy or renew for the benefit of Directors or a group of people which includes the Directors.

A Director cannot vote or be counted in a quorum on a resolution relating to appointing that Director to a position with the Company or with a company in which the Company has an interest, or relating to the terms or termination of the appointment.

If the Board is considering proposals about appointing two or more Directors to positions within the Company, or within a company in which O2 has an interest, or if they are considering the terms of termination of such appointment, then such proposals can be split up to deal with each Director separately. If this is done, each Director can vote and be counted in the quorum for each resolution, except the one concerning the Director.

Subject to any restrictions under the Companies Act and the Articles, the Board can exercise or arrange the exercise of the voting rights attached to any shares in another company held by the Company and can exercise voting rights which they have as Directors of that company in any way they decide. This includes voting in favour of a resolution appointing any of them as Directors or officers of that company and determining their remuneration. They can also vote and be counted in that quorum as Directors in connection with any of these things.

(ii)
Remuneration of Directors. The Board can decide on the amount, timing and method of payment of Directors’ fees. The total fees paid to each Director (excluding amounts payable under any other provisions of the Articles) must not exceed £100,000 a year, accruing daily, increasing by the percentage increase in the retail prices index (as defined in Section 833(2) Income and Corporation Taxes Act 1988) for any twelve month period beginning on 1 April 2004 or an anniversary of that date, or any higher sum decided on by an ordinary resolution of the Shareholders. This resolution can increase the fee paid to all or any Directors either permanently or for a particular period.

Where the fees of a Director are paid wholly or mainly in the form of shares in the capital of O2, the value of those shares shall, for the purposes of that relevant article, be deemed to be the number of shares issued to that Director in satisfaction of his fees for the relevant financial year multiplied by the average of the middle-market quotation for such shares (as derived from the Official List) for the ten Business Days immediately preceding the first day of the relevant financial year.

The Board can also repay to a Director all expenses properly incurred in attending and returning from general meetings, board meetings or board committee meetings, or expense arising in any other way in connection with the Company’s business.

The Board can award extra fees to a Director who holds an executive position, acts as chairman or deputy chairman, serves on a board committee or board at the request of the Board of the Company, or performs any other services that the Board considers to extend beyond the ordinary duties of a Director. Extra fees can take the form of salary, bonus, commission, profit sharing or other benefits for the Director or the Director’s dependants as decided by the Board.

The Board can decide whether to provide pensions, annual payments or other allowances or benefits to any people, including people who are or who were Directors, or to extend these arrangements to their relations or dependents, or those connected to these people. The Board can also decide to contribute to a scheme or fund or to pay premiums to a third party for these purposes. If the Shareholders give their approval by passing an ordinary resolution, the Company can provide pensions and other similar benefits to people who are or were Directors but who have not been employed by, or held an office or executive position in, the Company or in any subsidiary undertaking of the Company, and to relations or dependants of, or people connected to, those Directors or former Directors.

No Director or former Director is accountable to the Company or to the Shareholders for a benefit of any kind given in this way. The receipt of the benefit of any kind given in this way does not prevent a person from being or becoming a Director of the Company.

(iii)
Appointment of Directors. Directors may be appointed by the Shareholders by ordinary resolution or by the Board. A Director appointed by the Board automatically retires at the next annual general meeting after their appointment. At this general meeting they can be elected by the Shareholders as a Director. Unless otherwise determined by an ordinary resolution of the Shareholders, the number of Directors shall not be less than four and shall not be subject to any maximum.

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PART 7: ADDITIONAL INFORMATION

(iv)
Retirement of Directors by Rotation. At every annual general meeting all those Directors who were elected or last re-elected at or before the annual general meeting held in the third calendar year before will retire by rotation as Directors. The Directors who are to retire at an annual general meeting are selected by taking first those Directors who want to retire at the meeting and who do not want to be re-elected and then those Directors who have been Directors longest since they were last elected. If there are Directors who were last elected on the same date, the Board will determine who is to retire. A Director who retires by rotation at an annual general meeting may be re-elected by ordinary resolution.

(v)
Age Limit for Directors. There is no age limit for Directors, but when the Board convenes a general meeting at which a Director proposed for election or re- election will be seventy or more, the Board must state this in the notice of meeting or a document sent with that notice.

(c)	Borrowing Powers

Subject to any restrictions under the Companies Act and the Articles, the Board may exercise all powers to borrow money, mortgage or charge all or any part of the Company’s business, property and assets, present and future, issue debentures and other securities and give security either outright or as collateral security for a debt, liability or obligation of the Company or of another person.

The Board must limit the Company’s borrowings and exercise all voting and other rights or powers of control exercisable by the Company in relation to its subsidiary undertakings so as to ensure that the aggregate amount of all borrowings by the Company and its subsidiary undertakings at any time is, for the period from the adoption of the Articles to and including the date of the approval by the Board of the audited financial statements of the Group (which in the Articles means the Company and its subsidiary undertakings) for the year ended 31 March 2005 not more than £6 billion (or its equivalent in any other currency or currencies) and, at any time after the date of such approval, not more than twice the Adjusted Capital and Reserves (as defined in the Articles) at such time.

This affects subsidiary undertakings only to the extent the Board can do this by exercising these rights or powers of control. The limit can be exceeded if the Shareholders have consented in advance by passing an ordinary resolution. The limit does not include borrowings owing from one member of the Group to another member of the Group.

(d)	Indemnity of Directors

Subject to any restrictions under the Companies Act, each of the Directors, company secretaries or other officers (which does not include auditors) and employees will be indemnified by the Company out of the Company’s funds against all costs, charges, losses, expenses and liabilities incurred by them in performing their duties, exercising their powers, in claiming to do any of these things and/or otherwise in relation to or in connection with their duties, powers or offices.

(e)	Untraced Shareholders

The Company can sell any shares for the best price reasonably obtainable if:

•	during the previous twelve years the shares have been in issue, the Company has tried to pay at least three dividends and no dividend has been cashed;

•
after this twelve-year period, the Company gives notice that it intends to sell the shares by advertisement in a UK national newspaper and a newspaper appearing in the area which includes the address held by the Company for delivering notices relating to the shares; and

•
during the twelve-year period, and for three months after the last advertisement appears in the newspapers, the Company has not heard from the shareholder or a person who is automatically entitled to the shares by law.

The Board can authorise a person to transfer the shares in order to sell them and the net sale proceeds belong to the Company unless and until claimed. If claimed, the Company must pay the proceeds to the shareholder who could not be traced, or to the person who is automatically entitled to the shares by law, if that shareholder, or that other person, asks for them.

The Company must record the name of that shareholder, or the person who is automatically entitled to the shares by law, as a creditor for this money in the accounts. The money is not held on trust and no interest is payable on the money. The Company

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PART 7: ADDITIONAL INFORMATION

may keep any money earnt on the net sale proceeds and may use this money for business purposes, or the Company can invest the money in any way in which the Board decides.

In the case of uncertificated shares, these provisions are subject to any restrictions which apply under the CREST regulations.

(f)	Notices to Shareholders with Foreign Addresses

A shareholder whose address on the register of Shareholders is outside the UK can give an address in the UK where notices or documents can be sent, entitling the shareholder to have notices or documents sent to them at that address. Otherwise, the shareholder is not entitled to receive any notices or documents from the Company.

(g)	Rights attaching to Redeemable Preference Shares

(i)
Dividends. The holders of Redeemable Preference Shares (the “Redeemable Shares”) shall be entitled, in priority to the holders of any other class of share in the Company’s share capital, to receive out of the profits of the Company available for distribution and resolved under the articles to be distributed in respect of each financial year of the Company a fixed non-cumulative preferential dividend (the “Redeemable Dividend”) at the rate of 0.0000001 per cent. per annum on the amount for the time being paid up or credited as paid up on each Redeemable Share held by them respectively.

The Redeemable Dividend shall accrue pro rata on the basis of a 365 day year and shall, to the extent the Company has profits available for distribution and has resolved to do so in its articles, be payable annually in arrear on 31 January (or if such date is not a Business Day on the next following Business Day) in each year in respect of the year ending on that date. The first such payment shall be made on 31 January 2005 in respect of the period from the date of issue of the Redeemable Shares concerned until 31 January 2005. The Redeemable Dividend shall be paid to the holders of the Redeemable Shares whose names appear on the register two Business Days before the relevant dividend payment date.

(ii)
Winding-up. On a distribution of assets of the Company among its members on a winding-up or other return of capital (other than a redemption or purchase by the Company of its own shares), the holders of the Redeemable Shares shall be entitled, in priority to any holder of any other class of shares, to receive an amount equal to the aggregate of the capital paid up on each Redeemable Share together with a sum equal to any arrear of any declared but unpaid Redeemable Dividend payable on such share calculated up to and including the date of the commencement of the winding-up or (in any other case) the date of the return of capital.

Save as provided above, the holders of the Redeemable Shares shall not be entitled to any participation in the profits or assets of the Company.

(iii)
Voting Rights. A holder of Redeemable Shares shall be entitled to receive notice of and to attend any general meeting of the Company but shall not have the right to vote in respect of its holding of Redeemable Shares subject to the following exceptions:

(a)
if at the date of notice of the meeting payment of any part of any Redeemable Dividend is to that holder for whatever reason in arrear for more than six months, that holder shall be entitled to attend, speak and vote on any resolution at such meeting or any adjournment of it; or

(b)
if it is proposed at the meeting to consider any resolution approving the purchase by the Company of its own shares, a reduction in the capital of, or the winding-up of the Company, holders of Redeemable Shares shall be entitled to attend such a meeting and to speak and vote only on such resolution or any motion for adjournment of the meeting before such resolution is voted on; or

(c)
if it is proposed at the meeting to consider any resolution which abrogates or varies or otherwise directly affects the special rights and privileges attaching to the Redeemable Shares, holders of Redeemable Shares shall have the right to attend such a meeting and to speak and vote only on such resolution or any motion for adjournment of the meeting before such resolution is voted on.

(iv)
Redemption. Subject to the provisions of the Companies Act, the holders of the Redeemable Shares shall have the right at any time to redeem any such Redeemable Shares (provided that they are fully paid and that they represent the total

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PART 7: ADDITIONAL INFORMATION

number of Redeemable Shares held by that member) by giving to the Company written notice of its intention to do so (the “Member’s Redemption Notice”).

The Member’s Redemption Notice must specify the number of Redeemable Shares to be redeemed, the amount payable on redemption and the time and date of redemption (“Member’s Redemption Date”), and must be delivered to the Company together with the share certificates in respect of the Redeemable Shares for cancellation by the Company. The Company shall pay to the registered holders of the Redeemable Shares to be redeemed the redemption money in respect of such Redeemable Shares together with a sum equal to any arrear of any declared but unpaid Redeemable Dividend and the Company shall be bound by the Member’s Redemption Notice.

Subject to the Act, the Company shall have the right at any time after the earlier of (i) admission of the Company’s ordinary share capital to the Official List of the United Kingdom Listing Authority and (ii) the second anniversary of the date of the allotment of any Redeemable Shares to redeem any such Redeemable Shares (provided that they are fully paid and that they represent the total number of Redeemable Shares held by that member) by giving to the registered holder not less than one week’s written notice of its intention to do so (the “Company’s Redemption Notice”).

The Company’s Redemption Notice must specify the number of Redeemable Shares to be redeemed, the amount payable on redemption and the time (the “Company’s Redemption Date”) and place at which:

(a)	the share certificates in respect of the Redeemable Shares must be delivered to the Company for cancellation; and

(b)
the Company shall pay to the registered holders of the Redeemable Shares to be redeemed the redemption money in respect of such Redeemable Shares together with a sum equal to any arrear of any declared but unpaid Redeemable Dividend, and the holders of the Redeemable Shares to be redeemed shall be bound by such notice.

The Redeemable Dividend shall cease to accrue on any Redeemable Shares to be redeemed on the Member’s Redemption Date or the Company’s Redemption Date (as appropriate).

If any holder of a Redeemable Share to be redeemed fails or refused to surrender the share certificate (or indemnity) for such Redeemable Share (or fails or refuses to accept the redemption money payable in respect of it), the Company shall retain such money and hold it on trust for such holder but without interest or further obligation whatever.

No Redeemable Share shall be redeemed otherwise than out of distributable profits or the proceeds of a fresh issue of shares made for the purposes of the redemption or out of capital to the extent permitted by the Act.

No Redeemable Shares redeemed by the Company shall be capable of re-issue and on redemption of any Redeemable Shares the Directors may convert the authorised share capital created as a consequence of such redemption into shares of any other class of share capital into which the authorised share capital of the Company is or may at that time be divided of a like nominal amount (as nearly as may be) as the shares of such class then in issue or into unclassified shares of the same nominal amount as the Redeemable Shares.

(h)	Limitations on shareholdings of US Holders

Disclosure Notices

(i)
The Board may, at any time, by notice in writing, require any shareholder or other person appearing to be interested or appearing to have been interested in shares in O2 to disclose to O2 in writing such information as the Board shall require relating to the ownership of or interests in the shares in question. Such information to include any information which O2 is entitled to seek pursuant to section 212 of the Companies Act and any information the Board deems necessary or desirable in order to determine whether shares are Relevant Shares.

(ii)
The Board may, at any time, by notice in writing, require any shareholder or other person appearing to be interested or appearing to have been interested in shares in O2 to show to the satisfaction of the Board that the shares in question are not Relevant Shares. Any person who receives such notice may, within 14 days or such longer period as the Board may consider reasonable, make representations to the Board as to why such shares should not be treated as Relevant Shares.

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PART 7: ADDITIONAL INFORMATION

Register of US Holders

(iii)
The Board shall maintain a register of US Holders in which there shall be entered particulars of any shares which are or have been declared to be Relevant Shares. The particulars shall comprise, in addition to the name of the holder, the name of any US Holder interested or who appears to the Board to be interested in such shares and such information as has been supplied to the Board pursuant to any disclosure notices served pursuant to paragraphs (i) and (ii) above or such information as the Board considers appropriate.

(iv)
The Board shall remove from the register of US Holders particulars of any share if it has received a declaration by the holder of such share (together with such other evidence as the Board may require) that satisfies the Board that such share is no longer a Relevant Share.

Required Disposal

(v)
The Board may at any time after the date falling three months after the effective date of the Scheme give notice to the holder of any Relevant Shares and, if it so chooses, to any other person appearing to be interested in such shares requiring the disposal within 21 days (or such longer period as the Board considers reasonable) to a person who is not a US Holder of some or all of the Relevant Shares or interests therein held by him. The Board may extend the period during which any such notice is to be complied with or may withdraw the notice if it appears to it that the shares are no longer Relevant Shares or in any other circumstance the Board sees fit.

(vi)
If the Board is not satisfied that the notice given under (v) above has been complied with the Board may, so far as it is able, dispose, or procure the disposal, of the Relevant Shares or interests therein to a person who is not a US Holder. The timing, manner and terms of such disposal (including the price at which such disposal is made) shall be such as the Board determines to be reasonably obtainable having regard to all circumstances based on the advice of its bankers, brokers or other persons the Board considers appropriate to consult. The Board shall give notice of such disposal to those persons on whom such notice was served.

(vii)
In the case of a purchase of Relevant Shares by O2 to effect a disposal of the Relevant Shares or interests therein the price paid shall not be less than the best price reasonably obtainable for a sale of such shares in the market at the time of such purchase as determined by the Board based on the advice of its bankers, brokers or other persons the Board considers appropriate to consult.

(viii)
To give effect to any disposal of Relevant Shares or interest therein the Board may authorise in writing any officer or employee of O2 to execute any instrument of transfer on behalf of any holder and/or convert any share from uncertificated form to certificated form and to enter the name of the transferee in the register of members notwithstanding the absence of any share certificate. An instrument of transfer executed by such person will be as effective as if it had been executed by the holder of the transferred shares and title to the shares shall not be affected by any irregularity or invalidity in the proceedings relating to the sale.

(ix)
The proceeds of the disposal shall be received by or on behalf of O2 whose receipt shall be good discharge for the purchase money and shall be paid (without interest thereon and after deduction of expenses incurred by the Board) to the former holder upon surrender for cancellation of the certificate in respect of the shares.

This article 88 (Limitations on shareholdings by US Holders) shall cease to apply on the date falling 18 months after the date on which the shares in O2 have ceased to be registered under the US Securities Exchange Act of 1934, as amended.

For the purposes of this paragraph 3.2(h), “US Holder” means: (i) persons resident in the US who hold shares in O2 (including, without limitation, shares now or at any time represented by American Depositary Shares) in any manner described in Rule 12g-3-2(a) of the Exchange Act (including directly or through or as nominee); and (ii) persons who appear, at any time, to the Board to fall within (i) above and “Relevant Shares” means shares in O2 (including, without limitation, shares now or at any time represented by American Depositary Shares) which are held by US Holders in any manner described in Rule 12g3-2(a) of the Exchange Act (including directly or through or as nominee) or which are deemed pursuant to the provisions of article 88 (Limitations on shareholdings by US Holders) to be so held.

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PART 7: ADDITIONAL INFORMATION

4.	Directors and Company Secretary of O2

4.1
The business address of each of the directors and company secretary of O2 is Wellington Street, Slough, Berkshire SL1 1YP. Their full names are set out above on page 6 of this document and their functions within the O2 Group are as set out below.

4.2	Brief histories of the directors and company secretary of O2 are as follows:

David Arculus – Chairman

David Arculus was appointed to the board of mmO2 in 2003 and became Chairman on 28 July 2004 at the conclusion of mmO2’s 2004 Annual General Meeting. Mr Arculus is Chairman of the Better Regulation Task Force and a non-executive Director of Barclays. He has also served as Chairman of Severn Trent. Mr Arculus was previously Chairman of IPC Group Limited and, before that, Group Managing Director of EMAP.

Peter Erskine – Chief Executive Officer

Peter Erskine was appointed to the board of mmO2 in 2001 as mmO2’s Chief Executive Officer. He joined mmO2 from BT where, since March 1993, he held a number of senior positions including Director of BT Mobile, President and Chief Executive of Concert, and from 1998, Managing Director of BT Cellnet. Prior to joining BT he was European Vice President of Sales and Customer Service for Mars and Senior Vice President Sales and Marketing for UNITEL. Mr Erskine was appointed to the Advisory Board of the University of Reading Business School in July 2003.

David Finch – Chief Financial Officer

David Finch was appointed to the board of mmO2 in 2001. Mr Finch is mmO2’s Chief Financial Officer and has extensive experience in financial management having previously held senior finance positions at Exel, Novar (formerly Caradon) and Grand Metropolitan. In addition to Group Finance, he has direct responsibility for the Group Treasury and Investor Relations functions.

David Chance – Non-executive Director

David Chance was appointed to the board of mmO2 in 2003. Mr Chance was Deputy Managing Director of BSkyB until June 1998 and is Chairman of Modern Times Group and Top Up TV Limited, and is a non-executive Director of ITV and Sunderland AFC. He previously held senior marketing and business development roles at US telecoms companies, Scientific Atlanta and Grass Valley Group, and European satellite broadcaster, SES.

Rudolf Gröger – CEO, O2 Germany

Rudolf Gröger was appointed to the board of mmO2 in 2003. He joined mmO2 in October 2001 as Chief Executive Officer of O2 Germany. Prior to this, he was Managing Director of T-Systems International GmbH, a subsidiary of Deutsche Telekom, from 1999 to 2001. He played a key role in the acquisition of Debis Systemhaus GmbH and its integration into Deutsche Telekom. He has also worked for Siemens and was head of its German information and communication product operations.

Stephen Hodge – Non-executive Deputy Chairman

Stephen Hodge was appointed to the board of mmO2 in 2001. Mr Hodge was Director of Finance of the Royal Dutch/Shell Group, prior to his retirement in September 2001, where he had responsibility for all financial and investor relations issues for the Shell Group and its parent companies. He has extensive knowledge of the financial management of international companies, having worked throughout the world including Australia, the Netherlands, Venezuela and Argentina in a variety of financial positions. He is Chairman of Shell Pensions Trust Limited and Deputy Chairman of the Franchise Board of Lloyd’s of London. Mr Hodge was appointed as non-executive Deputy Chairman of mmO2 and senior independent Director on 1 January 2005.

Patrick Lupo – Non-executive Director

Patrick Lupo was appointed to the board of mmO2 on 10 August 2004. Mr Lupo was previously Chief Executive and then Executive Chairman of DHL Worldwide Express. He is currently a non-executive Director of Hilton Group and was also, until March 2004, a non-executive Director of WH Smith. Patrick Lupo held a number of senior positions at DHL Airways and DHL

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PART 7: ADDITIONAL INFORMATION

Worldwide Express between 1984 and 2001, where he was instrumental in establishing it as the global market leader in international express and logistics.

David McGlade – CEO, O2 UK

David McGlade was appointed to the board of mmO2 in 2003. Mr McGlade joined O2 UK (previously called BT Cellnet) in October 2000. Before being appointed as Managing Director of BT Cellnet, he was Chairman and Chief Executive Officer of PureMatrix, a mobile webnet software company based in Colorado. He was also President and Chief Executive Officer of Catch TV, President West Region of Sprint PCS, where he launched the first CDMA network outside Asia, and a Vice President of TCI. Mr McGlade is also a board member of the GSM Association and Tesco Mobile. Mr McGlade will step down from the Board and relinquish his role as CEO, O2 UK at the end of the financial year to 31 March 2005.

Ian Meakins – Non-executive Director

Ian Meakins was appointed to the board of mmO2 in 2001. Mr Meakins became Chief Executive of Alliance UniChem on 1 December 2004 having relinquished his role as President, European Major Markets and Global Supply of Diageo. He joined United Distillers in 1992 (part of the Diageo Group) from strategic management consultants, The Kalchas Group, where he was a founding partner. Prior to this, he worked at Bain & Company and Procter & Gamble.

Andrew Sukawaty – Non-executive Director

Andrew Sukawaty was appointed to the board of mmO2 in 2001. Mr Sukawaty was the non-executive Deputy Chairman of mmO2 and senior independent Director until 31 December 2004. He is Chairman and Chief Executive Officer of Inmarsat Group. He is President of Cable Partners Europe LLC, which invests in and operates cable television services in Europe. He is Chairman of Xyratex Group Limited. He is a former Chairman of Telenet. He has considerable experience in the mobile telephone industry and telecommunications industries in the United States and Europe having at different times in those periods held the offices of Chief Executive and President of Sprint PCS, Chief Executive Officer of NTL and Chief Operating Officer of Mercury One2One, where he launched the world’s first digital Personal Communications Services company. He has also been a former Chairman of the Cellular Telephone and Internet Association (CTIA) in the United States.

Philip Bramwell – Company Secretary & General Counsel

Philip Bramwell joined mmO2 from BT, where he was employed since 1998, initially as Legal Manager, Group Strategy and Development and then as Chief Counsel, Corporate Development. Before joining BT, he was a partner in DDV, a European specialist telecommunications consultancy firm. Prior to this, he held the position of Vice President and General Counsel at BellSouth Europe and Secretary and Legal Advisor at SmithKlineBeecham Pharmaceuticals international division. He was called to the Bar in 1983.

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PART 7: ADDITIONAL INFORMATION

4.3
The details of those companies and partnerships outside the O2 Group of which the Directors are currently directors, or have been directors or partners at any time during the previous five years prior to the date of this document, are as follows:

Name of Director	Current directorships and partnerships	Previous directorships and partnerships within the last 5 years

David Arculus	Barclays Bank plc	Earls Court & Olympia Group Limited Geest plc IPC Group Limited Severn Trent plc The Guiton Group Ltd

David Chance	Freeview Plus (Newsinco.166) ITV plc Modern Times Group Sunderland plc Top Up TV Limited Viasat Broadcasting Limited	Granada plc Intertrust Technologies Inc Transmission Facilities Limited

Peter Erskine	University of Reading Business School Advisory Board	—

David Finch	—	Exel plc

Rudolf Gröger	—	Debis Systemhaus GmbH T-Systems International GmbH
Stephen Hodge	Shell Pensions Trust Limited Lloyd’s of London Franchise Board	Shell Petroleum Company Ltd

Patrick Lupo	Hilton Group plc	DHL Worldwide Express BV WH Smith plc

Ian Meakins	Alliance UniChem plc Champagnes et Spiritueux Associes Diageo Espanã S.A. Diageo Hellas S.A. Moët Hennessy Distribution Neggma S.A. Vedima International Getränke-Vertriebs GmbH	Lothian Distillers Limited North British Distillery Company Limited UDV (SJ) Limited United Distillers UK PLC

David McGlade	Tesco Mobile Limited	PureMatrix Inc. The Link Stores Limited

Andrew Sukawaty	Cable Partners LLC
Callahan Associates International (UK) Limited
Callahan Associates Investment Advisors (UK) Limited
Galileo Ventures Limited
Inmarsat Group Holdings Limited
Powerwave Technologies Inc
The American School in London Educational Trust Limited
Xyratex Group Limited

American PCS Communications LLC
American PCS LP
American Personal Communications
     Holdings Inc
APC PCS LLC
APC Realty and Equipment Company LLC
Cable Broadband Wireless Inc
Callahan Baden-Württemberg GmbH &
     Co KG
Cox Communications PCS LP
Cox PCS Assets LLC
Cox PCS License LLC
My.net International Limited[1]
NetTelco LP
Nupremis Inc
Pegaso Inc
Post.com Ltd
Sprint Spectrum Holding Company LP
Telenet BidCo NV
WirelessCo. LP

1
My.Net International Limited was wound up by way of a creditors’ voluntary liquidation which was closed in March 2004 and the company has since been dissolved. The final deficit as regards unsecured creditors was £5.6 million.

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PART 7: ADDITIONAL INFORMATION

4.4	Except where disclosed above at 4.3, at the date of this document none of the Directors:

(a)	has any unspent convictions in relation to indictable offences;

(b)	has been bankrupt or entered into an individual voluntary arrangement;

(c)
was a director with an executive function of any company at the time of or within 12 months preceding any receivership, compulsory liquidation, creditors’ voluntary liquidation, administration, company voluntary arrangement or any composition or arrangement with that company’s creditors generally or with any class of its creditors;

(d)	has been a partner in a partnership at the time of or within 12 months preceding any compulsory liquidation, administration or partnership voluntary arrangement of such partnership;

(e)	has had his assets the subject of any receivership or has been a partner of a partnership at the time of or within 12 months preceding any assets thereof being the subject of a receivership; and

(f)
has been subject to any public criticism by any statutory or regulatory authority (including any designated professional body) nor has ever been disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of any company.

5.	Directors’ and other interests in O2

5.1
Assuming that no further Ordinary Shares have been purchased or issued after 7 January 2005 (the latest practicable date prior to the publication of this document) in accordance with the rights granted under the Employee Share Plans, the Directors will have the following beneficial interests in the New Ordinary Shares, on the Scheme becoming effective, by virtue of the effect of the Scheme on their holdings of Ordinary Shares.

	Number of Ordinary Shares	Number of New Ordinary Shares	Percentage of issued share capital of O2

Chairman
David Arculus	128,281	128,281	0.0015
Executive Directors
Peter Erskine	952,631	952,631	0.0109
David Finch	1,015,489	1,015,489	0.0117
Rudolf Gröger	nil	nil	nil
David McGlade[1]	670,986	670,986	0.0077
Non-Executive Directors
David Chance	15,029	15,029	0.0002
Stephen Hodge	91,914	91,914	0.0011
Patrick Lupo	33,048	33,048	0.0004
Ian Meakins	33,599	33,599	0.0004
Andrew Sukawaty	83,576	83,576	0.0010

1	David McGlade’s interest includes 339,620 shares in the form of 33,962 mmO2 ADSs.

The interests of the Directors amount in total to 3,024,553 Ordinary Shares representing approximately 0.035 per cent. of the issued share capital of mmO2 as at 7 January 2005 (the latest practicable date prior to the publication of this document).

5.2
In addition to their having an interest in 3,024,553 Ordinary Shares as detailed in paragraph 5.1 above, the Directors also have interests in Ordinary Shares as at the date referred to in paragraph 5.1 above, as a result of their participation in the Employee Share Plans. These interests were as follows as at 7 January 2005:

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PART 7: ADDITIONAL INFORMATION

Sharesave options

The table below shows the number of sharesave options over Ordinary Shares held by Directors as at 7 January 2005.

Director	Grant date	Number of Ordinary Shares under option at 7 January 2005	Exercise price	Date exercisable

Peter Erskine*	21 December 2001	12,978	73.2p	14 February 2005 – 13 August 2005
Peter Erskine*	17 December 2004	18,040	91.6p	1 February 2010 – 31 July 2010
David Finch*	21 December 2001	12,978	73.2p	14 February 2005 – 13 August 2005
David Finch*	17 December 2004	10,343	91.6p	1 February 2008 – 31 July 2008
David McGlade	20 December 2002	21,477	44p	13 February 2006 – 12 August 2006

*
Peter Erskine and David Finch were granted options under the 2004 operation of the mmO2 Sharesave Plan. The savings contracts in respect of the options granted to them in 2001 mature in February 2005 at which time the savings contract for the latest grant will commence.

Executive share options

The table below shows the number of executive share options over Ordinary Shares held by Directors as at 7 January 2005.

Director	Plan		Grant date		Exercised	Lapsed	Number of Ordinary Shares under option at 7 January 2005	Exercisable at 7 January 2005	Exercise price	Date exercisable

Peter Erskine	mmO2 Share		23 November		—	—	1,724,137	1,275,861	87p	23 November 2004 –
	Option Plan		2001							22 November 2011

			25 July 2002		—	—	3,554,347		46p	25 July 2005 –
										24 July 2012

David Finch	mmO2 Share		23 November		—	—	1,206,896	893,103	87p	23 November 2004 –
	Option Plan		2001							22 November 2011

			25 July 2002		—	—	2,445,652		46p	25 July 2005 –
										24 July 2012

Rudolf Gröger	mmO2 Share		23 November		—	—	625,168	462,624	87p	23 November 2004 –
	Option Plan		2001							22 November 2011

			25 July 2002		—	—	1,763,373		46p	25 July 2005 –
										24 July 2012

David McGlade	mmO2 Legacy		1 October		—	—	113,440	113,440	$23.243	1 October 2001 –
	Option Plan	[1]	2000							30 September 2010

	mmO2 Share		23 November		—	—	122,059	90,323	$11.873	23 November 2004 –
	Option Plan		2001	[2]						22 November 2011

			25 July 2002		—	—	2,184,782		46p	25 July 2005 –
										24 July 2012

1
The options were regranted over mmO2 shares on 20 December 2001. David McGlade’s legacy options were awarded in the form of ADSs at $23.243 per ADS, and vested in three equal annual tranches on the first, second and third anniversaries of grant.

2	The options granted to David McGlade on 23 November 2001 were in the form of ADSs at $11.873 per ADS.

Executive share options will only become exercisable if the Company’s Total Shareholder Return (“TSR”) performance meets the relevant target at the end of a fixed three year performance period. If the performance goal is not satisfied in full after this period, it

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PART 7: ADDITIONAL INFORMATION

can be retested on two subsequent occasions, on the fourth and fifth anniversaries of the first performance test, extending the length of the performance period at each test. The proportion of options that can be exercised will increase if the Company’s TSR performance improves between the test dates. Throughout this paragraph 5.2, the “Company” means mmO2 and, in respect of the period after the Scheme becomes effective, O2.

Performance shares

The table below shows the number of performance shares awarded to executive Directors under the operation of the Executive Share Portfolio (the “Portfolio”) and which remain outstanding at 7 January 2005.

Director	Grant date	Number of Ordinary Shares under award outstanding at 7 January 2005	Vesting date

Peter Erskine	31 July 2003	1,403,773	31 July 2006
David Finch	31 July 2003	905,660	31 July 2006
Rudolf Gröger	31 July 2003	859,245	31 July 2006
David McGlade	31 July 2003	815,094	31 July 2006

Performance shares will only vest if the Company’s TSR performance meets the relevant target at the end of a fixed three year performance period. If the performance goal is not satisfied after this period, the performance shares lapse.

Restricted shares*

The table below shows the number of restricted shares awarded to the Chairman and executive Directors under the operation of the Portfolio as at 7 January 2005.

Director	Grant date	Vested 23 November 2004	Lapsed 23 November 2004	Number of Ordinary Shares under award outstanding at 7 January 2005

David Arculus[1]	29 July 2004	—	—	292,397
Peter Erskine	23 November 2001	(575,815)	—	—
David Finch	23 November 2001	(201,536)	—	—
Rudolf Gröger	23 November 2001	—	(156,592)	—
David McGlade	23 November 2001	(33,549)	(5,030)	—

1

mmO2 made a one-time restricted share award over 350,877 mmO2 shares with a related corporate performance condition and requirement to build up a personal shareholding shortly after David Arculus took over the duties of Chairman on 28 July 2004. On 6 January 2005, the number of shares under award was reduced to 292,397 and the corporate performance condition was removed. The vesting of the award remains subject to continued employment with O2 over the three year period (ending 29 July 2007) and to David Arculus building up a personal shareholding of 350,877 shares within 12 months of grant (i.e. by 29 July 2005).

Restricted share awards were granted to a small group of senior executives (including executive Directors) shortly after demerger. Most awards were granted on terms that they would normally only vest on the third anniversary of grant if the participant builds up a significant personal shareholding in mmO2 within 18 months of grant and retains this until the vesting date as well as remaining in employment with the mmO2 Group until this time. The awards would vest on a pro rata basis if the participant builds up a lower personal investment. All these awards have now vested or lapsed.

*	“Restricted shares” are Ordinary Shares subject to the terms of an award under the Restricted Share Plan.

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PART 7: ADDITIONAL INFORMATION

Deferred Equity

The table below shows the number of Ordinary Shares under award to executive Directors under the operation of the Deferred Equity Incentive Plan (the “DEIP”) which forms part of the Portfolio, as at 7 January 2005.

Director	Grant Date	Number of Ordinary Shares (Deferred Award) Awarded at 7 January 2005	Number of Ordinary Shares (Performance Uplift) at 7 January 2005	Vesting Date

Peter Erskine	29 July 2004	329,941	659,883	29 July 2007
David Finch	29 July 2004	212,865	425,730	29 July 2007
Rudolf Gröger	29 July 2004	282,105	564,210	29 July 2007
David McGlade	29 July 2004	270,175	540,350	29 July 2007

Under the DEIP, participants receive a Deferred Award and a Performance Uplift. For grants made in 2004/05, the Deferred Award was over Ordinary Shares equal in value to one half of the annual bonus paid in respect of 2003/04 performance, and will generally vest after three years, subject to continued employment. The Performance Uplift over Ordinary Shares was equal to two times the Deferred Award, and vesting of these shares is subject to the Company’s TSR performance meeting the relevant target at the end of a fixed three year performance period.

Non-beneficial interests

At 7 January 2005, the Chairman and all executive Directors had a non-beneficial interest in 1,122,753 mmO2 ordinary shares and 1 mmO2 ADS held in trust by Hill Samuel Offshore Trust Company Limited as trustee of the mmO2 Share Ownership Trust.

5.3
The interests of the Directors in the share capital are set out in paragraphs 5.1 and 5.2 above. Under the Scheme Directors who are participants in the Employee Share Plans will be treated in the same manner as other participants in those plans. On the Scheme becoming effective, the Directors will have equivalent interests in New Ordinary Shares arising pursuant to their interests in Ordinary Shares under the Employee Share Plans. This is because all options and awards held by Directors under the Employee Share Plans will be automatically rolled over into options and awards of equivalent value over New Ordinary Shares. Options and Awards held by David McGlade in relation to mmO2 ADSs will be rolled over into options and awards of equivalent value over New Ordinary Shares by reason of the termination of mmO2’s ADR programme.

5.4
The above disclosures are based upon the interests of the Directors in Ordinary Shares which: (a) have been notified by each Director to mmO2 pursuant to section 324 or section 328 of the Companies Act before 7 January 2005 (the latest practicable date prior to the publication of this document); or (b) are required pursuant to section 325 of the Companies Act to be entered into the register of directors’ interests maintained under that section; or (c) are interests of a connected person (within the meaning of section 346 of the Companies Act) of a Director which would, if the connected person were a director of mmO2, be required to be disclosed under such sections of the Companies Act, and the existence of which is known to or could with reasonable diligence be ascertained by that Director.

5.5
Save as set out above, no Director (nor any person connected with them) has any interests (beneficial or non-beneficial) in the share capital. Save as set out above, no Director (nor any person connected with them) holds an interest in any other securities of the O2 Group.

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PART 7: ADDITIONAL INFORMATION

5.6
Insofar as is known to mmO2 on the Scheme becoming effective, assuming that no further Ordinary Shares have been purchased or issued after 7 January 2005 (the last practicable date prior to the publication of this document), the following persons will hold, directly or indirectly, interests calculated exclusive of Treasury Shares representing three per cent. or more of the issued New Ordinary Shares:

Shareholder	Current holding of Ordinary Shares	Number of New Ordinary Shares	Percentage of issued ordinary share capital of O2

The Capital Group Companies, Inc	539,014,317	539,014,317	6.21%
FMR Corp. and Fidelity International Limited	341,956,606	341,956,606	3.94%
Legal & General Investment Management Limited	302,396,551	302,396,551	3.48%

5.7
Save as disclosed in paragraph 5.6 above, mmO2 is not aware of any person who is, or will be, immediately following the Scheme directly or indirectly interested in three per cent. or more of the New Ordinary Shares.

5.8	mmO2 is not aware of any person who, following implementation of the Scheme, directly or indirectly, acting jointly with others or acting alone, could exercise control over O2.

5.9
No Director has or has had any interest in any transaction which is or was unusual in its nature or conditions or significant to the business of any member of the Group and which was effected by any member of the Group during the current or immediately preceding financial year, or which was effected during an earlier financial year and remains in any respect outstanding or unperformed.

5.10	None of the Directors had a beneficial interest in any contract to which mmO2 or its subsidiaries were a party during the financial year.

5.11
Loans outstanding to senior officers of mmO2 as at 7 January 2005 were £125,000. The Company Secretary and General Counsel, and members of the Executive Committee beneficially own less than 1 per cent. of the Company’s outstanding ordinary shares.

5.12	The Directors may be affiliates for the purposes of the Securities Act and therefore may be subject to the restrictions described in paragraph 4 of Part 6 of the Circular.

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PART 7: ADDITIONAL INFORMATION

6.	Directors’ remuneration

6.1	The remuneration (including salary and other benefits) payable under the Chairman’s, Executive Directors’ and Non-executive Directors’ service agreements is as follows:

		Year ended 31.3.04				Year ended 31.3.05

	Appointment Date	Salary or fee	Bonus	Benefits[1]		Estimated salary or fee
		£	£	£		£

Chairman
David Arculus	1 April 2003	48,000	—	—		280,847	[2]

Executive Directors
Peter Erskine	31 August 2001	607,500	564,200	40,602		665,833
David Finch	31 August 2001	395,833	364,000	24,705		425,000
Rudolf Gröger	1 April 2003	399,211	499,896	20,543		445,509	[3]
David McGlade	1 April 2003	372,500	462,000	100,047	[4]	414,167

Non-Executive Directors
David Chance	21 January 2003	48,000	—	—		48,000
Stephen Hodge	1 October 2001	55,000	—	—		66,667
Patrick Lupo	10 August 2004	—	—	—		30,856
Ian Meakins	20 December 2001	50,000	—	—		50,000
Andrew Sukawaty	31 August 2001	100,000	—	—		87,000

Former Directors	Leaving Date
Neelie Kroes	31 August 2004	50,000	—	—		20,833
Paul Myners	10 August 2004	48,000	—	—		17,290
Kent Thexton	4 February 2004	279,508	374,691	27,288	[4]	—
David Varney	28 July 2004	350,000	—	36,125		113,844	[5]

1.	Benefits include car provision or cash allowance, healthcare, financial planning, dental care, home security, but exclude pension benefits
2.	Figure includes: • Fee for non-executive directorship from 1 April to 3 May 2004 • Fee for Chairman designate from 4 May 2004 to 28 July 2004 • Fee for Chairmanship from 28 July 2004 onwards

David Arculus’ fee as Chairman is £325,000 per annum. At his request, £25,000 of this is paid into a personal pension arrangement and the cash payable directly to him is reduced accordingly. In addition, David Arculus invests the after-tax amount of 15% of his annual fee in shares of mmO2

3.	Rudolf Gröger’s remuneration has been converted from Euro to Sterling at an exchange rate of €1 = £0.6943
4.	In addition to the benefits listed in Note 1, David McGlade and Kent Thexton received a benefit relating to the cessation of expatriate accommodation allowances
5.	Salary received for the period 1 April 2004 to 28 July 2004

6.2	Executive Directors’ service agreements

The service contracts and notice periods for the executive Directors are set out below:

Director	Effective date of service agreement	Notice Period

Peter Erskine	24 October 2001	12 months
David Finch	19 November 2001	12 months
Rudolf Gröger	1 April 2003	12 months
David McGlade	1 April 2003	12 months

mmO2 may in its discretion terminate without notice and make a payment in lieu of notice equal to the sum of 12 months’ pay including the value of employers’ pension contributions, benefits, and a bonus payment of not less than the previous year’s bonus. This payment in lieu of notice provision does not prevent mmO2 from terminating in breach of contract, which may enable mmO2 to pay a reduced amount by requiring greater mitigation.

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PART 7: ADDITIONAL INFORMATION

On termination of employment within 12 months of a change of control, mmO2 is obliged to make a liquidated damages payment equal to the base salary, the value of employer pension contributions and benefits for the notice period, plus additional payments generally equal to the annual bonus potential for that year, and in respect of the loss of rights under share incentive schemes.

In the event of termination of Rudolf Gröger’s employment within 12 months of a change of control of mmO2 or its German business, the employer is obliged to make a cash payment equal to two times his base salary and bonus. The amount of bonus payable will be that expected for on-target performance.

David Arculus, who served as a non-executive Director of mmO2, agreed to serve as Chairman with effect from the conclusion of mmO2’s AGM on 28 July 2004 under an agreement dated 4 May 2004. His time commitment is on average two days per week. The notice period required by mmO2 to terminate this agreement is 12 months. On a change of control, in the event that his agreement is terminated, he will be entitled to 12 months’ pay in lieu of notice. This can be subject to mitigation in the event that he finds a comparable alternative role.

6.3	Non-executive Directors’ letters of appointment

Following the Higgs Report, each non-executive Director has entered into a revised letter of appointment with mmO2 covering amongst other items, their terms of appointment and expected time commitment, together with a general statement of their role and duties. Non-executive Directors are appointed initially for three years unless otherwise terminated earlier by and at the discretion of either party upon one month’s written notice. Non-executive Directors are typically expected to serve two three-year terms subject to satisfactory performance and re-election by shareholders. The non-executive Directors do not participate in any of mmO2’s pension or incentive arrangements.

6.4
Save as set out in this paragraph 6 there is no arrangement under which a Director has agreed to waive future emoluments nor have there been any such waivers during the financial year immediately preceding the date of this document.

6.5	Save as set out in this paragraph 6 there are no existing or proposed service agreements between any Director or proposed Director and O2.

7.	Employee Share Plans

The effect of the Scheme on the Employee Share Plans is summarised in paragraph 11 of Part 3 of the Circular. As explained in that paragraph, the Remuneration Committee has concluded that the existing Employee Share Plans should be amended to enable them to continue to be operated after the Scheme becomes effective, rather than O2 setting up new employee share plans specifically in consequence of the introduction of O2 as a new holding company. For certain plans, this requires the approval of the Inland Revenue and the Irish Revenue Commissioners. Although such approval is expected to be granted, O2 will, if such approval is not granted, establish new plans mirroring the original plans, which will be operated only for the remainder of the original plan’s life. The name of each Employee Share Plan is currently prefaced by “mmO2”. Subject to the Scheme becoming effective, the name of each plan will be changed to be prefaced by “O2”. The revised name of each plan is used in this paragraph 7.

The following paragraphs summarise how the Employee Share Plans will be operated after the Scheme becomes effective. These paragraphs do not reiterate the impact of the Scheme on the Employee Share Plans.

O2 will operate the Employee Share Plans to encourage management and employees to own New Ordinary Shares. These comprise the All-Employee Share Plans and the Executive Share Portfolio. The plans were previously operated over Ordinary Shares, and have been changed in minor respects (including the name change described above) to enable them to be operated over New Ordinary Shares in the future. References in these summaries to the Remuneration Committee and Board of O2 include, where the context requires, references to the Remuneration Committee and Board of mmO2. References to O2 include, where the context requires, references to mmO2 in respect of the period before the effective date of the Scheme.

The Employee Share Plans may be operated until November 2011.

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PART 7: ADDITIONAL INFORMATION

7.1	The All-Employee Share Plans

(a)	Introduction

The Board believes it is in Shareholders’ interests for employees to be given the opportunity to own New Ordinary Shares (referred to as “shares” in this paragraph 7) and wishes to encourage this by taking advantage of favourable tax treatment available for employee shareholdings. The All-Employee Share Plans are:

•	the O2 Share Ownership Plan, under which the Directors can award shares to UK employees on a variety of tax-favoured terms;

•
the O2 Sharesave Plan, under which the Directors can grant to UK employees options to acquire shares on tax-favoured terms at an exercise price which is set at a discount of up to 20 per cent. to the market value of a share, at a date shortly before invitations to apply for options are issued; and

•
international equivalents of the plans referred to above, under which employees of the O2 Group based outside the UK will be able to participate in similar arrangements to those available to UK employees.

Paragraphs 7.1(b) and (c) describe how the All-Employee Share Plans will operate in the UK. The arrangements for non-UK employees are described in paragraph 7.1(d) below.

(b)	The O2 Share Ownership Plan

This plan has been approved by the Inland Revenue, and can attract tax-favoured status for O2 Group’s UK resident employees.

(i)	Eligibility. O2 Group employees who have been employed for a minimum period (not exceeding twelve months) are eligible to participate in this plan.

(ii)	How the Plan may be operated. The Directors may operate this plan in a number of ways. They can:

•	make an award of “free shares”; and/or

•	give employees the opportunity to invest in “partnership shares”; and/or

•
make an award of “matching shares” to those employees who have invested in “partnership shares” (free shares, partnership shares and matching shares together being referred to as “Plan Shares”); and/or

•	require or allow employees to re-invest dividends paid on their Plan Shares in further shares (“dividend shares”).

(iii)
Free Shares. O2 may provide free shares up to a maximum annual value set from time to time by the Inland Revenue. The current maximum annual value is £3,000 per employee. If O2 wishes, the award of free shares can be based on the achievement of personal, team, divisional or corporate performance targets which must be notified to all employees. Otherwise, free shares must be awarded to employees on the same terms. Those terms allow awards to vary according to an employee’s remuneration, length of service or hours worked.

(iv)
Partnership Shares. O2 may provide employees with the opportunity to acquire partnership shares from their gross monthly salary up to a maximum value set from time to time by the Inland Revenue, currently £125 per month (or £1,500 per annum). O2 may set a minimum monthly deduction which may not be greater than £10. Shares will be acquired on behalf of employees within 30 days after each deduction at the market value of such shares on the date they are acquired. Alternatively, deductions can be accumulated for up to 12 months. In this case, shares will be acquired on behalf of employees within 30 days of the end of the accumulation period, at the lower of the market value of the shares at the beginning of the accumulation period or the date when they are acquired.

(v)	Matching Shares. O2 may give an employee up to two matching shares for each partnership share acquired by the employee. The award of matching shares cannot be subject to performance targets.

(vi)
Dividend Shares. O2 may either give employees the opportunity, or it may require them, to re-invest dividends paid on their Plan Shares in further shares up to a maximum amount, which is currently £1,500 per annum.

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PART 7: ADDITIONAL INFORMATION

(vii)
Holding Period. Free shares and matching shares must be held in trust for a period of not less than three years and not more than five years from the date on which such shares are allocated to employees. Dividend shares must be held in trust for three years.

(viii)
Leavers. O2 can provide for free shares and matching shares to be forfeited if employees cease employment with the O2 Group (other than because of certain circumstances such as redundancy, disability, injury or reaching retirement age) within the period of up to three years from the date on which shares were allocated.

Employees can withdraw their partnership shares at any time. However, O2 can stipulate that matching shares will be subject to forfeiture if the corresponding partnership shares are withdrawn within a specified period (not exceeding three years) of their purchase on behalf of the employee.

Awards are not transferable except on death, when shares may be transferred to the deceased employee’s personal representatives. Awards of shares under this plan are not pensionable.

(ix)
Funding the Plan. If existing shares (as opposed to newly issued shares) are acquired as partnership shares, participating O2 Group companies may be required to fund the acquisition cost to the extent that salary deductions are insufficient to do so.

(x)	Amendments to the Plan. The Directors have authority to amend this plan, provided that no amendment to the advantage of participants may be made to provisions relating to:

•	who can participate;

•	the individual and overall time limits on participation;

•	the basis for determining a participant’s entitlement to Plan Shares and the terms on which they can be acquired; and

•	any adjustment in the event of a variation in O2’s share capital without the prior approval of O2’s shareholders in general meeting (unless the amendment is minor and made to benefit the administration of this plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment).

(c)	The O2 Sharesave Plan

This plan has been approved by the Inland Revenue, and can attract tax-favoured status for UK resident employees of the O2 Group.

(i)
General. Under this plan employees are granted an option to acquire shares in the future at a price determined at the date of grant of the option. The option price may be set at a discount to the market value of such a share shortly before the date of grant. Employees are required to save monthly through a contractual savings arrangement over a period of either three years or five years. At the end of the savings period the employee may either exercise the option using the savings contributions and interest or have the savings and accrued interest repaid.

(ii)	Eligibility. O2 Group employees who have been employed for a minimum period (not exceeding twelve months) are eligible to participate in this plan.

(iii)
Employee contributions. The maximum amount an employee may save monthly over the three-year or five-year period is the maximum amount allowed under an Inland Revenue-approved savings-related share option scheme, which is currently £250 per month. The Directors may impose a lower savings limit.

(iv)
Limits. The maximum discount that may apply under this plan is the maximum amount allowed under an Inland Revenue-approved savings-related share option scheme (currently 20 per cent. of the market value of the shares shortly before the option is granted). The Directors may impose a lower level of discount.

(v)
Leavers. An employee who ceases to be an employee of the O2 Group in certain circumstances (for example on the employee ceasing to be an employee due to death, injury, disability, redundancy, retirement or following change in

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PART 7: ADDITIONAL INFORMATION

control of the employing company) may exercise the option within six months of ceasing to be an employee. If an employee ceases to be an employee of the O2 Group for any other reason the option will lapse.

(vi)	Amendments to the Plan. The relevant provisions are similar to those referred to in paragraph 7.1(b)(x).

(d)	Operation of All-Employee Share Plans outside the UK

Employees of the O2 Group based outside the UK are able to participate in similar arrangements to the plans described in paragraphs 7.1(b) and (c) above (the “International Plans”). The International Plans are designed, wherever possible, to enable employees to qualify for tax reliefs in their country of residence, or to provide a similar economic benefit to that available under the equivalent UK plans.

7.2	The O2 Executive Share Portfolio

(a)	Introduction

The O2 Executive Share Portfolio (the “Portfolio”) comprises four elements: deferred equity, performance shares, restricted shares and share options. These elements are described in paragraphs 7.2(b) to (e) below. Other than in exceptional circumstances, executives will only be made an award under one element of the Portfolio in any year.

(b)	Deferred Equity

Participants in the deferred equity element of the Portfolio will receive a Deferred Award and a Performance Uplift, both normally vesting following the third anniversary of award. A participant has no rights in relation to the shares under an award until the award has vested. The two components are described below:

(a)
the Deferred Award consists of shares equal in value to a proportion of the pre-tax annual discretionary bonus earned in respect of performance in the preceding financial year. The Deferred Award will vest three years from the date on which the award is made; and

(b)
the maximum Performance Uplift will be two times the Deferred Award. The extent to which a Performance Uplift vests will depend on O2’s Total Shareholder Return (“TSR”) performance against a comparator group over a three-year period.

If, at the end of the three-year period, O2 is ranked at the median in the comparator group, then 30 per cent. of the Performance Uplift will vest. If O2 is ranked in the top 20 per cent. (upper quintile) of the comparator group, then all of the Performance Uplift shares will vest. If O2’s TSR performance is between the median and upper quintile, the Performance Uplift shares shall vest on a straight line basis. For TSR performance below median, none of the Performance Uplift will vest. Any unvested amounts will automatically lapse and there is no retesting opportunity. For the purposes of calculating TSR for all of the companies in the comparator group, returns at the beginning and end of the period will be averaged to smooth out price fluctuations. The comparator group for the first awards in 2004 over Ordinary Shares was made up of the constituents of the FTSE E300 Telecoms Services Index (the “Index”).

The Performance Uplift will only vest to the extent that the Remuneration Committee is satisfied that O2’s TSR performance is a genuine reflection of O2’s underlying financial performance over the period.

If a participant ceases employment due to death, ill health, disability or the sale of the participant’s employer, both the Deferred Award and Performance Uplift will be preserved until the end of the three-year vesting period, in a form determined by the Remuneration Committee. However, the Remuneration Committee may, in exceptional circumstances, allow an award to vest on the date of cessation of employment, and in this situation, the Remuneration Committee will determine how to apply the performance condition at that date. If a participant ceases employment for any other reason, both the Deferred Award and Performance Uplift will generally lapse on the date of cessation.

In the event of a change of control of O2, Deferred Awards will vest in full at the date of change of control. For the Performance Uplift TSR will be assessed up to the change of control, and awards will vest pro rata to the number of completed months in the three-year period that have elapsed and to the extent that the performance condition has been satisfied. In addition, the Remuneration Committee will be able to take into account any other factors which it believes to be relevant when determining the proportion of the Performance Uplift that will vest.

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PART 7: ADDITIONAL INFORMATION

(c)	Performance Shares

Subject to the exceptional circumstances referred to below, vesting of performance share awards will be contingent on the satisfaction of a specified performance target and continued employment with the O2 Group. The maximum value of shares under a performance share award will be set by the Remuneration Committee but will not normally exceed twice salary in any year.

An award may not generally vest before the specified performance requirement has been met at the end of a period of time specified when the award is granted (the “Performance Period”). The Remuneration Committee will set the Performance Period, which will not be less than three years. The Remuneration Committee has discretion to defer (in whole or in part) the vesting of a participant’s award, even if the performance requirement has been met.

A participant has no rights in relation to the shares under an award until the award has vested. The number of shares under an award may, however, be increased during the Performance Period by reinvesting dividends, or an amount equivalent to any dividends, paid on the shares under the award.

If a participant ceases employment with the O2 Group before the end of the Performance Period, awards will generally lapse. However, if a participant dies or leaves on ill-health grounds and the Performance Period will end less than 12 months after the participant ceases to be employed, the awards will vest immediately. If a participant ceases to be employed by the O2 Group for any reason, however, O2 has discretion either to vest or preserve to the end of the Performance Period all or part of the awards.

(d)	Restricted Shares

Awards of restricted shares will generally only be used for recruitment and retention purposes. Subject to the exceptional circumstances referred to below, the vesting of awards will generally be contingent on continued employment with the O2 Group. Awards may be granted subject to special conditions, such as the requirement to build up a personal holding of shares. As restricted share awards will normally be used for recruitment and retention purposes, the vesting of awards will not normally be subject to a performance target being met, although a performance target may be imposed. The value of shares under a restricted share award will be set by the Remuneration Committee but will not normally exceed an individual’s salary in any year.

An award may not generally vest before the end of a period of time specified when the award is granted (the “Restricted Period”). The Restricted Period will not be less than 12 months.

The following terms attaching to restricted shares are the same as for performance shares:

•	Rights attaching to shares prior to the vesting of awards;

•	Cessation of employment before the end of the Restricted Period; and

•	Transfer of shares at the end of the Restricted Period.

(e)	Share Options

Options to acquire shares under the Portfolio can either be Inland Revenue-approved (for UK resident participants) or unapproved. The terms which apply specifically to Inland Revenue-approved options are contained in a separate section of the rules of the Portfolio.

The option price per share will be not less than the market value of such a share at the date of grant.

It is not currently the Remuneration Committee’s policy to grant share options. Should options be granted in the future the Remuneration Committee will have regard to best practice at the time on re-testing and performance conditions. However the following information is relevant in the event that the Remuneration Committee were to grant share options in the future.

The Remuneration Committee will make the grant or exercise of an option subject to the satisfaction of a performance target where that is appropriate in the relevant market and for the circumstances in which the option is granted. This may be appropriate for recruitment purposes. Alternatively, the grant of an option will be based on corporate and individual performance during the financial year.

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PART 7: ADDITIONAL INFORMATION

The rules of the Portfolio do not impose any limit on the value of options which may be granted to an eligible employee in any year or over the life of the Portfolio.

An option may not generally be exercised before the end of a period of time specified when the award is granted. This period would be set by the Remuneration Committee and would not normally be less than 12 months. An option may be granted on the basis that different exercise periods apply to specific numbers of shares under that option. A participant has no rights to the shares under the option until the option has been exercised.

If a participant ceases employment with the O2 Group, all options will generally lapse on the date employment ceases, unless the participant ceases employment because of death or ill-health. In limited circumstances, some or all of the options may be exercised after the participant leaves. O2 also has discretion to permit the exercise of options if a participant’s employment ceases for any other reason. If a participant ceases to be employed but continues to provide services to the Group or becomes employed by a company in which the O2 Group has an interest, the participant may continue to hold the option, subject to the rules of the Portfolio, at the discretion of O2.

All options lapse on the tenth anniversary of their grant.

Provisions relating only to Inland Revenue-approved options.

Inland Revenue-approved options are mainly subject to the provisions summarised above. The main differences are:

•
Individual limit: an employee cannot be granted an approved option which would, at the time it is granted, enable the employee to acquire shares under approved option schemes (which are not savings-related) exceeding the Inland Revenue limit from time to time (currently £30,000); and

•	Inland Revenue approval: any amendment to the rules which affects the terms on which approved options may be granted or exercised requires the prior approval of the Inland Revenue.

(f)	Terms which apply to all elements of the Portfolio

The Remuneration Committee will have responsibility for agreeing any awards or options under the Portfolio. It will also have responsibility for setting the policy for the way in which the Portfolio should be operated, including agreeing performance targets and which employees should be invited to participate in the Portfolio. All employees of the O2 Group, including executive Directors, are eligible to be invited to participate at the discretion of the Remuneration Committee.

Awards and options are not pensionable and may not be assigned or transferred except on a participant’s death, when they may be assigned to the participant’s personal representatives.

Generally, awards and options can be granted at any time, but not during a close period of O2. No payment is required for the grant of awards or options. All shares allotted under the Portfolio will carry the same rights as any other issued ordinary shares in O2 and application will be made for the shares to be listed by the UK Listing Authority and traded on the London Stock Exchange.

If there is a variation in the share capital of O2 (including a demerger or special dividend), the shares under award or option may be adjusted to reflect that variation.

Subject to the provisions described above in relation to the treatment of deferred equity, if there is a change of control of O2 shares or options awarded subject to a performance target will vest or become exercisable on the change of control to the extent that the target has been met up to the date of the change of control. In certain circumstances the Remuneration Committee will, either at the grant of an award or following a change of control, have discretion to vary the proportion of shares under award vesting, or the number of shares over which options will be exercisable, on a change of control. If, within 12 months following the change of control, any participant is dismissed (other than for gross misconduct) or is demoted and leaves the O2 Group, they will receive the value of the balance of their award to the extent (if any) that it did not vest or did not become exercisable on the change of control. In certain circumstances, awards and options may be exchanged for equivalent rights in relation to an acquiring company’s shares.

The Remuneration Committee will have authority to amend the rules of each element of the Portfolio, provided that no amendment to the advantage of participants or eligible employees may be made to provisions relating to:

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PART 7: ADDITIONAL INFORMATION

•	who can be a participant;

•	the limits on the number of shares which can be issued under the Portfolio;

•	the basis for determining a participant’s entitlement to shares and the terms on which they can be acquired; and

•	any adjustment in the event of a variation in O2’s share capital;

without the prior approval of shareholders in general meeting unless the amendment is minor and made to benefit the administration of the Portfolio, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment.

Additional schedules to the rules can be incorporated to operate one or more elements of the Portfolio outside the UK. These schedules can vary the rules of the Portfolio to take account of any securities, exchange control or taxation laws or regulations. The shares issued for these purposes will count towards the overall limit of shares issued under the Portfolio.

7.3	Limits on the issue of New Ordinary Shares under the Employee Share Plans

The plans will continue to be subject to the limit that, in any ten-year period, not more than 10 per cent. of the issued ordinary share capital of O2 or mmO2 from time to time may be issued or issuable under the Employee Share Plans. For these purposes, options and awards granted over Ordinary Shares will be treated as grants relating to New Ordinary Shares. Options granted under the Legacy Option Plan will continue not to be counted against this limit. The Directors will adopt appropriate policies to ensure that sufficient shares are available for the Employee Share Plans throughout the ten-year period. Restricted share awards will be satisfied using shares purchased in the market, and will not involve a new issue of shares.

Where awards or options are granted over existing shares, these will be held in a discretionary employee benefit trust. The trust will also have the facility to subscribe for new shares within the limits referred to above. The trust will not in any event hold more than 5 per cent. of O2’s issued share capital.

7.4	Legacy Option Plan

In addition to the plans referred to above, options over New Ordinary Shares will subsist under the Legacy Option Plan. Options were granted by mmO2 under the Legacy Option Plan to replace options over BT shares granted under BT executive share option plans at the time of mmO2’s demerger from BT in November 2001. All options over Ordinary Shares under the Legacy Option Plan were exercisable prior to the Scheme and, in connection with the Scheme, will be automatically rolled over into options of equivalent value over New Ordinary Shares. No other options will be granted under the Legacy Option Plan in the future.

8.	Subsidiaries and associated undertakings

Following implementation of the Scheme, O2 will directly own 100 per cent. of the issued share capital of mmO2. Accordingly, following implementation of the Scheme, O2 will be the holding company of the O2 Group. The following table shows what will be the principal subsidiary and associated undertakings of the O2 Group, being those which the O2 Group considers to be likely to have a significant effect on the assessment of the assets and liabilities, the financial position and/or the profits and losses of the O2 Group, and the O2 Group’s percentage interest in those companies.

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PART 7: ADDITIONAL INFORMATION

Name	Country of incorporation and operation	Registered Office	Activity	Portion of ordinary shares held %

mmO2 plc	England and Wales	Wellington Street, Slough, Berkshire SL1 1YP	Intermediate holding company	100
O2 Holdings Limited	England and Wales	Wellington Street, Slough, Berkshire SL1 1YP	Intermediate holding company	100
O2 (UK) Limited	England and Wales	260 Bath Road, Slough, Berkshire SL1 4DX	Mobile cellular telephone system provider and operator	100
O2 (Germany) GmbH & Co. OHG	Germany	Georg-Brauchle-Ring 23-25, D-80992 Munich, Germany	Mobile cellular telephone system provider and operator	100
O2 Communications (Ireland) Limited	Ireland	76 Lower Baggot Street, Dublin 2, Ireland	Mobile cellular telephone system provider and operator	100
Airwave mmO2 Limited	England and Wales	Wellington Street, Slough, Berkshire SL1 1YP	Digital radio service for public safety organisations	100
Manx Telecom Limited	Isle of Man	Isle of Man Business Park, Cooil Road, Braddan, Isle of Man IM99 1HX	Telecommunication services supplier	100

The shares of mmO2 plc will be held directly by O2 plc. The shares in O2 Holdings Limited are held directly by mmO2 plc. The shares of the other operating companies are held by O2 Holdings Limited or its wholly owned subsidiaries. The accounting reference date of all subsidiary undertakings is 31 March.

The O2 Group also owns a 50 per cent. stake in a joint venture, Tesco Mobile Limited, and a 40 per cent. stake in an associate, The Link Stores Limited. Tesco Mobile Limited supplies mobile electronic communications and related services to consumers and is incorporated in England and Wales and operates throughout the United Kingdom. The accounting reference date of Tesco Mobile Limited is 28 February. The Link Stores Limited is a telecommunications equipment retailer which is incorporated and operates in England and Wales.

9.	Significant change

There has been no significant change in the financial or trading position of the Group which has occurred since 30 September 2004, being the date to which mmO2 prepared its last interim statements.

Since its incorporation, the Company has not traded. On 21 December 2004 the Company issued 50,000 £1 redeemable preference shares and obtained a trading certificate under section 117 of the Companies Act. On 5 January 2005, 14 Ordinary Shares of 10 pence each were issued. Further, all issued and unissued Ordinary Shares of 10 pence each were consolidated into Ordinary Shares of 80 pence and the authorised ordinary share capital was increased by 19,999,998,750 shares. Save for the these matters, there has been no significant change in the financial or trading position of the Company since its incorporation.

10.	Principal establishments

The Group has freehold, leasehold and other legal and/or beneficial interests in sites in the UK, Germany, Ireland and the Isle of Man. Our properties consist primarily of buildings with integrated technical facilities, such as switching devices, transmission towers and antennae and, to a lesser extent, administrative buildings and call centres.

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PART 7: ADDITIONAL INFORMATION

The following are the principal establishments occupied by the O2 Group:

Location	Tenure	Principal Use	Approximate area (square metres)

Wellington Street, Slough, Berkshire SL1 1YP, England	Leasehold	mmO2 Head Office	7,340
260 Bath Road, Slough, Berkshire SL1 4DX, England	Leasehold	O2 (UK) Limited Head Office	9,012
Georg-Brauchle-Ring 23-25, D-80992 Munich, Germany	Leasehold	Head Office of O2 (Germany) GmbH & Co. OHG	41,121

The remainder of the properties (excluding cell site or retail properties) that the Company owns or leases in the UK account for approximately 96,318 square metres and are used as offices or call centres and for switching apparatus.

The properties that the O2 Group leases in Germany account for a total of approximately 118,873 square metres, and primarily comprise office premises and call centres. The O2 Group has sublease agreements with the BT Group, which account for approximately 33,189 square metres, or 30 per cent., of the property in Germany currently leased by the O2 Group.

11.	Litigation

Save as disclosed below no member of the O2 Group is or has been involved in any legal or arbitration proceedings nor, so far as the Directors are aware, are any such proceedings pending or threatened by or against any member of the O2 Group which may have, or have had during the 12 months preceding the date of this document, a significant effect on the O2 Group’s financial position.

Customs and Excise have challenged mmO2’s UK VAT treatment of the sale of prepay vouchers from an Irish resident subsidiary. They have recently raised a £36 million assessment against mmO2 which they believe to be UK VAT due on vouchers sold into the UK from Ireland, together with interest thereon. Such assessments are payable within 30 days of the date of the assessment and accordingly this assessment will be paid in January. However, mmO2 strongly disputes this assessment and believes that the courts will support its view and that the amount which will be paid will subsequently be repaid. No court proceedings in respect of this assessment have yet been commenced. mmO2 will review its position on an ongoing basis.

12.	Material contracts

As at the date of the listing particulars the contracts described below, not being contracts entered into in the ordinary course of business, are the only contracts which either (a) have been entered into by O2 or members of the O2 Group within the two years immediately preceding the date of this document and are or may be material to O2 or to the O2 Group or (b) (regardless of when entered into) contain obligations or entitlements which are material to the O2 Group:

(a)
a syndicated credit facilities agreement dated 15 October 2004 (the “Facility Agreement”), between mmO2 and O2 Holdings Limited (then called O2 Limited) as borrowers and certain financial institutions who have participated in the credit facility (the “Banks”).

The Facility Agreement provides for the Banks to make available to mmO2 and O2 Holdings Limited a five-year committed £1,000 million multi-currency revolving credit facility, available for the general corporate purposes of the Group. The facility replaced syndicated and bilateral bank facilities totalling the same amount which have now been cancelled.

The facility is guaranteed by mmO2 in respect of drawings of each additional borrower, and by such subsidiaries of mmO2 as are nominated by mmO2 and accede to the Facility Agreement as guarantors. The facility is currently undrawn.

Interest on loans drawn under the facility is calculated at a margin above LIBOR (or in the case of Euro advances, EURIBOR) from time to time. The margin varies according to the long-term credit rating assigned to mmO2 by major credit rating agencies but is subject to a maximum of 0.6 per cent. As at 7 January 2005 the facility bears a margin of below 0.5 per cent.

(b)
a €5,000 million Euro Medium Term Note Programme (the “Programme”), was established for the issue of Euro Medium Term Notes (the “Notes”). Notes issued are constituted by a trust deed dated 18 December 2001 entered into between mmO2 (“the Issuer”) and Bankers Trustee Company Limited as supplemented by the First Supplemental Trust Deed dated 5 September 2002 between the Issuer and Deutsche Trust Company Limited. Under the Programme, the Issuer may issue Notes denominated in any currency under the terms and conditions as set out in an offering circular updated on 2 September 2004 (the “Offering Circular”) up to €5,000 million (or its equivalent in other currencies) outstanding at any time. The €1,000 million and £375 million Eurobond issues were launched in January 2002 under the Programme and remain outstanding.

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PART 7: ADDITIONAL INFORMATION

Interest on the euro and sterling Notes is at fixed rates of 6.375 per cent. and 7.625 per cent. per annum respectively.

(c)	a sponsors’ and placing agreement dated 12 January 2005 and entered into between O2, mmO2, Cazenove and Merrill Lynch (the “Placing Agreement”) which sets out the terms on which O2 has appointed Cazenove and Merrill Lynch as its joint sponsors for the purposes of the application for admission to the Official List of the New Ordinary Shares on implementation of the Scheme and in which Cazenove and Merrill Lynch have agreed to use reasonable endeavours to procure (as agent for O2) placees for New Ordinary Shares in connection with the Placing. The Placing Agreement provides for the payment by O2 of certain costs, charges, commissions, fees and expenses of, or relating to, Admission to the Official List of the New Ordinary Shares, the Scheme and the Placing (together with any related value added tax). The Placing Agreement contains representations and warranties given by O2 and mmO2 to Cazenove and Merrill Lynch as to the accuracy of the information contained in this document and certain other documents and relating to the directors of O2 and its business and the business of the O2 Group and an unlimited (in time and amount) indemnity from each of O2 and mmO2 in favour of Cazenove and Merrill Lynch. Merrill Lynch and Cazenove will share fees of 1.5 per cent. of the Placing Amount in respect of the New Ordinary Shares which are the subject of the Placing, subject to a minimum total fee for their work in connection with the Scheme, Admission and the Placing of £4 million.

13.	Information on the CREST settlement system

CREST, the computerised paperless system for settlement of sales and purchases of shares in the London securities markets, commenced operations in July 1996.

The CREST Regulations provide for the transfer of shares in the UK without stock transfer forms, and the evidencing of title to shares without share certificates, through a computer-based system and procedures, defined in the Uncertificated Securities Regulations as a “relevant system”. CREST is the first “relevant system” and is operated by CRESTCo.

The O2 Articles contain specific provisions to enable the New Ordinary Shares to be dematerialised into a relevant system, including CREST. A copy of the O2 Articles is available for inspection as described in paragraph 17 in this Part 7 below.

The Board has resolved to enable any or all of the New Ordinary Shares to join CREST and, accordingly, Shareholders will be able to hold eligible shares in electronic form in an account on the CREST system or to continue to hold them in the physical form of certificates. Each Shareholder will be able to choose whether or not to convert his eligible shares into uncertificated form and the Registrars will continue to register written instructions of transfer and issue share certificates in respect of New Ordinary Shares held in certificated form.

It is currently anticipated that the New Ordinary Shares will be eligible to join CREST with effect immediately upon Admission to trading on the London Stock Exchange.

14.	Working Capital

The Directors are of the opinion that the O2 Group has sufficient working capital for its present requirements, that is for at least the next twelve months from the date of publication of this document.

15.	Consents

15.1	Cazenove and Co. Ltd has given and not withdrawn its written consent to the issue of this document and the references to its name in the form and context in which it is included.

15.2	Merrill Lynch International has given and not withdrawn its written consent to the issue of this document and the references to its name in the form and context in which it is included.

15.3
PricewaterhouseCoopers LLP has given and not withdrawn its written consent to the inclusion in this document of its Accountants’ Report on O2 and letter in connection with O2’s forecast for the year ending 31 March 2005 as set out in Part 4 and the references thereto, and to its name in the form and context in which they appear and has authorised the contents of the Accountants’ Report on O2 for the purposes of Regulation 6(1)(e) of the Financial Services and Markets Act 2000 (Official Listing of Securities) Regulations 2001 (as amended).

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PART 7: ADDITIONAL INFORMATION

16.	Miscellaneous

16.1	The total costs and expenses of, or incidental to, the Scheme, the Placing and the O2 Reduction of Capital are estimated to be approximately £18 million (inclusive of VAT).

16.2
The financial information set out in this document does not constitute statutory accounts within the meaning of section 240(5) of the Companies Act. Statutory accounts for mmO2 for each of the three years ended 31 March 2002, 2003 and 2004 have been delivered to the Registrar of Companies in England and Wales. The auditors of mmO2 have made reports under section 235 of the Companies Act in respect of these statutory accounts and each such report was an unqualified report and did not contain a statement under section 237(2) or (3) of the Companies Act.

17.	Documents available for inspection

Copies of the following documents may be inspected at the offices of Shearman & Sterling (London) LLP, Broadgate West, 9 Appold Street, London EC2A 2AP, during usual business hours on any weekday (excluding Saturdays, Sunday and public holidays), until the Scheme is completed or lapses and will also be available for inspection at the Court Meeting and the EGM:

(a)	the memorandum and articles of association of mmO2 in their current form;

(b)	the memorandum and articles of association of O2;

(c)	the audited consolidated accounts of mmO2 for the financial periods ended 31 March 2004, 31 March 2003 and 31 March 2002;

(d)	the interim accounts of mmO2 for the 6 months ended 30 September 2004;

(e)	the report of PricewaterhouseCoopers LLP set out in section 1 of Part 2;

(f)	the letters in connection with the forecast for the financial year ending 31 March 2005.

(g)	copies of the Directors’ service contracts and letters of appointment referred to in paragraph 6 of this Part 7;

(h)	the rules of the Employee Share Plans together with proposed amendments relating to their operation in relation to New Ordinary Shares after the Scheme becomes effective;

(i)	the written consents of Cazenove & Co. Ltd, Merrill Lynch International and PricewaterhouseCoopers LLP referred to in paragraph 15 of this Part 7;

(j)	the material contracts referred to in paragraph 12 of this Part 7;

(k)	the Circular; and

(l)	this document.

12 January 2005

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DEFINITIONS

The following definitions shall apply to other words and phrases used in this document except where the context requires otherwise:

“Accountants’ Report”	the report prepared by PricewaterhouseCoopers LLP in relation to the Company;

“Admission”	admission of the New Ordinary Shares to (i) the Official List and (ii) trading on the London Stock Exchange’s markets for listed securities becoming effective in accordance with, respectively, the Listing Rules and the Admission and Disclosure Standards;

“Admission and Disclosure Standards”
the requirements contained in the publication “Admission and Disclosure Standards” containing, among other things, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s market for listed securities;

“ADS Depositary”	JPMorgan Chase Bank, N.A., formerly known as Morgan Guaranty Trust Company of New York, and any successor thereto in its capacity as the mmO2 ADS Depositary under the mmO2 ADS Deposit Agreement;

“ADS Letter of Transmittal”	the form accompanying the circular which enables holders of mmO2 ADSs to elect for the New Ordinary Shares and provides instructions for the election for the Cash Alternative;

“ARPU”	Average Revenue Per User;

“ATOP”	the Depository Trust Company’s automated tender offer programme;

“Board” or “Directors” or “O2 Directors”	the directors of O2, whose names are set out on page 6 of this document;

“Business Day”	a day (excluding Saturday or Sunday or public holidays in England and Wales) on which banks generally are open for business in the City of London for the transaction of normal banking business;

“Cash Alternative”	the alternative whereby mmO2 Shareholders may elect to receive cash in lieu of the New Ordinary Shares to which they would otherwise be entitled under the Scheme;

“Cazenove”	Cazenove & Co. Ltd;

“certificated” or “in certificated form”	recorded on the relevant register as being held in certificated form and title to which may be transferred by means of a stock transfer form;

“Circular”	the circular sent to mmO2 Shareholders dated 12 January 2005 which contains details of the Proposals;

“Combined Code”	the Combined Code on Corporate Governance annexed to the Listing Rules of the Financial Services Authority;

“Companies Act”	the Companies Act 1985, as amended;

“Court”	the High Court of Justice in England and Wales;

“Court Hearing”	the hearing of (i) the petition to sanction the Scheme or (ii) the hearing of the petition to confirm the O2 Reduction of Capital as the context requires;

“Court Meeting”	the meeting of mmO2 Shareholders convened by order of the Court for 14 February 2005 and any adjournment of that meeting;

“CREST”	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by CRESTCo in accordance with the Regulations;

“CRESTCo”	CRESTCo Limited, the operator of CREST;

“CREST Shareholders”	Shareholders holding in uncertificated form in CREST;

“Daily Official List”	the Stock Exchange Daily Official List published by the London Stock Exchange;

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DEFINITIONS

“EBITDA”
earnings before interest, tax, depreciation, amortisation and exceptional items, excluding the share of operating profits and losses of the Group’s joint ventures and associates. EBITDA is not a measure of financial performance under UK or US GAAP and may not be comparable to similarly titled measures of other companies, because EBITDA is not uniformly defined. EBITDA should not be considered by investors as an alternative to Group operating profit or profit on ordinary activities before taxation as an indication of operating performance, or as an alternative to cash flow from operating activities as an indication of cash flows. EBITDA is one of the key financial measures used by the Group for evaluating financial performance;

“EGM”	the Extraordinary General Meeting of mmO2, notice of which is set out in Part 10 of the Circular, and any adjournment of that meeting;

“Employee Share Plans”	the Sharesave Plans, the Executive Share Portfolio, the Share Ownership Plans and the Legacy Option Plan;

“EURIBOR”	Euro Interbank Offered Rate;

“Exchange Act”	the US Securities and Exchange Act of 1934;

“Executive Share Portfolio”
the mmO2 Executive Share Portfolio comprising the mmO2 Deferred Equity Incentive Plan, the mmO2 Performance Share Plan, the mmO2 Restricted Share Plan and the mmO2 Share Option Plan (following the Scheme becoming effective, to be renamed the O2 Executive Share Portfolio comprising the O2 Deferred Equity Incentive Plan, the O2 Performance Share Plan, the O2 Restricted Share Plan and the O2 Share Option Plan);

“Final Court Order”	the Order of the Court confirming the proposed reduction of capital of mmO2 under section 137 of the Companies Act;

“Form of Election”	the form accompanying the Circular which enables certificated Shareholders to elect either the New Ordinary Shares or the Cash Alternative;

“Form of Proxy”	the PINK Form of Proxy for use at the Court Meeting or the BLUE Form of Proxy for use at the EGM and “Forms of Proxy” shall mean both of them;

“GPRS”	General Packet Radio Service. A technology, sometimes referred to as 2.5G, that allows customers to remain connected to the network between calls for the receipt and transmission of data;

“Group”	mmO2 and its subsidiary undertakings, before the Scheme Effective Date;

“GSM”	the Global System for Mobile communications defined as a pan-European standard for digital telephone networks to support roaming; it is now the world’s main digital mobile standard;

“holder”	a registered holder and includes any person(s) entitled by transmission and, in the case of mmO2 ADSs, a holder of record or a person for whose account the mmO2 ADSs are held;

“Initial Court Order”	the Order of the Court sanctioning the Scheme under section 425 of the Companies Act;

“ISA”	an individual savings account;

“Legacy Option Plan”	the mmO2 Legacy Option Plan (following the Scheme becoming effective, to be renamed the O2 Legacy Option Plan);

“LIBOR”	London Interbank Offered Rate;

“Listing Rules”	the rules and regulations made by the UK Listing Authority pursuant to section 74 of the Financial Services and Markets Act 2000 as amended from time to time;

“London Stock Exchange”	London Stock Exchange plc or any recognised investment exchange for the purposes of the Financial Services and Markets Act 2000 which may take over the function of London Stock Exchange plc;

“Merrill Lynch”	Merrill Lynch International;

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DEFINITIONS

“mmO2”	mmO2 plc incorporated and registered in England and Wales under the Companies Act with registered number 4190833;

“mmO2 ADR”	an American depositary receipt evidencing title to one or more mmO2 ADSs;

“mmO2 ADS”	an ADS, each representing 10 Ordinary Shares, issued by the ADS Depositary in accordance with the mmO2 ADS Deposit Agreement;

“mmO2 ADS Deposit Agreement”	the depositary agreement dated 8 November 2001 among mmO2, the ADS Depositary and holders from time to time of mmO2 ADSs issued under it;

“mmO2 Shareholder”	a holder of Ordinary Shares;

“New Ordinary Shares”	the ordinary shares of 80 pence each in O2 allotted and issued pursuant to the Scheme and the Placing;

“NYSE”	the New York Stock Exchange;

“O2” or “the Company”	O2 plc, the parent company of the O2 Group following the Scheme becoming effective. Where the context so requires, “O2” may also be a reference to the Group’s brand;

“O2 Articles”	the articles of association of O2;

“O2 Group”	O2 and its subsidiary undertakings on and after the Scheme Effective Date;

“O2 Holdings Limited”	O2 Limited, formerly BT Wireless Limited, formerly Cellnet Group Limited, a company incorporated in England and Wales with registered number 2604354;

“O2 Reduction of Capital”	the proposed reduction of capital of O2 under section 135 of the Companies Act described in Part 6 of this document;

“O2 Shareholder”	a holder of New Ordinary Shares;

“Official List”	the Official List of the UK Listing Authority;

“Ordinary Shares”	ordinary shares with a nominal value of 0.1 pence each in mmO2;

“Overseas Shareholders”	Shareholders resident in, or citizens of, jurisdictions outside the UK;

“PEP”	a personal equity plan;

“Placing”	a placing of New Ordinary Shares on behalf of O2 as described in paragraph 1.1 of Part 6 of this document;

“Placing Agreement”	the sponsors’ and placing agreement entered into between mmO2, O2, Cazenove & Co. Ltd and Merrill Lynch International dated 12 January 2005;

“Placing Amount”	an amount per Ordinary Share paid to Shareholders whose elections to receive cash under the Cash Alternative have been accepted, which amount shall be equal to the price per share at which New Ordinary Shares have been placed pursuant to the Placing Agreement or, if greater, 100 pence per Ordinary Share;

“PricewaterhouseCoopers”	the predecessor firm of PricewaterhouseCoopers LLP;

“PricewaterhouseCoopers LLP”	PricewaterhouseCoopers LLP of 1 Embankment Place, London WC2N 6RH;

“Proposals”	the proposals to enable the O2 Group to make distributions to Shareholders to be achieved via the Scheme and the O2 Reduction of Capital;

“Registrars”	Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA;

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

“RIPs”	the Depository Trust Company’s reorganisation inquiry for participants’ services;

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DEFINITIONS

“Scheme” or “Scheme of Arrangement”
the scheme of arrangement under section 425 of the Companies Act between mmO2 and holders of Ordinary Shares including any modification, addition or condition approved or imposed by the Court, a summary of which is set out in Part 6 of this document and full details of which are set out in the Circular;

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“Scheme Record Time”	5.00 p.m. on the business day immediately preceding the Scheme Effective Date;

“SEC”	the US Securities and Exchange Commission;

“Securities Act”	the US Securities Act of 1933, as amended;

“Shareholder” or“ O2 Shareholder”	a holder of New Ordinary Shares;

“Share Ownership Plans”
the mmO2 Share Ownership Plan (a share incentive plan approved by the UK Inland Revenue) and the mmO2 Success Sharing Share Scheme (also known as “S4”) (a profit sharing scheme approved by the Irish Revenue Commissioners) (following the Scheme becoming effective, to be renamed the O2 Share Ownership Plan and the O2 Success Sharing Share Scheme);

“Sharesave Plans”
the mmO2 Sharesave Plan (a sharesave scheme approved by the UK Inland Revenue), the O2 Sharesave Sub Plan for Irish Employees (a sharesave scheme approved by the Irish Revenue Commissioners) and the mmO2 International Sharesave Plan (following the Scheme becoming effective, to be renamed the O2 Sharesave Plan, the O2 Sharesave Sub Plan for Irish Employees and the O2 International Sharesave Plan);

“TETRA”	Terrestrial Trusted Radio. Radio technology used for networks that require a high level of security and availability;

“UMTS”	Universal Mobile Telecommunications System. An international standard of third generation, or 3G mobile telecommunications;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“UK GAAP”	generally accepted accounting principles as used in the UK;

“UK Listing Authority”
the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of the Financial Services and Markets Act 2000;

“uncertificated” or “in uncertificated form”	when used in relation to shares, recorded on the relevant register as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST;

“US mmO2 Shareholders”	persons resident in the US who hold mmO2 ADSs or Ordinary Shares directly or for whose account mmO2 ADSs or Ordinary Shares are held by any broker, dealer or bank (or nominee for any of these);

“US Resident Shareholder”	any Shareholder whose New Ordinary Shares are registered in the name of:

(i)	any person with a registered address in the US; or

(ii)	any broker, dealer or bank (or nominee for any of these) where such shares are held by such person for the account of any person resident in the US;

“US” or “United States”	the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“Voting Record Time”	in relation to the Court Meeting and the EGM, 6 p.m. on 12 February 2005 or, if either meeting is being adjourned, 48 hours before the time fixed for the adjourned meeting.